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OBJET LTD. (FORMERLY OBJET GEOMETRIES LTD.) CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on March 22, 2012.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OBJET LTD.
 (Exact Name of Registrant as Specified in its Charter)

State of Israel (State or other jurisdiction of incorporation or organization)	3577 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

Objet Ltd.
2 Holtzman Street
Science Park, P.O. Box 2496
Rehovot 76124, Israel
+972-8-931-4314
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Frank Marangell
Objet Inc.
5 Fortune Drive
Billerica, Massachusetts 01821
(877) 489-9449
(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:
Timothy Moore, Esq. Marc Recht, Esq. Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130 Tel: (650) 843-5000	J. David Chertok, Adv. David S. Glatt, Adv. Jonathan M. Nathan, Adv. Meitar Liquornik Geva & Leshem Brandwein 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: +972-3-610-3100	Alan F. Denenberg, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 Tel: (650) 752-2000	Barry Levenfeld, Adv. Yigal Arnon & Co. 22 Rivlin Street Jerusalem 94240, Israel Tel: +972-2-623-9220

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE(1)

Title of each class of securities to be registered	Proposed maximum aggregate offering price(2)	Amount of registration fee

Class A ordinary shares, par value NIS 0.01 per share	$75,000,000	$8,595.00

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act.

(2)
Includes Class A ordinary shares that the underwriters may purchase to cover over-allotments, if any.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 22, 2012

Class A ordinary shares

We are offering                           of our Class A ordinary shares. This is our initial public offering, and no public market currently exists for our Class A ordinary shares. We have applied to have our Class A ordinary shares listed on the NASDAQ Global Market under the symbol "OBJT." We anticipate that the initial public offering price for our Class A ordinary shares will be between $             and $             per share.

Following this offering, we will have two classes of authorized ordinary shares, Class A ordinary shares and Class B ordinary shares. The rights of the holders of Class A ordinary shares and Class B ordinary shares will be identical, except with respect to voting and conversion. Each Class A ordinary share will be entitled to one vote. Each Class B ordinary share will be entitled to five votes and will be convertible at any time into one Class A ordinary share upon the election of the holder thereof. Each Class B ordinary share will furthermore automatically convert into one Class A ordinary share upon transfer (with certain limited exceptions) or when the Class B ordinary shares represent less than 15% of the combined number of Class A and Class B ordinary shares.

Investing in our Class A ordinary shares involves a high degree of risk. See "Risk factors" beginning on page 11 for a discussion of information that should be considered in connection with an investment in our Class A ordinary shares.

	Per share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

Neither the U.S. Securities and Exchange Commission, nor any state or other foreign regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters a 30-day option to purchase up to an additional                           Class A ordinary shares to cover over-allotments, if any, at the initial public offering price per share, less underwriting discounts and commissions.

The underwriters expect to deliver the Class A ordinary shares against payment in New York, New York on or about                                        , 2012.

J.P. Morgan	Goldman, Sachs & Co.
Needham & Company

The date of this prospectus is                                        , 2012

Our easy-to-use high-resolution 3D printers create models that simulate the final product.

Model printed on Objet 3D Printer
Model printed on Objet 3D Printer
Model printed on Objet 3D Printer

Car and "robot" models painted after being printed by Objet 3D printers. Car courtesy of DaCar.

Objet's 3D Printing Solutions provide an effective means for visualizing, communicating and verifying design ideas. Once printed, these parts and models are used to aid the decision-making process for manufacturers, designers, focus groups and sales and marketing professionals in industries ranging from defense and aerospace to consumer goods and electronics, dentistry, medical and medical devices, automotive, architecture, toys, footwear and more.

Model printed on Objet 3D Printer

Model printed on Objet 3D Printer
Model printed on Objet 3D Printer

Models painted after being printed by Objet 3D printers. Courtesy of adidas.

Model printed on Objet 3D Printer

Drill model painted after being printed by Objet 3D printer. Courtesy of Aimsak.

OBJET
Model printed on Objet 3D Printer

We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. In addition, we are not offering, and the underwriters are not offering, to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus.

Neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required other than the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our Class A ordinary shares and the distribution of this prospectus outside of the United States.

This prospectus includes statistical data, market data and other industry data and forecasts, which we obtained from market research, publicly available information and independent industry publications and reports that we believe to be reliable sources.

Through and including                           , 2012 (the 25th day after the date of this prospectus), federal securities laws may require all dealers that effect transactions in these securities, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

i

Prospectus summary

This summary highlights selected information contained elsewhere in this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our Class A ordinary shares. You should read this summary together with the more detailed information appearing in this prospectus, including "Risk factors," "Selected consolidated financial data," "Management's discussion and analysis of financial condition and results of operations," "Business" and our consolidated financial statements and the related notes included at the end of this prospectus, before making an investment in our Class A ordinary shares. Unless the context otherwise requires, all references to "Objet," "we," "us," "our," the "company" and similar designations refer to Objet Ltd. and its wholly-owned subsidiaries: Objet Inc., a Delaware corporation, Objet GMBH, a German limited liability company, Objet AP Limited, a Hong Kong limited company, and Objet Shanghai Ltd., a Chinese company. The term "NIS" refers to New Israeli Shekels, the lawful currency of the State of Israel, the terms "dollar," "US$" or "$" refer to U.S. dollars, the lawful currency of the United States, and the terms "Euros" or "€" refer to Euros, the lawful currency of the European Union. Unless otherwise indicated, U.S. dollar translations of NIS amounts presented in this prospectus are translated using the rate of NIS 3.82 to US$1.00, the exchange rate reported by the Bank of Israel on December 30, 2011 (as December 31, 2011 was not a business day in Israel). Unless otherwise indicated, U.S. dollar translations of Euro amounts presented in this prospectus are translated using the rate of €0.77 to US$1.00, the exchange rate reported at www.xe.com on December 31, 2011.

Our business

Objet is a global provider of three-dimensional, or 3D, printing solutions, offering a broad range of 3D printing systems, resin consumables and services. Our printers use our proprietary inkjet-based technology, resin consumables and integrated software to create 3D models directly from computer data such as 3D computer-aided design, or CAD, files. Our printers build 3D objects by depositing multiple layers of resin one on top of another. We enhance the ability of designers, engineers and manufacturers to visualize, verify and communicate product designs, thereby improving the design process and reducing time-to-market. Our easy-to-use, high-speed 3D printers create high-resolution, smooth surface finish models that have the look, feel and functionality of the final designed product. We offer the only 3D printing systems that deposit two materials simultaneously, enabling the printing of models with a broad range of physical attributes. As of December 31, 2011, we had sold 3,378 3D printing systems, of which 569 and 929 were sold in 2010 and 2011, respectively. Our installed base of 3D printers provides the basis for recurring revenues from the sale of resin consumables and services.

3D printing is transforming prototype development and customized manufacturing processes, and is displacing traditional methodologies such as metal extrusion, computer-controlled machining and manual modeling techniques. 3D printing significantly improves the design process, reduces the time required for product development and facilitates creativity, while keeping the entire design process in-house. According to the 2010 report of Wohlers Associates, Inc., or the Wohlers Report, the 3D printer market grew at a 20% compound annual growth rate, or CAGR, from 2004 to 2009. We expect that the adoption of 3D printing will continue to increase over the next several years as a result of the proliferation of 3D content and authoring tools (3D CAD and other simplified 3D authoring tools) as well as increased availability of 3D scanners.

We are pioneers in 3D inkjet printing technology, which we believe is differentiated from competing technologies primarily in its ability to be scaled and to deliver high-resolution and multi-material printing. We combine our proprietary hardware platform, integrated software and resin consumables with widely-deployed inkjet printer heads to develop leading 3D printing systems. Our products are used in a broad array of applications, including concept and functional modeling, focus groups and sales presentations, ergonomic studies, prototype production, short-run tooling and customized small series manufacturing. Our 3D printing systems are deployed at over 2,800 companies in a wide range of industries. Our systems are used by a number of Fortune 100 companies. We provide products and services to our global customer base through our offices in Israel, the United States, Germany, Japan, China and Hong Kong, as well as through our worldwide network of over 85 distributors and sales agents.

Headquartered in Israel, we were founded in 1998 and sold our first 3D printing systems in 2002. Our revenues and net income were $121.1 million and $14.7 million, respectively, in 2011, marking our seventh consecutive profitable year and reflecting growth of 37.8% and 41.8% over the corresponding amounts for 2010.

Industry overview

3D printing addresses the inherent limitations of traditional modeling technologies through its combination of functionality, quality, ease-of-use, speed and cost. 3D printing can be significantly more efficient and effective than traditional model-making techniques for use across the design process, from concept modeling and design review and validation to fit and function prototyping, pattern making and tooling. An indicator of the total addressable market is the number of licensed 3D design software seats, such as 3D CAD seats, although multiple CAD seat licenses will often utilize only one printing system. According to "The Worldwide CAD Market Report 2010," or the CAD Report, by Jon Peddie Research, there was an installed base of over five million 3D CAD seats at the end of 2009. With only 26,797 3D printing systems installed worldwide at the end of 2009, according to the Wohlers Report, we believe that the 3D printing industry is significantly under-penetrated and has considerable room for growth. Additionally, users are increasingly upgrading their CAD software from 2D to 3D, as illustrated by the increasing share of 3D CAD installed seats from 30% in 2007 to 41% of the 14 million total CAD installed seats at the end of 2009, according to the CAD Report. While the number of 3D CAD seats is an indicator of the total addressable market, the growth of 3D printing extends beyond the number of 3D CAD users, as users can print 3D content files without the need for specialized 3D CAD design software.

We believe that increased market adoption in 3D printing will be facilitated by continued improvements in 3D printing technology, including:

•
Print quality:    Further advancements in resolution, accuracy and surface quality, improved material properties and increased availability of color and transparent print materials.

•
Affordability:    Entry-level systems at lower price points with high quality printing capabilities, albeit with smaller tray sizes and cartridge capacities as well as lower duty cycles.

•
Systems and software improvements:    Improvements in ease of use, plug and play-type installation, support material improvement and higher print speed.

There are a number of available 3D printing technologies. The technologies differ on the basis of accuracy, surface quality, variety and properties of resin consumables, capacity, speed, color variety, transparency, the ability to print multiple materials and others. According to Wohlers Associates, inkjet-based technology has several characteristics that offer competitive benefits, including flexible rubber and plastic-like materials, multi-material printing, composite materials, transparency and accuracy.

Our solution

Our 3D printing solution uses our proprietary PolyJet inkjet-based technology, resin consumables and integrated software to create 3D models directly from computer data such as 3D CAD files. Our printers build 3D objects by depositing multiple layers of resin one on top of another. We are the only providers of 3D printers that allow the simultaneous jetting of two materials, enabling our end-users to print models with a variety of model features, such as objects with both rigid and flexible parts in a single build.

We offer our customers a broad range of 3D printer systems, including our advanced Connex family, our mid-range Eden family and our lower capacity, entry-level Desktop family. While all of our products offer our customers high-quality printing capabilities with high resolution and accuracy, our customers typically base their selection of a particular Objet system primarily on tray size, cartridge capacity, duty cycle, print speed, features and price. We offer a wide variety of office-friendly resin consumables, including rigid and flexible (rubber-like) materials and bio-compatible materials for medical and dental applications.

Our solutions allow our end-users to print 3D models which enhance their ability to visualize, verify and communicate product designs, thereby improving the design process and reducing time-to-market. Our systems create visual aids for concept modeling and functional prototypes to test fit, form and function, permitting rapid evaluation of product designs. In addition to contributing to the design process, our systems may also be used as part of the manufacturing process for smaller-volume manufacturing of customized products.

Our competitive strengths

We believe that the following are our key competitive strengths:

•
Proprietary inkjet-based technology platform.    We believe our 3D inkjet printing technology, which benefits from ongoing industry advancements in 2D inkjet head technology, is differentiated from competing technologies primarily in its ability to scale and deliver high-resolution and multi-material printing. This technology also allows us to offer a spectrum of 3D printers of varying features, capacities and price points, and to migrate the advanced features of our high-end products to our entry-level products with greater efficiency.

•
Differentiated product offering with superior model quality.    Our 3D printing systems are differentiated through a combination of superior printing qualities, print speed, variety of materials, the ability to print multiple materials simultaneously and suitability for office environments.

•
Multidisciplinary technological expertise.    Our 3D printing solutions integrate innovations in a wide range of scientific disciplines, such as physics, chemistry and mechanical and electrical engineering, as well as software development. We believe we have a strong base of technology know-how, backed by our patent portfolio of 63 granted patents and 67 pending patent applications (as of March 1, 2012), encompassing granted patents in the United States, China, France, Germany, Italy, the UK, Spain, Austria, Belgium, Switzerland, Ireland and Hong Kong, and pending patent applications in the United States, China, the European Union, Hong Kong and Japan, along with a U.S. provisional patent application and international applications pursuant to the Patent Cooperation Treaty.

•
Large and growing installed base.    Our differentiated offering has led to a large and growing installed base. We derive recurring revenues through sales of proprietary resin consumables and services to this installed base.

•
Diverse, global blue chip customer base.    Our end-users include over 2,800 companies across a wide range of industries and applications.

Our strategy

The key elements of our strategy for growth include the following:

•
Expanding customer base and further penetrating existing customers.    We intend to increase the market awareness of our company by adding distribution channels and increasing our marketing efforts in order to drive sales to new customers. We also expect to generate additional revenues from sales to existing customers as they experience the benefits of our products and further adopt 3D printing.

•
Driving further market adoption through lower capacity entry-level systems.    We expect to broaden our installed base through increased adoption of our Desktop family of lower capacity entry-level systems, which we introduced in 2009 and which are offered at lower price points.

•
Broadening our printing systems' capabilities through the development of new materials.    We believe that by developing new materials for our 3D printing systems, we will be able to increase both the size of, and our market share in, the 3D printing market.

•
Maintaining and extending our technology lead.    We will seek to extend our technology capabilities by continuing to invest in our R&D efforts, which focus on enhancing our inkjet-based technologies that underlie all of our printing systems and developing resin consumables that offer an even broader array of physical and aesthetic properties, thereby broadening user applications.

Risk factors

Our business is subject to a number of risks that you should understand before deciding to invest in our Class A ordinary shares, including those discussed under "Risk factors."

Our corporate information

We were incorporated under the laws of the State of Israel in March 1998. Our principal executive offices are located at 2 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 76124,

Israel, and our telephone number is +972-8-931-4314. We have offices in Israel, the United States, Germany, Japan, China and Hong Kong. Our website is www.objet.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely as an inactive textual reference.

Unless the context otherwise indicates or requires, "Objet," "FullCure," "PolyJet," "PolyJet Matrix," "Digital Materials," "Connex," "Eden," "Vero" and all product names and trade names used by us in this prospectus are our trademarks and service marks, which may be registered in certain jurisdictions. Although we have omitted the "®" and "TM" trademark designations for such marks in this prospectus, all rights to such trademarks and service marks are nevertheless reserved. Furthermore, the "Objet" design logo is our property. This prospectus contains additional trade names, trademarks and service marks of other companies. We do not intend our use or display of other companies' tradenames, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

The offering

Issuer	Objet Ltd.
Class A ordinary shares we are offering	Class A ordinary shares
Class A ordinary shares to be outstanding immediately after this offering	Class A ordinary shares
Class B ordinary shares to be outstanding immediately after this offering	Class B ordinary shares
Total number of ordinary shares (Class A and Class B) to be outstanding after this offering	ordinary shares
Voting rights
Following this offering, we will have two classes of authorized ordinary shares: Class A ordinary shares and Class B ordinary shares. The rights of the holders of Class A and Class B ordinary shares are identical, except with respect to voting and conversion. The holders of Class B ordinary shares are entitled to five (5) votes per share, and the holders of Class A ordinary shares are entitled to one (1) vote per share, on all matters that are subject to a shareholder vote. Each Class B ordinary share may be converted into one (1) Class A ordinary share at any time at the election of the holder thereof, and will be automatically converted into one (1) Class A ordinary share upon the earlier of (i) the date on which the outstanding Class B ordinary shares represent less than 15% of the combined number of Class A and Class B ordinary shares and (ii) transfer thereof (except for certain excluded distributions). The Class A ordinary shares are not convertible. See "Description of share capital."
Offering price	We expect that the initial public offering price for the Class A ordinary shares being sold in this offering will be between $ and $ per share.
Over-allotment option
We have granted the underwriters a 30-day option to purchase up to an additional Class A ordinary shares from us to cover over-allotments, if any, at the initial public offering price per share, less underwriting discounts and commissions.

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $ million, based on an assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses.

We expect to use the net proceeds from this offering to meet our anticipated increased working capital requirements resulting from the expected growth in our business. We may also use a portion of the net proceeds for the potential acquisition of, or investment in, technologies, products or companies that complement our business, although we have no understandings, commitments or agreements to consummate any such acquisition or investment.
Risk factors
Investing in our Class A ordinary shares involves a high degree of risk and purchasers of our Class A ordinary shares may lose part or all of their investment. See "Risk factors" for a discussion of factors you should carefully consider before deciding to invest in our Class A ordinary shares.
Proposed NASDAQ Global Market symbol	We have applied to have our Class A ordinary shares listed on the NASDAQ Global Market under the symbol "OBJT."

Unless otherwise stated, the number of Class A and Class B ordinary shares to be outstanding after this offering is based on the offering of                  Class A ordinary shares in this offering, and                  Class B ordinary shares that will be outstanding prior to the consummation of this offering. Such Class B ordinary shares will be issued upon the reclassification of an equivalent aggregate number of our outstanding preferred shares and ordinary shares immediately prior to the consummation of this offering and following a         -for-        reverse stock split of our outstanding shares that we will effect prior to the effectiveness of the registration statement of which this prospectus forms a part.

Unless otherwise indicated, all information in this prospectus:

•
assumes an initial public offering price of $                  per Class A ordinary share, the midpoint of the range on the cover of this prospectus;

•
assumes no exercise by the underwriters of their option to purchase up to an additional                  Class A ordinary shares from us;

•
excludes 27,185,664 Class B ordinary shares that we have reserved for issuance upon the exercise of outstanding options under our Amended and Restated 2004 Omnibus Stock Option and Restricted Stock Incentive Plan as of March 1, 2012, of which 19,831,820 Class B ordinary shares underlie options that are, or will become, exercisable upon the consummation of this offering at a weighted average exercise price of $0.433 per Class B ordinary share;

•
excludes 7,500,000 Class A ordinary shares authorized and reserved for issuance under our 2011 Omnibus Stock Option and Restricted Stock Incentive Plan;

•
gives effect to a         -for-         reverse split of our outstanding ordinary shares prior to the effectiveness of the registration statement of which this prospectus forms a part; and

•
gives effect to the adoption of our amended and restated articles of association, which we will adopt prior to the completion of this offering.

Summary consolidated financial data

The following table is a summary of our historical consolidated financial data, which is derived from our consolidated financial statements, which have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP. The summary consolidated financial statement data for the years ended December 31, 2009, 2010 and 2011, and as of December 31, 2011, is derived from our audited consolidated financial statements included elsewhere in this prospectus.

You should read this summary financial data in conjunction with, and it is qualified in its entirety by, reference to our historical financial information and other information provided in this prospectus including, "Selected consolidated financial data," "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and related notes. The historical results set forth below are not necessarily indicative of the results to be expected in future periods.

	Year ended December 31,
(in thousands, except per share data)	2009	2010	2011

Consolidated statements of operations data:
Revenues
Products	$56,993	$76,556	$105,759
Services	10,537	11,322	15,337

Total revenues	67,530	87,878	121,096
Cost of revenues
Cost of products	19,835	23,734	34,008
Cost of services	9,286	10,039	12,946

Gross profit	38,409	54,105	74,142
Operating expenses
Research and development	9,297	11,980	14,569
Sales and marketing	12,791	19,979	28,366
General and administrative	7,988	10,009	13,696

Operating profit	8,333	12,137	17,511
Finance income (expense), net	232	(365)	(1,228)

Income before income taxes	8,565	11,772	16,283
Tax on income (tax benefit)	960	1,411	1,589

Net income	$7,605	$10,361	14,694

Earnings per share attributable to ordinary shareholders:
Basic and diluted(1)	$0.00	$0.00	$0.07

Weighted average number of ordinary shares:
Basic and diluted	3,237	3,237	3,237

Pro forma net income per Class B ordinary share(2) (unaudited):
Basic and diluted		$0.00	$0.55

Pro forma weighted average number of ordinary shares(2) (unaudited):
Basic and diluted			26,846

(1)
Our convertible preferred shares, which represent the majority of the voting power in our company, are entitled to a dividend preference in the amount of their original purchase price. Accordingly, that amount is allocated to the participation of preferred shares in the earnings of each year. As a result of the deemed participation of the preferred shares in our earnings, earnings per share attributable to ordinary shareholders in each of 2009 and 2010 were $0.00. As of the conclusion of 2011, our retained earnings exceeded the preferred shares' liquidation preference, and, accordingly, a portion of our earnings for such year was attributed to our ordinary shares. See Notes 1d, 1x and 8 to the notes to our consolidated financial statements, included elsewhere in this prospectus, for additional information.

(2)
The pro forma net income per Class B ordinary share, basic and diluted, gives effect to the conversion of all of our issued and outstanding preferred shares into ordinary shares and their reclassification as Class B ordinary shares immediately prior to the consummation of this offering.

	As of December 31, 2011
(in thousands)	Actual	Pro forma(1)	Pro forma as adjusted(2)

Consolidated balance sheets data:
Cash and cash equivalents	$42,954	$42,954	$
Total assets	124,538	124,538
Current liabilities	34,239	34,239
Long-term liabilities	4,436	4,436
Convertible preferred shares(3)	38,231	—
Total shareholders' equity(3)	47,632	85,863

(1)
The "pro forma" data gives effect to the conversion of all of our issued and outstanding preferred shares into ordinary shares and their reclassification as Class B ordinary shares immediately prior to the consummation of this offering and sets forth the total shareholder' equity resulting from elimination of this temporary equity. See Notes 1d, 1x and 8 to the notes to our consolidated financial statements, included elsewhere in this prospectus for additional information.

(2)
The "pro forma as adjusted" data gives further effect to the sale of                           Class A ordinary shares in this offering at an assumed initial public offering price of $             per share, the midpoint of the price range on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses. A $1.00 increase (decrease) in the assumed initial public offering price of $             would increase (decrease) each of cash and cash equivalents, total assets and total equity by $              million, assuming that the number of Class A ordinary shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses.

(3)
Our convertible preferred shares, which represent the majority of the voting power in our company, are entitled to a dividend preference in the amount of their original purchase price. Accordingly, the preferred shares are presented as temporary equity at the mezzanine level of the balance sheet.

Risk factors

Investing in our Class A ordinary shares involves a high degree of risk. You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before purchasing our Class A ordinary shares. If any of the following risks actually occurs, our business, financial condition and results of operations could suffer. In that case, the trading price of our Class A ordinary shares would likely decline and you might lose all or part of your investment. The risks below are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial may also adversely affect us.

Risks relating to our business and industry

If the market does not grow as we expect, our revenues may stagnate or decline.

The marketplace for prototype development, which is our primary market, is dominated by conventional methods that do not involve 3D printing technology. If the market does not broadly accept 3D printing as an alternative for prototype development, or if it adopts 3D printing based on a technology other than inkjet technology, we may not be able to increase or sustain the level of sales of our products and related materials and our results of operations would be adversely affected as a result.

We may not be able to introduce new 3D printers and resin consumables acceptable to the market or to improve the technology and resin consumables used in our current systems in response to changing technology and end-user needs.

We derive most of our revenues from the sale of 3D printers and related resin consumables (both modeling and support materials) for prototype development and customized manufacturing and general 3D printing applications. The 3D printing market is subject to innovation and technological change. A variety of technologies compete against one another for market share, which is, in part, driven by technological advances and end-user requirements and preferences, as well as the emergence of new standards and practices. Our ability to compete in the 3D printing market depends, in large part, on our success in enhancing and developing new 3D printers, our success in enhancing and adding to our PolyJet jetting technology and PolyJet Matrix technology, and our success in developing new resin consumables. We believe that to remain competitive we must continuously enhance and expand the functionality and features of our products and technologies. However, there is a risk that we may not be able to:

•
enhance our existing products and technologies;

•
continue to leverage advances in 2D inkjet head technologies;

•
develop new products and technologies that address the increasingly sophisticated and varied needs of prospective end-users, particularly with respect to the physical properties of resin consumables;

•
respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis;

•
develop products that are cost-effective or that otherwise gain market acceptance;

•
recruit and retain key employees; or

•
adequately protect our intellectual property as we develop new products and technologies.

If our product mix shifts too far into lower margin products, our profitability could be impaired.

Sales of our high-end 3D printers and our resin consumables yield a greater gross margin than our entry-level 3D printers. We started shipping entry-level 3D printers in 2009, and we anticipate that they will continue to grow as a percentage of the number of printers that we sell. If our product mix shifts too far into lower margin products and we are not able to sufficiently reduce the engineering and production costs associated with our entry-level 3D printers, our profitability could be impaired.

Our business model is predicated on building an end-user base that will generate a recurring stream of revenues through the sale of our resin consumables. If that recurring stream of revenues does not develop as expected, or if our business model changes as the industry evolves, our operating results may be adversely affected.

Our business model is dependent on our ability to maintain and increase sales of our proprietary resin consumables as they generate recurring revenues. Existing and future end-users of high-end 3D printers may not purchase resin consumables at the same rate at which end-users currently purchase those resin consumables, and as we expand our sales of entry-level 3D printers, end-users of entry-level printers may purchase a lower volume of resin consumables. If our current and future end-users purchase a lower volume of resin consumables, our recurring revenue stream would be reduced, and our operating results would be adversely affected.

Our revenues and operating results may fluctuate.

Our revenues and operating results may fluctuate from quarter-to-quarter and year-to-year and are likely to continue to vary due to a number of factors, many of which are not within our control. A significant portion of our orders are typically received during the last month of a quarter. Our printers typically are shipped shortly after orders are received. Thus, revenues and operating results for any future period are not predictable with any significant degree of certainty. We also typically experience weaker demand for our printers in the first and third quarters. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful. You should not rely on our past results as an indication of our future performance.

Fluctuations in our operating results and financial condition may occur due to a number of factors, including, but not limited to, those listed below and those identified throughout this "Risk factors" section:

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the degree of market acceptance of our products;

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the mix of products that we sell during any period;

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our long sales cycle;

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generally weaker demand for printers in the first and third quarters;

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development of competitive systems by others;

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our response to price competition;

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delays between our expenditures to develop and market new or enhanced systems and resin consumables and the generation of sales from those products;

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changes in the amount we spend to promote our products and services;

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the geographic distribution of our sales;

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changes in the cost of satisfying our warranty obligations and servicing our installed base of products;

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our level of research and development activities and their associated costs and rates of success;

•
general economic and industry conditions that affect end-user demand and end-user levels of product design and manufacturing, including the adverse effects of the current economic crisis affecting Europe;

•
changes in accounting rules and tax laws; and

•
changes in interest rates that affect returns on our cash balances and short-term investments.

Due to the foregoing factors, you should not rely on quarter-to-quarter or year-to-year comparisons of our operating results as an indicator of future performance.

The market in which we participate is competitive. Our failure to compete successfully could cause our revenues and demand for our products to decline.

We compete for end-users with a wide variety of producers of equipment that create models, prototypes, other 3D objects and end-use parts as well as producers of materials and services for this equipment. Our principal competition currently consists of other manufacturers of systems for prototype development and customized manufacturing processes, including Stratasys Inc. (and Hewlett-Packard Company, or HP, based on its agreement with Stratasys to distribute an HP-branded 3D printing system), 3D Systems Corporation, CMET, EOS Optronics GmbH, Z Corporation (which was acquired by 3D Systems Corporation), EnvisionTEC GmbH, Solid Model Ltd. (the successor to the business of Solido Ltd.) and Solidscape, Inc. (which was acquired by Stratasys). In addition, there is a risk that consolidation among companies in the 3D printing industry could accelerate, whether in the form of acquisitions by, or strategic partnerships or marketing partnerships with, companies that may have significantly greater resources than we have.

Some of our current and potential competitors have larger installed bases of users, longer operating histories and more extensive name recognition than we have. In addition, many of these competitors have significantly greater financial, marketing, manufacturing, distribution and other resources than we have. Current and future competitors may be able to respond more quickly to new or emerging technologies and changes in end-user demands and to devote greater resources to the development, promotion and sale of their products than we can. Our current and potential competitors may develop and market new technologies that render our existing or future products obsolete, unmarketable or less competitive. In addition, if these competitors develop products with similar or superior functionality to our products at prices comparable to or lower than ours, we may need to decrease the prices of our products in order to remain competitive. We cannot assure you that we will be able to maintain or enhance our current competitive position or continue to compete successfully against current and future sources of competition.

Declines in product prices may adversely affect our financial results.

Our business is subject to price competition. Such price competition may adversely affect our ability to maintain profitability, especially during periods of decreased demand. If we are not able to offset price reductions resulting from these pressures by improved operating efficiencies and reduced expenditures, those pricing reductions would adversely affect our operating results.

If other manufacturers were to successfully develop and market resin consumables for use in our 3D printers, our revenues and profits would likely be adversely affected.

Our proprietary resin consumables are specifically designed for use with our 3D printers. However, we may become subject to competition from chemical companies or other producers of resins and other materials who may develop materials that are compatible with our 3D printers in order to sell them to owners of our 3D printers in place of our proprietary materials. If our end-users were to purchase resin consumables from third parties, we could experience reduced sales of our resin consumables and could be forced to reduce prices for our proprietary consumable materials, either of which would impair our overall revenues and profitability.

If our relationships with suppliers, especially with single source suppliers of components, were to terminate or our manufacturing arrangements were to be disrupted, our business could be interrupted.

We purchase from third-party suppliers components and sub-assemblies for our 3D printers and raw materials that are used in our resin consumables.

While there are several potential suppliers of the components and sub-assemblies for our 3D printers and raw materials for our resin consumables, we currently choose to use only one or a limited number of suppliers for several of these components and materials, including the printer heads for our 3D printers, for which we rely exclusively on a sole supplier, Ricoh Printing Systems America, Inc., or Ricoh. Under the terms of our agreement with Ricoh, we purchase printer heads and associated electronic components, and receive a non-transferable, non-exclusive right to assemble, use and sell these purchased products under Ricoh's patent rights and trade secrets. See "Business—Manufacturing and Suppliers—Ricoh Agreement" for further discussion of this agreement.

Our reliance on a single or limited number of vendors involves a number of risks, including:

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potential shortages of some key components;

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product performance shortfalls, if traceable to particular product components, since the supplier of the faulty component cannot readily be replaced;

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potential insolvency of these vendors; and

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reduced control over delivery schedules, manufacturing capabilities, quality and costs.

We require any new supplier to become "qualified" pursuant to our internal procedures. The qualification process involves evaluations of varying durations, which may cause production delays if we were required to qualify a new supplier unexpectedly. We generally assemble our systems based on our internal forecasts and the availability of raw materials, assemblies, components and finished goods that are supplied to us by third parties, which are subject to various lead times. In addition, at any time, certain suppliers may decide to discontinue production of an assembly, component or raw material that we use. Any unanticipated change in the availability of our supplies, or unanticipated supply limitations, could cause delays in, or loss of, sales, increase production or related costs and consequently reduce margins, and damage our reputation. Due to the risk of a discontinuation of the supply of our printer heads and other key components of our products, we maintain excess inventory of printer heads and other components. However, if our forecasts exceed actual orders, we may hold large inventories of slow-moving or unusable parts or resin consumables, which could result in inventory write offs or write downs and have an adverse effect on our cash flow, profitability and results of operations.

Discontinuation of operations at our manufacturing sites could prevent us from timely filling customer orders.

All assembly and testing of our proprietary printing systems takes place at our Rehovot, Israel facility and all production of our resin consumables takes place at our Kiryat Gat, Israel facility. Because of our reliance on those production facilities, a disruption at either of those facilities could cripple our ability to supply our 3D printers or consumable materials to the marketplace in a timely manner, adversely affecting our ability to generate revenues and potentially damaging our reputation.

If we fail to expand our operations effectively, we may not be able to achieve our anticipated level of growth and our operating results could be adversely affected.

We have significantly expanded our operations in recent periods. For example, we have increased the number of our employees from 282 as of December 31, 2008, to 438 as of December 31, 2011. We anticipate that further expansion of our infrastructure and headcount will be required to achieve the planned expansion of our product offerings, our client base, improvements in our 3D printers and related resin consumables, and our continued international expansion. In particular, we must increase our marketing and professional services staff to support new marketing and service activities and to meet the needs of new and existing end-users. Our future success will depend in part upon the ability of our management to expand our infrastructure and independent network of distributors and sales agents, and to manage our growth effectively. If our management is unsuccessful in meeting these challenges, we may not be able to achieve our anticipated level of growth and our operating results could be adversely affected.

A loss of, or reduction in revenues from, a significant number of our independent sales agents or distributors would impair our ability to sell our products and services and could result in a reduction of our revenues and operating results.

The majority of our product sales are made through our network of independent sales agents and distributors. We rely heavily on these sales agents and distributors to sell our products to end-users in their respective geographic regions. These sales agents and distributors are not precluded from selling our competitors' products in addition to ours. In addition, they may not be effective in selling our products or servicing our end-users. Further, if a significant number of our sales agents and distributors were to terminate their relationship with us or otherwise fail or refuse to sell our products, we may not be able to find replacements that are as qualified or as successful in selling our products. If these independent sales agents and distributors do not perform as anticipated or if we are unable to find qualified and successful replacements, our sales will suffer, which would have a material adverse effect on our revenues and operating results. Additionally, a default by one or more independent distributors that have a significant receivables balance could have an adverse financial impact on us.

The long sales cycle for our products makes the timing of our revenues difficult to predict.

Generally, our 3D printers have a long sales cycle. Because our 3D printers are complex and our sales typically involve significant capital investments by prospective end-users, we, our distributors and agents generally need to invest a significant amount of time educating prospective end-users about the benefits of our products. As a result, before purchasing our products, potential end-users may spend a substantial amount of time performing internal assessments. This may cause us to devote significant effort in advance of a potential sale without any guarantee of receiving any related revenues. Delays in sales could cause significant variability in our revenues and operating results for any particular period.

Global economic, political and social conditions have adversely impacted our sales, and may continue to do so.

The uncertain direction and relative strength of the global economy, difficulties in the financial services sector and credit markets, continuing geopolitical uncertainties and other macroeconomic factors all affect spending behavior of potential end-users of our products. The prospects for economic growth in the United States and other countries remain uncertain, and may cause end-users to further delay or reduce technology purchases. In particular, a substantial portion of our sales are made to customers in countries in Europe, which is experiencing a significant economic crisis. These and other macroeconomic factors had an adverse impact on the sales of our products in late 2008, 2009 and, to a lesser degree, in 2010, leading to reduced sales of our 3D printers and, reduced revenues from sales in 2009 relative to 2008 and longer sales cycles. While we saw an improvement in revenues from sales of our systems in 2010 and 2011, there can be no assurance that such improvement is sustainable particularly if global economic conditions remain volatile for a prolonged period or if European economies experience further disruptions. The global financial crisis affecting the banking system and financial markets has resulted in a tightening of credit markets, lower levels of liquidity in many financial markets, and extreme volatility in fixed income, credit, currency and equity markets. These conditions may make it more difficult for our end-users to obtain financing.

We face risks that may arise from financial difficulties experienced by our end-users, suppliers and distributors which may be exacerbated by continued weakness in the global economy, including:

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end-users may be unable to obtain credit financing to finance purchases of our 3D printers and/or resin consumables;

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distributors and suppliers may be unable to obtain credit financing to finance purchases of our 3D printers and/or to acquire sub-assemblies or raw materials used to build components of our products and/or our resin consumables;

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end-users or distributors may face financial difficulties or may become insolvent, which could lead to our inability to obtain payment for our products;

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key suppliers of raw materials, finished products or components used in our products and resin consumables may face financial difficulties or may become insolvent, which could lead to disruption in the supply of systems, resin consumables or spare parts to our end-users; and

•
reduced end-user demand for our products and reduced manufacturing activity levels.

Our existing and planned international operations currently expose us and will continue to expose us to additional market and operational risks, and failure to manage these risks may adversely affect our business and operating results.

We have sales offices at our headquarters in Israel, as well as in the United States, Germany, Japan, China and Hong Kong, and our principal research and development and manufacturing facilities are located at our headquarters in Israel. While the United States currently constitutes the most significant market for our products and services, and our operations are managed from our Israeli headquarters, we nevertheless derived 54%, 52% and 52% of our revenues in the years ended December 31, 2009, 2010 and 2011, respectively, from sales of products and provision of services outside of the United States and Israel. We face significant operational risks from doing business internationally, including:

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fluctuations in foreign currency exchange rates;

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potentially longer sales and payment cycles;

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potentially greater difficulties in collecting accounts receivable;

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potentially adverse tax consequences;

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reduced protection of intellectual property rights in certain countries, particularly in Asia and South America;

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difficulties in staffing and managing foreign operations;

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laws and business practices favoring local competition;

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costs and difficulties of customizing products for foreign countries;

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compliance with a wide variety of complex foreign laws, treaties and regulations;

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tariffs, trade barriers and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets; and

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becoming subject to the laws, regulations and the court systems of many jurisdictions.

Our failure to manage the market and operational risks associated with our international operations effectively could limit the future growth of our business and adversely affect our operating results.

We may be subject to product liability claims, which could result in material expenses, diversion of management time and attention and damage to our reputation.

Products as complex as our 3D printers may contain undetected defects or errors when first introduced or as enhancements are released that, despite testing, are not discovered until after a product has been used. This could result in delayed market acceptance of our products, claims from distributors, end-users or others, increased end-user service and support costs and warranty claims, damage to our reputation and business, or significant costs to correct the defect or error. We may from time to time, become subject to warranty or product liability claims that could lead to significant expenses as we compensate affected end-users for costs incurred related to product quality issues.

The sale and support of our products entail the risk of product liability claims. We intend to expand sales of our products for use in medical and dental applications, which carry a heightened risk of product liability claims. In addition, certain hazardous chemicals used in the manufacture of our products may expose us to a heightened risk of product liability claims. Specifically, those hazardous chemicals fall within three different categories (with several of the chemicals falling within multiple categories)—irritants, harmful chemicals and chemicals dangerous for the environment.

Any product liability claim brought against us, regardless of its merit, could result in material expense, diversion of management time and attention and damage to our reputation, and could cause us to fail to retain existing end-users or to attract new end-users. Although we maintain product liability insurance, such insurance is subject to significant deductibles and there is no guarantee that such insurance will be available or adequate to protect against all such claims, or we may elect to self-insure with respect to certain matters. Costs or payments made in connection with warranty and product liability claims and product recalls could materially affect our financial condition and results of operations.

Our business could suffer if we are unable to attract and retain key employees.

Our success depends upon the continued service and performance of our senior management and other key personnel. Our senior executive team is critical to the management of our business and operations, as well as to the development of our strategies. The loss of the services of any of these personnel could delay or prevent the continued successful implementation of our growth strategy, or our commercialization of new applications for our 3D printers, or could otherwise affect our ability to manage our company effectively and to carry out our business plan. Members of our senior management team may resign at any time. High demand exists for senior management and other key personnel in our industry. There can be no assurance that we will be able to continue to retain such personnel.

Our growth and success also depend on our ability to attract and retain additional highly qualified scientific, technical, sales, managerial and finance personnel. We experience intense competition for qualified personnel, and, in some jurisdictions in which we operate, the existence of non-competition agreements between prospective employees and their former employers may prevent us from hiring those individuals or subject us to suit from their former employers. While we attempt to provide competitive compensation packages to attract and retain key personnel, some of our competitors have greater resources and more experience than we have, making it difficult for us to compete successfully for key personnel. If we cannot attract and retain sufficiently qualified technical employees for our research and development and manufacturing operations on acceptable terms, we may not be able to continue to develop and commercialize our products or new applications for our existing products. Further, any failure to effectively integrate new personnel could prevent us from successfully growing our company.

Under applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We generally enter into non-competition agreements with our employees. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors or clients for a limited period. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work and it may be difficult for us to restrict our competitors from benefitting from the expertise our former employees or consultants developed while working for us. For example, Israeli courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer which have been recognized by the courts, such as the secrecy of a company's confidential commercial information or the protection of its intellectual property. If we cannot demonstrate that such interests will be harmed, we may be unable to prevent our competitors from benefiting from the expertise of our former employees or consultants and our ability to remain competitive may be diminished.

We are subject to extensive environmental, health and safety laws and regulations which could have a material adverse effect on our business, financial conditions and results of operations.

Our operations use chemicals and produce waste materials. We are subject to extensive environmental, health and safety laws and regulations in multiple jurisdictions governing, among other things, the use, storage, registration, handling and disposal of chemicals and waste materials, the presence of specified substances in electrical products, chemicals, air, water and ground contamination, air emissions and the cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals and waste materials. Under these laws and regulations, we could also be subject to liability for improper disposal of chemicals and waste materials resulting from the use of our 3D printers and accompanying materials by our end-users. These laws and regulations could potentially require the expenditure of significant amounts for compliance and/or remediation. If we fail to comply with such laws or regulations, we may be subject to fines and other civil, administrative or criminal sanctions, including the revocation of permits and licenses necessary to continue our business activities. In addition, we may be required to pay damages or civil judgments in respect of third-party claims, including those relating to personal injury (including exposure to hazardous substances we use, store, handle, transport, manufacture or dispose of), property damage or contribution claims. Some environmental laws allow for strict, joint and several liability for remediation costs, regardless of comparative fault. We may be identified as a potentially responsible party under such laws. Such developments could have a material adverse effect on our business, financial condition and results of operations.

We are subject to environmental laws due to the import and export of our products, which could subject us to compliance costs and/or potential liability in the event of non-compliance.

The export of our products internationally from our production facilities in Israel subjects us to environmental laws and regulations concerning the import and export of chemicals and hazardous substances such as the United States Toxic Substances Control Act, or TSCA, and the Registration, Evaluation, Authorisation and Restriction of Chemical Substances, or REACH. These laws and regulations require the testing and registration of some chemicals that we ship along with, or that form a part of, our 3D printers and other products. If we fail to comply with these or similar laws and regulations, we may be required to make significant expenditures to reformulate the chemicals that we use in our products and materials or incur costs to register such chemicals to gain and/or regain compliance. Additionally, we could be subject to significant fines or other civil and criminal penalties should we not achieve such compliance.

Potential future acquisitions of companies or technologies may distract our management and disrupt our business.

We may acquire or make investments in businesses, technologies, services or products, whether complementary or otherwise, as a means to expand our business if appropriate opportunities arise. We cannot give assurances that we will be able to identify future suitable acquisition or investment candidates, or, if we do identify suitable candidates, that we will be able to make the acquisitions or investments on reasonable terms or at all. In addition, we have limited prior experience in integrating acquisitions and we could experience difficulties incorporating an acquired company's personnel, operations, technology or products and service offerings into our own or in retaining and motivating key personnel from these businesses. We may also incur unanticipated liabilities. Any such difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we cannot provide any assurance that we will realize the anticipated benefits and/or synergies of any such acquisition or investment.

The financing of any such acquisition or investment, or of a significant general expansion of our business, may not be readily available on favorable terms. Any significant acquisition or investment, or major expansion of our business, may require us to explore external financing sources, such as an offering of our equity or debt securities. We cannot be certain that in the future these financing sources will be available to us or that we will be able to negotiate commercially reasonable terms for any such financing, or that our actual cash requirements for an acquisition, investment or expansion will not be greater than anticipated. In addition, any indebtedness that we may incur in such a financing may inhibit our operational freedom, while any equity securities that we may issue in connection with such a financing may dilute our shareholders. If we are unable to obtain future external financing on favorable terms, we may be unable to expand and achieve our business objectives.

We are currently subject to a number of lawsuits. These and any future lawsuits to which we become subject may have a material adverse impact on our capitalization, business and results of operations.

We are currently party to three actions by former employees seeking the issuance of options. The first action relates to an alleged breach of certain undertakings made by us to a former employee. This employee is seeking an option to acquire 1.75% of our outstanding shares, as well as monetary damages. The Israeli court hearing the case issued a verdict in our favor in May 2011, but the former employee appealed the decision to the national labor court, where the appeal is scheduled to be heard in November 2012. The second action relates to a demand by a former employee, based on an alleged undertaking we had made, that we issue him an option that would allow him to maintain an equity interest of 1.45% in our company and reimburse salary reductions he had suffered. This plaintiff has further demanded compensation on account of alleged wrongful termination. This action is currently ongoing and is being litigated in an Israeli labor court. The third action involves a claim by a former employee that he was promised 30,000 options to purchase our ordinary shares under his employment agreement with us, entered into in the year 2000. This plaintiff is also seeking monetary damages to compensate for salary reductions during the period of his employment with us. This claim was filed in April 2011 in an Israeli labor court. We submitted our statement of defense with respect thereto in June 2011, and we and the plaintiff are scheduled to submit affidavits. No date has been set for cross-examinations.

We can provide no assurance as to the outcome of these or any future actions, and such actions may result in judgments against us for significant damages and/or the issuance of options to acquire shares of our capital stock, the exercise of which would result in dilution to our shareholders. Resolution of these matters can be prolonged and costly, and the ultimate results or judgments are uncertain due to the inherent uncertainty in litigation and other proceedings. Moreover, our potential liabilities are subject to change over time due to new developments, changes in settlement strategy or the impact of evidentiary requirements. Regardless of the outcome, litigation has resulted in the past, and may result in the future, in significant legal expenses and require significant attention and resources of management. As a result, current and any future litigation could result in losses, damages and expenses that have a material adverse effect on our business.

Risks related to our intellectual property

If we are unable to obtain patent protection for our products or otherwise protect our intellectual property rights, our business could suffer.

We rely on a combination of patent and trademark laws in the United States and other countries, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, end-users and others to maintain our competitive position. In particular, our success depends, in part, on our ability, and the ability of our licensors, to obtain patent protection for our and their products, technologies and inventions, maintain the confidentiality of our and their trade secrets and know-how, operate without infringing upon the proprietary rights of others and prevent others from infringing upon our and their proprietary rights.

We try to protect our proprietary position by, among other things, filing United States, European, Israeli and other patent applications related to our proprietary products, technologies, inventions, processes and improvements that may be important to the continuing development of our product offerings. As of March 1, 2012, our owned patent portfolio consisted of 63 granted patents and 67 pending patent applications (including foreign counterparts of both issued patents and pending patent applications) in addition to patents licensed from third parties. We have been granted patents in the United States, China, France, Germany, Italy, the UK, Spain, Austria, Belgium, Switzerland, Ireland and Hong Kong, and have pending patent applications in the United States, China, the European Union, Hong Kong and Japan, along with a U.S. provisional patent application and international applications pursuant to the Patent Cooperation Treaty.

Despite our efforts to protect our proprietary rights, it is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose our technologies, inventions, processes or improvements. We cannot assure you that any of our existing or future patents or other intellectual property rights will not be challenged, invalidated or circumvented, or will otherwise provide us with meaningful protection. Our pending patent applications may not be granted, and we may not be able to obtain foreign patents or pending applications corresponding to our U.S. patents. The laws of certain countries, such as China, where one of our wholly-owned subsidiaries is located, do not provide the same level of patent protection as in the United States, so even if we assert our patents or obtain additional patents in China or elsewhere outside of the United States, effective enforcement of such patents may not be available. If our patents do not adequately protect our technology, our competitors may be able to offer 3D printers or resin consumables similar to ours. As described further below, we are subject to a cross-license agreement with a competitor, 3D Systems Corporation, pursuant to which that competitor practices certain of our patents in its own products in a manner that is similar to and/or competitive with our products. Our competitors may also be able to develop similar technology independently or design around our patents, and we may not be able to detect the unauthorized use of our proprietary technology or take appropriate steps to prevent such use. Any of the foregoing events would lead to increased competition and lower revenues or gross margins, which could adversely affect our operating results.

In addition, our products and technology, including the technology we license from others, may infringe the intellectual property rights of third parties. Patent applications in the United States and most other countries are confidential for a period of time until they are published, and the publication of discoveries in scientific or patent literature typically lags actual discoveries by several months or more. As a result, the nature of claims contained in unpublished patent filings around the world is unknown to us, and we cannot be certain that we were the first to conceive inventions covered by our patents or patent applications or that we were the first to file patent applications covering such inventions. Furthermore, it is not possible to know in which countries' patent holders may choose to extend their filings under the Patent Cooperation Treaty or other mechanisms. Any infringement by us or our licensors of the intellectual property rights of third parties may have a material adverse effect on our business, financial condition and results of operations.

If we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us, in particular in developing resin consumables that could be used with our printing systems in place of our proprietary resin consumables.

We have devoted substantial resources to the development of our technology, trade secrets, know-how and other unregistered proprietary rights. While we enter into confidentiality and invention assignment agreements intended to protect such rights, such agreements can be difficult and costly to enforce or may not provide adequate remedies if violated. Such agreements may be breached and confidential information may be willfully or unintentionally disclosed, or our competitors or other parties may learn of the information in some other way. The disclosure to, or independent development by, a competitor of any of our trade secrets, know-how or other technology not protected by a patent could materially reduce or eliminate any competitive advantage we may have over such competitor.

This concern could manifest itself in particular with respect to our proprietary resin consumables that are used with our 3D printers. Portions of our proprietary resin consumables may not be afforded patent protection. Chemical companies or other producers of resins and other materials may be able to develop resin consumables that are compatible to a large extent with our 3D printers, whether independently or in contravention of our trade secret rights and related proprietary and contractual rights. If such resin consumables are made available to owners of our 3D printers and are purchased in place of our proprietary resin consumables, our revenues and profitability would be reduced and we could be forced to reduce prices for our proprietary resin consumables.

We may incur substantial costs enforcing or acquiring intellectual property rights and defending against third-party claims as a result of litigation or other proceedings.

In connection with the enforcement of our intellectual property rights, the acquisition of third-party intellectual property rights or disputes related to the validity or alleged infringement of third-party intellectual property rights, including patent rights, we have been and may in the future be subject or party to claims, negotiations or complex, protracted litigation. Intellectual property disputes and litigation, regardless of merit, can be costly and disruptive to our business operations by diverting attention and energies of management and key technical personnel, and by increasing our costs of doing business. We may not prevail in any such dispute or litigation, and an adverse decision in any legal action involving intellectual property rights, including any such action commenced by us, could limit the scope of our intellectual property rights and the value of the related technology. For example, in 2005 in settlement of prior patent litigation, we entered into a cross-licensing arrangement with 3D Systems Corporation, under which each party licensed certain patents of the other party, and we incurred royalty payment obligations (which have been paid in-full based on our net sales of printing equipment covered by the patents we in-licensed).

Third-party claims of intellectual property infringement successfully asserted against us may require us to redesign infringing technology or enter into costly settlement or license agreements on terms that are unfavorable to us, prevent us from manufacturing or licensing certain of our products, subject us to injunctions restricting our sale of products and use of infringing technology, cause severe disruptions to our operations or the markets in which we compete, impose costly damage awards or require indemnification of our distributors and end-users. In addition, as a consequence of such claims, we may incur significant costs in acquiring the necessary third-party intellectual property rights for use in our products or developing non-infringing substitute technology. Any of the foregoing developments could seriously harm our business.

Risks related to an investment in our Class A ordinary shares

An active market for our Class A ordinary shares may not develop, which may inhibit the ability of our shareholders to sell Class A ordinary shares following this offering.

Prior to this offering, you could not buy or sell our Class A ordinary shares publicly. An active or liquid trading market in our Class A ordinary shares may not develop upon completion of this offering, or if it does develop, it may not continue. If an active trading market does not develop, you may have difficulty selling any of our Class A ordinary shares that you buy. The initial public offering price of our Class A ordinary shares has been determined through our negotiations with the underwriters and may be higher than the market price of our Class A ordinary shares after this offering. Consequently, you may not be able to sell our Class A ordinary shares at prices equal to or greater than the price paid by you in the offering. See "Underwriting" for a discussion of the factors that we and the underwriters considered in determining the initial public offering price.

The market price of our Class A ordinary shares may be subject to fluctuation, whether or not due to fluctuations in our operating results and financial condition, which could, in turn, result in substantial losses being incurred by our investors.

The stock market in general has been, and the market price of our Class A ordinary shares in particular will likely be, subject to fluctuation, whether due to, or irrespective of, periodic fluctuations in our operating results and financial condition. We expect the market price of our Class A ordinary shares on the NASDAQ Global Market to fluctuate as a result of a number of factors, including, but not limited to:

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variations in our and our competitors' results of operations and financial condition;

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market acceptance of our products;

•
the mix of products that we sell, and related services that we provide, during any period;

•
changes in earnings estimates or recommendations by securities analysts, if our Class A ordinary shares are covered by analysts;

•
development of new competitive systems and services by others;

•
announcements of technological innovations or new products by us;

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delays between our expenditures to develop and market new or enhanced systems and resin consumables and the generation of sales from those products;

•
developments concerning intellectual property rights;

•
changes in the amount that we spend to develop, acquire or license new products, technologies or businesses;

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changes in our expenditures to promote our products and services;

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changes in the cost of satisfying our warranty obligations and servicing our installed base of systems;

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success or failure of research and development projects of us or our competitors;

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the general tendency towards volatility in the market prices of shares of technology companies; and

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general market conditions and other factors, including factors unrelated to our operating performance.

These factors and any corresponding price fluctuations may materially and adversely affect the market price of our Class A ordinary shares and result in substantial losses being incurred by our investors.

Market prices for securities of technology companies historically have been very volatile. The market for these securities has from time to time experienced significant price and volume fluctuations for reasons unrelated to the operating performance of any one company. In the past, following periods of market volatility, public company shareholders have often instituted securities class action litigation. If we were involved in securities litigation, it could impose a substantial cost upon us and divert the resources and attention of our management from our business.

The difference between the voting rights of our Class A and Class B ordinary shares may harm the value and liquidity of our Class A ordinary shares.

The rights of the holders of Class A and Class B ordinary shares are identical, except with respect to voting and conversion rights. So long as the number of outstanding Class B ordinary shares represents 15% or more of the combined number of Class A and Class B ordinary shares, the holders of Class B ordinary shares will be entitled to five (5) votes per share, and the holders of our Class A ordinary shares will be entitled to one (1) vote per share, on all matters presented to our shareholders. If a holder of our Class B ordinary shares transfers his, her or its Class B ordinary shares to any party, other than certain distributions by an initial Class B shareholder that is an entity (which are described below under "Description of share capital—Transfer of shares"), those shares would automatically convert into Class A ordinary shares. The Class B holders will hold                           shares of Class B ordinary shares following the offering, of which                           shares, or          %, will be held by our directors and executive officers and their affiliates.

The holders of our Class B ordinary shares may have interests that are different or adverse to yours. After this offering, holders of our Class B ordinary shares , including our directors and executive officers and their affiliates, will together hold         % of our outstanding capital stock but will have         % of the outstanding voting rights. Based on their voting rights and because of the quorum provision that requires only 1/3 of the voting rights in our company to be present at our shareholders meetings, and the simple majority vote of shares present in person or by proxy that is sufficient for the approval of most actions at any such meeting, in each case as prescribed by our articles of association (and, with respect to the approval of transactions, also as prescribed by Israeli law), the holders of our Class B ordinary will be able to exercise a significant level of control over most matters requiring shareholder approval, including the election of directors, amendment of our articles of association and approval of significant corporate transactions, subject to rules requiring the approval of a special majority among non-interested shareholders in certain situations. This control could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult or impossible without the support of the holders of our Class B ordinary shares, including transactions in which you as a holder of our Class A ordinary shares might otherwise receive a premium for your shares over the then-current market price. The holders of our Class B ordinary shares are not prohibited from selling a controlling interest in us to a third party and may do so without your approval and without providing for a purchase of your Class A ordinary shares (although their shares would convert into Class A ordinary shares as a result of such sale). Accordingly, Class A ordinary shares may be worth less than they would be if the holders of our Class B ordinary shares did not maintain voting control over us.

Furthermore, the existence of two classes of ordinary shares could result in less liquidity for our Class A ordinary shares, as investors may view that class of shares as a less attractive investment opportunity in light of its limited voting power relative to the Class B ordinary shares. See "Description of share capital" for a description of our Class A and Class B ordinary shares and the rights associated with each of them.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our Class A ordinary shares, the price of our Class A ordinary shares could decline.

The trading market for our Class A ordinary shares will rely in part on the research and reports that equity research analysts publish about us and our business. We do not have control over these analysts and we do not have commitments from them to write research reports about us. The price of our Class A ordinary shares could decline if one or more equity research analysts downgrades our Class A ordinary shares or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

Future sales of our Class A ordinary shares could reduce the market price of our Class A ordinary shares.

If our existing shareholders, particularly our directors, their affiliates or our executive officers, sell a substantial number of our ordinary shares in the public market, the market price of our Class A ordinary shares could decrease significantly. The perception in the public market that our shareholders might sell our ordinary shares could also depress the market price of our Class A ordinary shares. Substantially all of our existing shareholders prior to this offering are subject to lock-up agreements with the underwriters that restrict their ability to transfer their ordinary shares for at least 180 days after the date of this prospectus. Consequently, upon expiration of the lock-up agreements, an additional                                        o f our Class A ordinary shares will be eligible for sale in the public market. As of March 1, 2012, after giving effect to the reclassification of our outstanding ordinary shares and preferred shares, options to purchase a total of 27,185,664 Class B ordinary shares would have been issued and outstanding under our 2004 equity incentive plan, of which options to purchase 19,831,820 Class B ordinary shares would have been vested as of that date at a weighted average exercise price of $0.433 per share. We intend to file registration statements on Form S-8 with the SEC covering all of our Class A ordinary shares issuable under this plan, including Class A ordinary shares issuable upon conversion of Class B ordinary shares underlying the options granted under this plan. The market price of our Class A ordinary shares may drop significantly when the restrictions on resale by our existing shareholders lapse and our shareholders are able to sell our ordinary shares into the market. In addition, a sale by the company of additional ordinary shares or similar securities in order to raise capital might have a similar negative impact on the share price of our Class A ordinary shares. A decline in the price of our Class A ordinary shares might impede our ability to raise capital through the issuance of additional Class A ordinary shares or other equity securities, and may cause you to lose part or all of your investment in our Class A ordinary shares.

Raising additional capital by issuing securities may cause dilution to our shareholders.

We may need or desire to raise substantial capital in the future. Our future capital requirements will depend on many factors, including, among others:

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our degree of success in capturing a larger portion of the overall 3D printing market;

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the costs of establishing or acquiring sales, marketing and distribution capabilities for our products;

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the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our issued patents and defending intellectual property-related claims;

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the extent to which we acquire or invest in businesses, products or technologies and other strategic relationships; and

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the costs of financing unanticipated working capital requirements and responding to competitive pressures.

If we raise additional funds by issuing equity or convertible debt securities, we will reduce the percentage ownership of our then-existing shareholders, and the holders of such securities may have rights, preferences or privileges senior to those possessed by our then-existing shareholders. See also "—Future sales of our Class A ordinary shares could reduce the market price of our Class A ordinary shares" above.

Investors in this offering will experience immediate substantial dilution in net tangible book value.

The initial public offering price of our Class A ordinary shares in this offering is considerably greater than the pro forma net tangible book value per share of our outstanding Class A ordinary shares. Accordingly, investors in this offering will incur immediate dilution of $             per share, based on an assumed initial public offering price of $             per share, the midpoint of the range shown on the cover of this prospectus. See "Dilution." In addition, as of March 1, 2012, after giving effect to the reclassification of our outstanding ordinary shares and preferred shares, options to purchase a total of 27,185,664 Class B ordinary shares would have been issued and outstanding under our 2004 equity incentive plan, of which 19,831,820 would have been vested as of that date at a weighted average exercise price of $0.433 per share. Moreover, following the closing of the offering, we expect to issue additional options, which will be exercisable for Class A ordinary shares, to provide an incentive to and compensate employees, consultants and directors and may issue additional shares to raise capital, to pay for services, or for other corporate purposes. To the extent that our outstanding options are exercised at a price below the net tangible book value per share, there will be additional dilution to investors.

We have broad discretion as to the use of the net proceeds from this offering and may not use them effectively.

We cannot specify with certainty the particular uses to which we will put the net proceeds from this offering. Our management will have broad discretion in the application of the net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company whose shares are listed in the United States, we will incur accounting, legal and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under Section 404 and other provisions of the Sarbanes-Oxley Act of 2002 or the Sarbanes-Oxley Act, as well as rules implemented by the SEC and the NASDAQ Global Market, and provisions of Israeli corporate law applicable to public companies. We expect that these rules and regulations will increase our legal and financial compliance costs, introduce new costs such as investor relations, stock exchange listing fees and shareholder reporting, and will make some activities more time-consuming and costly. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Changes in the laws and regulations affecting public companies will result in increased costs to us as we respond to their requirements. These laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We cannot predict or estimate the amount or timing of additional costs we may incur in order to comply with such requirements.

We have never paid cash dividends on our share capital, and we do not anticipate paying any cash dividends in the foreseeable future. Therefore, if our share price does not appreciate, our investors may not gain and could potentially lose on their investment in our Class A ordinary shares.

We have never declared or paid cash dividends on our share capital, nor do we anticipate paying any cash dividends on our share capital in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our Class A ordinary shares will be investors' sole source of gain for the foreseeable future.

Under the Israeli Companies Law, dividends may only be paid out of our profits and other surplus funds (as defined in the Israeli Companies Law) as of the end of the most recent year or as accrued over a period of the most recent two years, whichever amount is greater, provided that there is no reasonable concern that payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. In the event that we do not meet the profit and surplus funds criteria, we are able to seek the approval of an Israeli court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. In general, the payment of dividends may be subject to Israeli withholding taxes. In addition, because we receive certain benefits under the Israeli law relating to Approved Enterprises (as described under "Taxation—Israeli tax considerations—Tax benefits under the Law for the Encouragement of Capital Investments, 5719-1959"), our payment of dividends (out of tax-exempt income) may subject us to certain Israeli taxes to which we would not otherwise be subject.

As a foreign private issuer, we are permitted, and intend, to follow certain home country corporate governance practices instead of otherwise applicable SEC and NASDAQ requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers.

As a foreign private issuer, we will be permitted, and intend, to follow certain home country corporate governance practices instead of those otherwise required under the Listing Rules of the NASDAQ Stock Market for domestic U.S. issuers. For instance, we intend to follow home country practice in Israel with regard to, among other things, composition of our Board of Directors (whereby a majority of the members of our Board of Directors will not need to be "independent directors," as is generally required for domestic U.S. issuers), director nomination procedure and approval of compensation of officers. In addition, we may follow our home country law instead of the Listing Rules of the NASDAQ Stock Market that require that we obtain shareholder approval for certain dilutive events, such as the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or greater interest in the company, and certain acquisitions of the stock or assets of another company. Following our home country governance practices as opposed to the requirements that would otherwise apply to a United States company listed on the NASDAQ Global Market may provide less protection to you than what is accorded to investors under the Listing Rules of the NASDAQ Stock Market applicable to domestic United States issuers.

In addition, as a foreign private issuer, we will be exempt from the rules and regulations under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States domestic companies whose securities are registered under the Exchange Act. These exemptions and leniencies will reduce the frequency and scope of information and protections to which you are entitled as an investor.

If, after this offering, we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act as they apply to a foreign private issuer that is listed on a United States exchange for the first time, or if our internal controls over financial reporting are not effective, the reliability of our financial statements may be questioned and our share price may suffer.

After the completion of this offering, we will become subject to the requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404, which requires a company that is subject to the reporting requirements of the U.S. securities laws to conduct a comprehensive evaluation of its and its subsidiaries' internal controls over financial reporting. To comply with this statute, we will be required to document and test our internal control procedures, and our management will be required to assess and issue a report concerning our internal controls over financial reporting. In addition, to the extent that the public float of our ordinary shares, i.e., the market capitalization of our stock, after adjusting for the value of Class A and Class B ordinary shares held by our affiliates, is $75 million or greater, our independent registered public accounting firm will be required to issue an opinion on management's assessment of those matters pursuant to Section 404, which will first be tested (and which report will first be required to be issued) in connection with the filing of our second annual report on Form 20-F after this offering.

We will need to prepare for compliance with Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our management's report. However, the continuous process of strengthening our internal controls and complying with Section 404 is complicated and time-consuming. Furthermore, as our business continues to grow internationally, our internal controls will become more complex and will require significantly more resources and attention to ensure that our internal controls remain effective overall. Over the course of testing our internal controls, our management may identify material weaknesses or significant deficiencies, which may not be remedied in a timely manner to meet the deadline imposed by the Sarbanes-Oxley Act. If our management cannot favorably assess the effectiveness of our internal controls over financial reporting, or if our independent registered public accounting firm identifies material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our share price may suffer.

We may be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes in 2012 or in any subsequent year. PFIC status may have negative tax consequences for U.S. taxpayers that are holders of our Class A ordinary shares.

We will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of our gross income is "passive income" or (ii) on average at least 50% of our assets produce, or are held for the production of, passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Based on the nature of our business, the projected composition of our income and the projected composition and estimated fair market values of our assets, we do not expect to be a PFIC in 2012 or a subsequent year. Our status as a PFIC, however, is an annual determination that is made after the close of each taxable year and is dependent, among other things, on the results of our operations and the composition and value of our assets. Because we hold and expect to continue to hold following this offering a substantial amount of cash or cash equivalents, and because the calculation of the value of our assets may be based in part on the value of our Class A ordinary shares, which may fluctuate after this offering and may fluctuate considerably given that market prices of technology companies historically often have been volatile, we may be a PFIC in 2012 or in a subsequent taxable year. There can be no assurance that we will not be a PFIC in any taxable year.

If we are a PFIC in 2012, or any subsequent year, and a U.S. shareholder does not make a "mark-to-market" election, the shareholder will be subject to tax under the "excess distribution" regime. Under that regime, gain recognized on the sale or other disposition of our Class A ordinary shares will be allocated ratably over the U.S. shareholder's holding period for the shares. Gain allocated to the year of sale and any taxable year prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income arising in the year of sale. Gain allocated to each of the other taxable years would be subject to tax at the highest applicable ordinary income tax rate in effect for that year and an interest charge added for the late payment of tax as if the tax were due and during the course of such year. Distributions by a PFIC greater than 125 percent of the average annual distributions paid in the three preceding taxable years (or, if shorter, the portion of the U.S. shareholder's holding period before the taxable year) are taxed similarly.

If we are a PFIC in any year, we do not expect to provide U.S. shareholders with the information required for them to make a valid "qualified electing fund," or QEF, election, which, if available to them, would provide them some relief from the adverse tax consequences that would accompany our PFIC status. See "Taxation—U.S. federal income tax consequences" for a further discussion of the PFIC rules and the potential mark-to-market election that U.S. shareholders may be able to make.

Risks related to our operations in Israel

Our headquarters, manufacturing and other significant operations are located in Israel and, therefore, our results may be adversely affected by political, economic and military instability in Israel.

Our headquarters, manufacturing and research and development facilities and some of our suppliers are located in central and southern Israel. In addition, our key employees, officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. During the winter of 2008-2009, Israel was engaged in an armed conflict with a militia group and political party which controls the Gaza Strip, and during the summer of 2006, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group and political party. These conflicts involved missile strikes against civilian targets in various parts of Israel, including areas where some of our manufacturing facilities are located, and negatively affected business conditions in Israel. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions and could harm our results of operations and could make it more difficult for us to raise capital. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained, or if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions generally and could harm our results of operations.

Our operations may be disrupted as a result of the obligation of management or key personnel to perform military service.

Many of our male employees in Israel, including members of our senior management, are obligated to perform one month, and in some cases longer periods, of annual military reserve duty until they reach the age of 45 (or older, for citizens who hold certain positions in the Israeli armed forces reserves), and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists, and some of our employees have been called up in connection with armed conflicts. It is possible that there will be similar large-scale military reserve duty call-ups in the future. Our operations could be disrupted by the absence of a significant number of our employees or of one or more of our key employees. Such disruption could materially adversely affect our business and operations.

Exchange rate fluctuations between the U.S. dollar and the New Israeli Shekel, the Euro and other non-U.S. currencies may negatively affect our earnings.

Although most of our revenues and a portion of our expenses are denominated in U.S. dollars, substantially all of our manufacturing, research and development expenses, as well as a portion of our cost of revenues, selling and marketing, and general and administrative expenses, are incurred in New Israeli Shekels. As a result, we are exposed to the risks that the New Israeli Shekel may appreciate relative to the U.S. dollar, or, if the New Israeli Shekel instead devalues relative to the U.S. dollar, that the inflation rate in Israel may exceed such rate of devaluation of the New Israeli Shekel, or that the timing of such devaluation may lag behind inflation in Israel. In any such event, the U.S. dollar cost of our operations in Israel would increase and our U.S. dollar-denominated results of operations would be adversely affected. We cannot predict any future trends in the rate of inflation in Israel or the rate of devaluation (if any) of the New Israeli Shekel against the U.S. dollar. The Israeli rate of inflation amounted to 3.9%, 2.7% and 2.2% for the years ended December 31, 2009, 2010 and 2011, respectively. If the U.S. dollar cost of our operations in Israel increases, our dollar-measured results of operations will be adversely affected. Our operations also could be adversely affected if we are unable to effectively hedge against currency fluctuations in the future. The appreciation (devaluation) of the New Israeli Shekel in relation to the U.S. dollar amounted to 0.7%, 6.0% and (7.7)% for the years ended December 31, 2009, 2010 and 2011, respectively.

Although most of our revenues and a portion of our expenses are denominated in U.S. dollars, we do have substantial revenues and expenses that are denominated in other currencies (besides the New Israeli Shekel), particularly the Euro. Therefore, our operating results and cash flows are also subject to fluctuations due to changes in the relative values of the U.S. dollar and these foreign currencies. These fluctuations could negatively affect our operating results and could cause our revenues and net income or loss to vary from quarter to quarter. Furthermore, to the extent that we increase our revenues in regions such as Asia Pacific, where our sales are denominated in U.S. dollars, a strengthening of the dollar versus other currencies could make our products less competitive in those foreign markets and collection of receivables more difficult.

We recently began engaging in currency hedging activities. These measures, however, may not adequately protect us from material adverse effects due to the impact of inflation in Israel or from fluctuations in the relative values of the U.S. dollar and foreign currencies in which we transact business, and may result in a financial loss, such as we experienced in 2011. For further information, please see "Management's discussion and analysis of financial condition and results of operations" elsewhere in this prospectus.

The government tax benefits that we currently receive require us to meet several conditions and may be terminated or reduced in the future, which would increase our costs.

Some of our operations in Israel, referred to as "Approved Enterprises" and "Benefited Enterprises," carry certain tax benefits under the Law for the Encouragement of Capital Investments, 5719-1959, or the Investment Law. Based on an evaluation of the relevant factors under the Investment Law, including the level of foreign (i.e. non-Israeli) investment in our company, we have determined that our effective tax rate to be paid with respect to all Israeli operations under these benefits programs is 8 - 9%, based on the current balance of activity between our Rehovot, Israel and Kiryat Gat, Israel facilities and the available level of benefits under the law. If we do not meet the requirements for maintaining these benefits, they may be reduced or cancelled and the relevant operations would be subject to Israeli corporate tax at the standard rate, which is currently set at 25% for 2012 and onwards. In addition to being subject to the standard corporate tax rate, we could be required to refund any tax benefits that we have already received, plus interest and penalties thereon. Even if we continue to meet the relevant requirements, the tax benefits that our current "Approved Enterprise" and "Benefited Enterprise" receive may not be continued in the future at their current levels or at all. If these tax benefits were reduced or eliminated, the amount of taxes that we pay would likely increase, as all of our operations would consequently be subject to corporate tax at the standard rate, which could adversely affect our results of operations. Additionally, if we increase our activities outside of Israel, for example, via acquisitions, our increased activities may not be eligible for inclusion in Israeli tax benefit programs. See "Taxation—Israeli tax considerations—Tax benefits under the Law for the Encouragement of Capital Investments, 5719-1959" for additional information concerning these tax benefits.

In the past, we received Israeli government grants for certain of our research and development activities. The terms of those grants may require us to satisfy specified conditions in order to manufacture products and transfer technologies outside of Israel. We may be required to pay penalties in addition to repayment of the grants.

Our research and development efforts were financed in part, in the past, through grants that we received from Israel's Office of the Chief Scientist of the Ministry of Industry, Trade and Labor, or OCS. Through 2006, we received approximately $1.5 million, which we repaid in its entirety (including interest thereon) by the end of 2007. Notwithstanding the full repayment of these OCS grants, we nevertheless must continue to comply with the requirements of the Israeli Law for the Encouragement of Industrial Research and Development, 1984, and related regulations, or the Research Law, with respect to those past grants. When a company develops know-how, technology or products using OCS grants, the terms of these grants and the Research Law restrict the transfer of such know-how, and the transfer of manufacturing or manufacturing rights of such products, technologies or know-how outside of Israel, without the prior approval of the OCS. Therefore, if aspects of our technologies are deemed to have been developed with OCS funding, the discretionary approval of an OCS committee would be required for any transfer to third parties outside of Israel of know how or manufacturing or manufacturing rights related to those aspects of such technologies. We may not receive those approvals. Furthermore, the OCS may impose certain conditions on any arrangement under which it permits us to transfer technology or development out of Israel.

The transfer of OCS-supported technology or know-how outside of Israel may involve the payment of significant amounts, depending upon the value of the transferred technology or know-how, the amount of OCS support, the time of completion of the OCS-supported research project and other factors. These restrictions and requirements for payment may impair our ability to sell our technology assets outside of Israel or to outsource or transfer development or manufacturing activities with respect to any product or technology outside of Israel. Furthermore, the consideration available to our shareholders in a transaction involving the transfer outside of Israel of technology or know-how developed with OCS funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the OCS.

Provisions of Israeli law and our amended and restated articles of association may delay, prevent or otherwise impede a merger with, or an acquisition of, our company, which could prevent a change of control, even when the terms of such a transaction are favorable to us and our shareholders.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to such types of transactions. For example, a merger may not be consummated unless at least 50 days have passed from the date on which a merger proposal is filed by each merging company with the Israel Registrar of Companies and at least 30 days have passed from the date on which the shareholders of both merging companies have approved the merger. In addition, a majority of each class of securities of the target company must approve a merger. Moreover, a tender offer for all of a company's issued and outstanding shares can only be completed if the acquirer receives positive responses from the holders of at least 95% of the issued share capital. Completion of the tender offer also requires approval of a majority of the offerees that do not have a personal interest in the tender offer, unless, following consummation of the tender offer, the acquirer would hold at least 98% of the company's outstanding shares. Furthermore, the shareholders, including those who indicated their acceptance of the tender offer, may, at any time within six months following the completion of the tender offer, petition an Israeli court to alter the consideration for the acquisition, unless the acquirer stipulated in its tender offer that a shareholder that accepts the offer may not seek such appraisal rights.

Our amended and restated articles of association impose an additional barrier towards a merger or acquisition of our company, as they provide that our directors (other than external directors) are subject to election on a staggered basis, every third year, such that a potential acquiror cannot readily replace our entire Board of Directors at a single annual general shareholder meeting. This could prevent a potential acquiror from receiving Board approval for an acquisition proposal that our Board opposes.

Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of a number of conditions, including a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are subject to certain restrictions. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred.

These and other similar provisions could delay, prevent or impede an acquisition of us or our merger with another company, even if such an acquisition or merger would be beneficial to us or to our shareholders.

It may be difficult to enforce a judgment of a United States court against us and our officers and directors and the Israeli experts named in this prospectus in Israel or the United States, to assert United States securities laws claims in Israel or to serve process on our officers and directors and these experts.

We are incorporated in Israel. All of our executive officers and the Israeli experts, and all but one of our directors, listed in this prospectus reside outside of the United States, and most of our assets and most of the assets of these persons are located outside of the United States. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult for you to effect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to United States securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of United States securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not United States law is applicable to the claim. If United States law is found to be applicable, the content of applicable United States law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a United States or foreign court. See "Enforceability of civil liabilities" for additional information on your ability to enforce a civil claim against us and our executive officers or directors named in this prospectus.

Your rights and responsibilities as a shareholder will be governed by Israeli law which differs in some material respects from the rights and responsibilities of shareholders of U.S. companies.

The rights and responsibilities of the holders of our Class A ordinary shares are governed by our amended and restated articles of association and by Israeli law. These rights and responsibilities differ in some material respects from the rights and responsibilities of shareholders in typical U.S.-based corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith towards the company and other shareholders, and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on matters such as amendments to a company's articles of association, increases in a company's authorized share capital, mergers and acquisitions and interested party transactions requiring shareholder approval. In addition, a shareholder who is aware that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. There is limited case law available to assist us in understanding the nature of this duty or the implications of these provisions. These provisions may be interpreted to impose additional obligations and liabilities on holders of our Class A ordinary shares that are not typically imposed on shareholders of U.S. corporations.

Forward-looking statements; cautionary information

This prospectus, including the sections entitled "Prospectus summary," "Risk factors," "Use of proceeds," "Management's discussion and analysis of financial condition and results of operations" and "Business", contains forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would," and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties, including those described in "Risk factors." In addition, the sections of this prospectus entitled "Prospectus summary" and "Business" contain information obtained from independent industry sources that we have not independently verified. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Factors that could cause our actual results to differ from those expressed or implied in such forward-looking statements include, but are not limited to:

•
whether we are able to successfully compete within the 3D printing market;

•
the degree of our success in enhancing our existing product lines and in developing new 3D printing systems based on our PolyJet, PolyJet Matrix or additional printing technologies that we may develop;

•
whether we can introduce new, additional resin consumables that enhance objects that customers can create using our 3D printing systems, thereby enabling us to generate greater revenues;

•
competition that we face from other companies and technologies within our industry;

•
our relationships with our key suppliers and distributors of our products;

•
the implementation of our business model and strategic plans for our business;

•
the scope of protection we are able to establish and maintain for intellectual property rights covering our PolyJet, PolyJet Matrix or additional printing technologies and/or resin consumables or other materials that we may develop;

•
our ability to operate our business without infringing the intellectual property rights of others;

•
estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•
the impact of the political and security situation in Israel on our business; and

•
our use of the net proceeds to us from this offering.

 Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $              million, based on an assumed initial public offering price of $             , the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we will receive additional net proceeds of $              million, after deducting underwriting discounts and commissions and estimated offering expenses.

A $1.00 increase (decrease) in the assumed initial public offering price of $             would increase (decrease) the net proceeds that we receive from the offering by $              million, assuming that the number of Class A ordinary shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses.

We expect to use the net proceeds from this offering to meet our anticipated increased working capital requirements resulting from the expected growth in our business. We may also use a portion of the net proceeds for the potential acquisition of, or investment in, technologies, products or companies that complement our business, although we have no understandings, commitments or agreements to consummate any such acquisition or investment. Our management will have significant flexibility in applying the net proceeds. Pending the uses described above, we intend to invest the net proceeds in interest-bearing investment-grade securities or deposits.

Beyond providing us with cash proceeds, the offering will also enable us to create a public market for our Class A ordinary shares which, we believe, will further enhance our prominence in our industry and among our customers. We also believe that a public market for our Class A ordinary shares will provide our employees with a market in which to sell their Class A ordinary shares (including shares underlying options) and thereby participate economically in our success, which we believe will further incentivize employee performance.

 Dividend policy

We have never declared or paid cash dividends to our shareholders and we do not intend to pay cash dividends in the foreseeable future. We intend to reinvest any earnings in developing and expanding our business. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on a number of factors, including future earnings, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, our strategic goals and plans to expand our business, applicable law and other factors that our board of directors may deem relevant.

See "Risk factors—Risks related to an investment in our Class A ordinary shares—We have never paid cash dividends on our share capital, and we do not anticipate paying any cash dividends in the foreseeable future. Therefore, if our share price does not appreciate, our investors may not gain and could potentially lose their investment in our Class A ordinary shares" for an explanation concerning the payment of dividends under Israeli law.

 Capitalization

The following table presents our capitalization as of December 31, 2011:

•
on an actual basis;

•
on a pro forma basis, to give effect to the reclassification of all issued and outstanding ordinary shares into 3,236,500 Class B ordinary shares and the conversion of all of our issued and outstanding preferred shares into 130,992,790 Class B ordinary shares immediately prior to the consummation of this offering; and

•
on a pro forma as adjusted basis, to give further effect to the sale of         Class A ordinary shares in this offering, at an assumed initial public offering price of $             per share, the midpoint of the estimated initial public offering price range, after deducting underwriting discounts and commissions and estimated offering expenses.

This table should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2011
(in thousands, except share data and per share data)	Actual	Pro forma	Pro forma as adjusted

Convertible preferred shares, NIS 0.01 par value: 250,000,000 shares authorized, 130,992,790 shares issued and outstanding (Actual); no shares authorized, issued and outstanding (Pro forma and Pro forma as adjusted)(1)	$38,231	$—	$

Shareholders' equity(2)(3):
Ordinary shares, NIS 0.01 par value: 250,000,000 shares authorized and 3,236,500 shares issued and outstanding (Actual); no shares authorized, issued and outstanding (Pro forma and Pro forma as adjusted)	8	—
Class A ordinary shares, NIS 0.01 par value: no shares authorized, issued and outstanding (Actual); shares authorized and shares issued and outstanding (Pro forma) ; shares authorized and shares issued and outstanding (Pro forma as adjusted)	—
Class B ordinary shares, NIS 0.01 par value: no shares authorized, issued and outstanding (Actual); shares authorized and shares issued and outstanding (Pro forma and Pro forma as adjusted)	—	295
Additional paid-in capital	744	38,688
Retained earnings	47,071	47,071
Accumulated other comprehensive income	(191)	(191)

Total shareholders' equity(1)	47,632	85,863

Total capitalization	$47,632	$85,863	$

(1)   Our convertible preferred shares are entitled to a dividend preference in the amount of their original purchase price. Accordingly, the preferred shares are presented as temporary equity at the mezzanine level of the balance sheet. Immediately prior to the consummation of this offering, all of our issued and outstanding preferred shares will convert into ordinary shares and be reclassified as Class B ordinary shares, eliminating this temporary equity. See Notes 1d, 1x and 8 to the notes to our consolidated financial statements, included elsewhere in this prospectus, for additional information.

(2)   The preceding table excludes options to purchase a total of 17,862,063 ordinary shares and 7,933,539 preferred shares (which, in each case, will be exercisable for an equivalent number of Class B ordinary shares upon the consummation of this offering) that were issued and outstanding under our equity incentive plan as of December 31, 2011. Of such respective classes of options, options to purchase 11,018,563 and 7,933,539 shares, respectively, had vested as of December 31, 2011. The vested options to purchase ordinary shares will be exercisable upon the consummation of this offering, and the vested options to purchase preferred shares are currently exercisable, at weighted average exercise prices of $0.526 and $0.254, respectively, per share.

(3)   See "Business—Legal proceedings" for a discussion of litigation brought by three former employees claiming rights to options for additional amounts of our capital stock.

A $1.00 increase (decrease) in the assumed initial public offering price of $             would increase (decrease) each of additional paid-in capital, total shareholders' equity and total capitalization by $              million, assuming that the number of Class A ordinary shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses.

Dilution

Our pro forma net tangible book value as of December 31, 2011 was $          million, or $         per ordinary share. Pro forma net tangible book value per ordinary share was calculated by:

•
subtracting our liabilities from our total tangible assets; and
•
dividing the difference by the number of ordinary shares outstanding.

Pro forma net tangible book value per ordinary share furthermore reflects the conversion of all of our issued and outstanding preferred shares into 130,992,790 Class B ordinary shares, as if such conversion had occurred as of December 31, 2011.

After giving effect to adjustments relating to this offering, our pro forma net tangible book value on December 31, 2011 would have been approximately $          million, equivalent to $         per ordinary share. The adjustments made to determine our pro forma net tangible book value are as follows:

•
an increase in total tangible assets to reflect the net proceeds of this offering received by us as described under "Use of proceeds;" and

•
the addition of the         Class A ordinary shares offered in this prospectus to the number of ordinary shares outstanding.

The following table illustrates the immediate increase in our pro forma net tangible book value of $         per ordinary share and the immediate pro forma dilution to new investors:

Assumed initial public offering price per Class A ordinary share	$
Pro forma net tangible book value per ordinary share as of December 31, 2011
Increase in net tangible book value per ordinary share attributable to the offering
Pro forma net tangible book value per ordinary share as of December 31, 2011 after giving effect to the offering

Dilution per ordinary share to new investors	$

A $1.00 increase (decrease) in the assumed initial public offering price of $         per Class A ordinary share (the midpoint of the range on the cover of this prospectus) would increase (decrease) the net tangible book value attributable to this offering by $         per ordinary share, the pro forma net tangible book value after giving effect to this offering by $         per ordinary share and the dilution per ordinary share to new investors in this offering by $         , assuming that the number of Class A ordinary shares offered remains the same and after deducting underwriting discounts and commissions and estimated offering expenses.

The table below summarizes, as of December 31, 2011, the differences for our existing shareholders and new investors in this offering, with respect to the number of ordinary shares purchased from us, the total consideration paid and the average per ordinary share price paid before deducting fees and offering expenses.

	Shares purchased		Total consideration
					Average price per share
	Number	%	Amount	%

Existing shareholders	134,229,290%		$	%	$
New investors					$

Total		100%	$	100%

The above discussion and tables are based on 134,229,290 ordinary shares (including both Class A and Class B ordinary shares) issued and outstanding as of December 31, 2011.

The discussion and table above assume no exercise of the underwriters' over-allotment option. If the underwriters exercise their over-allotment option in full, the pro forma number of our ordinary shares held by new investors will increase to         , or approximately         %, of the total pro forma number of our ordinary shares outstanding after this offering.

The discussion and table above also do not include 17,862,063 ordinary shares and 7,933,539 preferred shares that we have reserved for issuance upon the exercise of outstanding options as of December 31, 2011. If all of such outstanding options were exercised (in the case of options to purchase ordinary shares, exercise is conditioned upon the closing of this offering under our equity incentive plan, whereas the exercise of options to purchase preferred shares is not so conditioned), pro forma net tangible book value per share would be $         , dilution per ordinary share to new investors would be $         , the number of shares held by our existing shareholders would increase to         , constituting         % of our total issued shares (while new shareholders in this offering would only hold         % of our issued shares), the total consideration amount paid by existing shareholders would increase to $         , or          % of total consideration received by us for our shares (while the percentage of consideration paid by new shareholders in this offering would drop to         %) and the average price per share paid by our existing shareholders would instead be $         .

See "Business—Legal proceedings" for a discussion of litigation brought by three former employees claiming rights to options for additional amounts of our capital stock.

Selected consolidated financial data

The following table sets forth our selected consolidated financial data, which is derived from our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The selected consolidated financial statement data for the years ended December 31, 2009, 2010 and 2011, and as of December 31, 2010 and 2011, is derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial statement data for the years ended December 31, 2007 and 2008, and as of December 31, 2007, 2008 and 2009, has been derived from audited consolidated financial statements not included in this prospectus.

You should read this selected financial data in conjunction with, and it is qualified in its entirety by, reference to our historical financial information and other information provided in this prospectus including "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and related notes. The historical results set forth below are not necessarily indicative of the results to be expected in future periods.

	Year ended December 31,
(in thousands, except per share data)	2007	2008	2009	2010	2011

Consolidated statements of operations data:
Revenues
Products	$61,910	$71,530	$56,993	$76,556	$105,759
Services	5,106	9,908	10,537	11,322	15,337

Total revenues	67,016	81,438	67,530	87,878	121,096
Cost of revenues:
Cost of products	20,840	19,963	19,835	23,734	34,008
Cost of services	4,297	9,436	9,286	10,039	12,946

Gross profit	41,879	52,039	38,409	54,105	74,142

Operating expenses
Research and development	6,043	11,867	9,297	11,980	14,569
Sales and marketing	9,305	13,198	12,791	19,979	28,366
General and administrative	3,326	8,114	7,988	10,009	13,696

Operating profit	23,205	18,860	8,333	12,137	17,511
Finance income (expense), net	2,782	(4,007)	232	(365)	(1,228)

Income before income taxes	25,987	14,853	8,565	11,772	16,283
Tax on income (tax benefit)	42	(436)	960	1,411	1,589

Net income	$25,945	$15,289	$7,605	$10,361	$14,694

Earnings per share attributable to ordinary shareholders
Basic and diluted(1)	$0.00	$0.00	$0.00	$0.00	$0.07

Weighted average number of ordinary shares
Basic and diluted	3,670	3,337	3,237	3,237	3,237

(1)   Our convertible preferred shares, which represent the majority of the voting power in our company, are entitled to a dividend preference in the amount of their original purchase price. Accordingly, that amount is allocated to the participation of preferred shares in the earnings of each year. As a result of the deemed participation of the preferred shares in our earnings, earnings per share attributable to ordinary shareholders in each of 2007, 2008, 2009 and 2010 were $0.00. As of the conclusion of 2011, our retained earnings exceeded the preferred shares' liquidation preference, and, accordingly, a portion of our earnings for such year was attributed to our ordinary shares. See Notes 1d, 1x and 8 to the notes to our consolidated financial statements, included elsewhere in this prospectus for additional information.

	As of December 31,
(in thousands)	2007	2008	2009	2010	2011

Consolidated balance sheets data:
Cash and cash equivalents	$40,789	$25,102	$24,294	$45,366	$42,954
Total assets	65,154	80,102	83,575	101,210	124,538
Current liabilities	20,529	22,581	18,639	26,170	34,239
Long-term liabilities	2,172	2,925	3,558	3,557	4,436
Convertible preferred shares(1)	42,299	39,731	38,231	38,231	38,231
Total shareholders' (deficit) equity(1)	154	14,867	23,147	33,252	47,632

(1)   Our convertible preferred shares, which represent the majority of the voting power in our company, are entitled to a dividend preference in the amount of their original purchase price. Accordingly, the preferred shares are presented as temporary equity at the mezzanine level of the balance sheet. Immediately prior to the consummation of this offering, all of our issued and outstanding preferred shares will convert into ordinary shares and be reclassified as Class B ordinary shares, eliminating this temporary equity. See Notes 1d, 1x and 8 to the notes to our consolidated financial statements, included elsewhere in this prospectus, for additional information.

Management's discussion and analysis of
financial condition and results of operations

You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly those in the "Risk factors."

Overview

We are a global provider of 3D printing solutions, offering a broad range of 3D printing systems, resin consumables and services. Our printers use our proprietary PolyJet inkjet-based technology, resin consumables and integrated software to create 3D models directly from computer data such as 3D CAD files. Our printers build 3D objects by depositing multiple layers of resin one on top of another. We enhance the ability of designers, engineers and manufacturers to visualize, verify and communicate product designs, thereby improving the design process and reducing time-to-market. Our easy-to-use, high-speed 3D printers create high-resolution, smooth surface finish models that have the look, feel and functionality of the final designed product.

We generate revenues via the sale of our 3D printing systems and resin consumables and by providing support services. The objective of our business model is to increase our installed base of 3D printing systems and grow our market share, as well as to generate recurring sales of resin consumables used in our printing systems and related services. Our installed base of 3D printers provides the basis for recurring revenue from the purchase of resin consumables by users of our printers. We intend to pursue our business model by, among other things:

•
expanding our customer base and further penetrating existing customers by increasing our marketing efforts and adding distribution channels;

•
driving further market adoption of our lower capacity, entry-level systems, which are offered at lower price points, in order to broaden our installed base significantly; and

•
developing resin consumables that offer an even wider array of physical and aesthetic properties, thereby broadening user applications.

We also intend to extend our technology capabilities by continuing to invest in our R&D efforts, which focus on enhancing our inkjet-based technologies and developing new resin consumables.

We initiated sales of our 3D printing systems and resin consumables in 2002 and revenues have grown on a year-to-year basis from approximately $40.3 million in 2006 to approximately $121.1 million in 2011, other than in 2009, in which our revenues fell by 17.1% primarily due to the effects of the global recession. We have been profitable since 2005, and recorded net income of $7.6 million, $10.4 million and $14.7 million for the years ended December 31, 2009, 2010 and 2011, respectively. In 2009, 2010 and 2011, we derived almost all of our revenues from three regions, with North America accounting for 41.9%, 41.9% and 43.4% of our revenues, respectively; Europe accounting for 37.2%, 34.0% and 33.2% of our revenues, respectively; and Asia Pacific for 17.2%, 18.4% and 19.3% of our revenues, respectively. No single customer or end-user was responsible for more than 6% of our revenues in any of 2009, 2010 and 2011.

Key measures of our performance

Revenues

Our consolidated revenues consist primarily of revenues from sales of our products, which include both our 3D printing systems and related proprietary resin consumables, and, secondarily, from the provision of services and parts to our distributors and end-users. We principally effect sales and deliver services through the following channels: (i) sales to independent distributors who purchase and resell our products and who provide support services for our printing systems; and (ii) sales of our printing systems that are marketed by independent sales agents, pursuant to which we sell directly to end-users, pay commissions to such agents, and directly handle the sale of resin consumables and provision of support services. There is overlap among the channels as some independent sales agents for our higher end products also serve as independent distributors of our entry level products.

Product revenues

Product revenues are influenced by a number of factors, including, among other things, (i) the adoption rate of our products, (ii) end-user product design and manufacturing activity, (iii) the capital expenditure budgets of end-users and potential end-users and (iv) the mix of products sold, all of which may be significantly influenced by macroeconomic factors. Purchases of our 3D printing systems, especially our higher-end, higher-priced systems, typically involve long sales cycles.

According to the 2010 report of Wohlers Associates, Inc., or the Wohlers Report, much of the anticipated growth in the 3D printing industry in the next several years, in terms of both units sold and revenues, is expected to occur at the entry-level of the market. Our growth strategy involves, in part, broadening our installed base through increased adoption of our lower capacity entry-level systems, which we introduced in 2009.

Product revenues also depend upon the volume of resin consumables that we sell. Sales of our resin consumables are linked to the number of our 3D printing systems that are installed and active worldwide. Sales of resin consumables are also driven by 3D printing system usage, which is generally a function of the size of the particular system and the habits and budget of the particular end-user. Larger machines generally utilize larger amounts of resin consumables due to their greater capacity and the higher levels of design and manufacturing activity by, and operating budget of, a typical end-user who utilizes a larger machine.

Services revenues

Services revenues derive from (i) installation, training, maintenance and warranty, (ii) service contracts and (iii) spare parts. System sales prices include the value of the warranty. In addition, in connection with direct sales, we generally charge separately for installation and training. Additional services revenues are generated from services contracts entered into directly with end-users subsequent to the expiration of the initial warranty period. With regard to sales made through independent distributors, the distributor charges the end-user separately for installation and training. We sell spare parts directly to end-users and to distributors.

Costs of revenues

Our costs of revenues consist of costs of products and costs of services. Costs of products consist primarily of components and subassemblies purchased for manufacture of our 3D printing systems, and raw materials, such as acrylic-based resins, for manufacture of our resin consumables, as well as royalties paid with respect to sales of these resin consumables. Costs of products also include manufacturing and manufacturing-related labor costs and indirect production costs. Our costs of services consist primarily of costs of our service personnel, which includes engineers dedicated to on-site installation, training and support, travel costs of these engineers, as well as the cost of spare parts. Our costs of revenues historically have not included expenses for share-based compensation, as explained below under "—Share-based compensation." However, we will begin incurring expenses for share-based compensation following the consummation of this offering.

Gross profit

Our gross profit and gross margin for our products are influenced by a number of factors. Most important of these is the mix of our products sold. Specifically, the gross margins on our high-end 3D printers and on our resin consumables are typically higher than the gross margins on our entry-level desktop printers. Accordingly, an increase in the percentage sales of our entry-level 3D printers could cause our profit margins to decrease. However, we also intend to focus on developing new features in order to introduce new high-end systems as a means of generating sales of high-end systems. Furthermore, we believe that as our worldwide installed base of 3D printing systems increases, subsequent sales of our proprietary resin consumables will also increase. We will also seek to reduce our costs of revenues by continued research and development directed towards improving our ability to use less costly components and towards achieving increased engineering efficiencies in the production of entry-level systems.

Gross margins are also impacted by the mix of revenues generated from sales to independent distributors as opposed to direct sales that are facilitated by sales agents. As part of our strategy to broaden our market share in the United States, in 2010 we switched from a direct sales model to a model in which sales are made through both indirect and direct channels: indirect sales through independent distributors and direct sales through independent sales agents to whom we pay commissions on sales. Ultimately, our expansion strategy is to work with independent distributors who we believe will have a better ability to increase revenues in their respective markets than we could if we distributed our products directly (with or without the assistance of independent sales agents).

Service gross margins are predominantly influenced by the ratio of service engineers to our installed base in a given geographic area, as that ratio impacts travel costs and efficiency of our service engineers. Service gross margins are also impacted by the reliability of our 3D printers, especially in periods following new product releases.

Operating expenses

Our operating expenses consist of three components: research and development expenses, selling and marketing expenses and general and administrative expenses. Our operating expenses historically have not included expenses for share-based compensation. However, we expect to begin incurring expenses for share-based compensation following the consummation of this offering.

Research and development expenses

Our research and development expenses consist primarily of salaries and related personnel expenses; costs of research aimed at developing new printing systems and materials and enhancing our existing product lines, included the related software and materials; laboratory supplies; and costs for facilities (including a portion of the rent expense for our facilities in Rehovot, Israel, where we conduct research) and equipment. We charge all research and development expenses to operations as they are incurred, other than expenses for certain equipment that we capitalize.

Selling and marketing expenses

Our selling and marketing expenses consist primarily of salaries, bonuses and other benefits for our marketing, sales and other sales-support employees; commissions; advertising and promotions expenses; and costs for facilities.

Commissions consist of sales-based commissions to independent sales agents. Commission rates vary, depending on the geographic location of the agent and on the achievement of certain performance targets. As explained above, our revenues are derived from direct and indirect sales channels. The mix of revenues among these channels influences our selling and marketing expenses as sales made to independent distributors do not incur sales commissions. Our advertising and promotion expenses consist primarily of media advertising costs, trade and consumer marketing expenses and public relations expenses. We intend to invest in increasing our worldwide installed base, and therefore expect selling and marketing expenses in general, and advertising and promotion expenses in particular, to increase in absolute terms.

General and administrative expenses

Our general and administrative expenses consist primarily of salaries and other employee benefits for our managerial and administrative personnel, including executive officers, finance, bookkeeping, information technology and human resources. Other significant general and administrative costs include facilities costs (including a portion of the rent expense for our facilities in Rehovot, Israel and in other countries where administrative personnel are located), professional service fees for accounting and legal services and reserves for specific legal proceedings referred to elsewhere in this prospectus. As our sales grow, we expect our administrative expenses to increase in absolute terms. We also expect an increase in our administrative expenses as a result of the additional costs of our becoming a public company in the United States.

Share-based compensation

Our Amended and Restated 2004 Omnibus Stock Option and Restricted Stock Incentive Plan, or the 2004 plan, provides for the grant of options, restricted shares or other share-based awards to our directors, officers, employees and consultants. As of March 1, 2012, options to purchase a total of 27,700,000 shares were reserved for grant under this plan, of which options to purchase 19,252,125 ordinary shares and 7,933,539 preferred shares were granted and outstanding. Of such outstanding options, options to purchase 11,898,281 ordinary shares and 7,933,539 preferred shares, respectively, had vested as of that date, with weighted average exercise prices equal to $0.553 and $0.254, respectively, per share. Despite having vested, none of those options to purchase ordinary shares are exercisable, as exercisability of the options to purchase ordinary shares is conditioned upon the closing of our initial public offering, the sale of all or substantially all of our assets or outstanding shares, or a merger or other similar transaction involving our company. All of the options to purchase preferred shares, on the other hand, have vested and are already exercisable, and all related compensation expense was recognized prior to the fiscal periods covered by the financial statements appearing in this prospectus.

The value of the options that we have granted is calculated under a fair value method of accounting, using the Black-Scholes option-pricing model. We have treated the awards as "variable performance awards" and given that the performance condition for exercise of the options to purchase ordinary shares (our initial public offering, the sale of all or substantially all of our assets or shares, or a merger or other similar transaction involving our company) was outside of our control, we concluded that the performance condition was not probable. As a result, no share-based compensation expense has been recognized with respect to options to purchase ordinary shares prior to December 31, 2011. Assuming the consummation of our initial public offering, we will recognize in the quarter during which this offering is completed a share-based compensation charge in the amount of $         , based on an initial public offering price of $         , which represents the midpoint of the offering range on the cover of this prospectus. Subsequently, share-based compensation charges will comprise a component of each of the line items included in our operating expenses. Had our initial public offering been completed on December 31, 2011, we would have recognized a non-cash share-based compensation charge in the amount of $10.9 million for the year ended December 31, 2011.

Finance income (expense), net

Finance income (expense), net, consists primarily of (i) foreign currency exchange related income and expenses, (ii) interest earned on our cash, cash equivalents and short-term investments and (iii) realized gains and losses on sales of, as well as premium or discount amortization with respect to, our short-term debt securities in which we invest some of our cash reserves. See "—Currency exchange rates" below for a discussion of our historical forward purchases of NIS, and of our current and planned currency hedging activity, which began to result in financial income or loss starting with our 2011 financial statements.

Currency exchange rates

Due to our international operations, currency exchange rates impact our financial performance. For example, in the year ended December 31, 2011, approximately 67% of our sales were denominated in U.S. dollars and approximately 33% were denominated in Euros. In terms of costs of revenues, approximately 46% of our purchases of raw materials and product components in the year ended December 31, 2011 were denominated in either NIS, or in NIS prices that are linked to U.S. dollars. Similarly, a majority of our labor costs are also denominated in NIS, due to our operations in Israel.

While we have not hedged against these risks formally in the past, in 2010 we did convert U.S. dollars to NIS a few months in advance of anticipated large NIS expense payments (such as payroll expenses) to hedge against the potential devaluation of the U.S. dollar relative to the NIS prior to the dates for such payments. More recently, we have begun to engage in transactions (such as entry into forward contracts) designed to limit our exposure to the weakening of the U.S. dollar against the NIS and the weakening of the Euro against the U.S. dollar. These transactions may relate in part to specific operating transactions and to that extent are included in the operations-related categories of our consolidated statements of income (commencing in our 2011 financial statements). Otherwise, they are accounted for in finance income (expense). In the third quarter of 2011, we experienced a financial loss due to our entry into currency hedging transactions. In an effort to avoid future such financial losses, we have adopted a hedging accounting policy, as described under "Finance income (expenses), net" below.

Corporate taxes

The standard corporate tax rate in Israel for the 2011 tax year was 24%. The Israeli corporate tax rate for the 2010 tax year was 25% and for the 2009 tax year was 26%. As of January 1, 2012, previously scheduled reductions to the corporate tax rate have been cancelled, and the rate has been set at 25% for 2012 and onwards. Our non-Israeli subsidiaries are taxed according to the tax laws in their respective countries of organization.

As discussed in greater detail below under "Taxation—Israeli tax considerations," we have received various tax benefits under the Israeli Law for the Encouragement of Capital Investments, 5719-1959, which we refer to as the Investment Law. Based on an evaluation of the relevant factors under the Investment Law, including the level of foreign (i.e. non-Israeli) investment in our company, we have determined that our effective tax rate to be paid with respect to all Israeli operations under these benefits programs is 8.0 - 9.0%, based on the current balance of activity between our Rehovot and Kiryat Gat facilities and the available level of benefits under the law. The programs under which we receive these benefits are scheduled to expire in 2014, 2016 and 2019.

Under the Investment Law and other Israeli legislation, we are entitled to certain additional tax benefits, including accelerated depreciation and amortization rates for tax purposes on certain assets, deduction of public offering expenses in three equal annual installments and amortization of other intangible property rights for tax purposes.

Because we operate in a number of countries, our income is subject to taxation in differing jurisdictions with a range of tax rates. We estimate our effective tax rate for the coming years based on our planned future financial results in existing and new markets and the key factors setting our tax liability, in particular our transfer pricing policy. Accordingly, we estimate that our effective tax rate will range between 5.7% and 8.8% of our income before income tax during the years 2012 through 2016.

Inventory

We currently operate on a build-to-forecast basis and obtain all raw materials and parts used in the manufacturing process either from distributors of electrical or mechanical parts, or from custom fabricators of our proprietary designs. We typically maintain several months of finished goods, including printing systems and resin consumables, in order to meet unanticipated levels of product orders or supply delays or shortages. Likewise, we maintain excess finished products (printing systems and resin consumables) in four regional product warehouses (in Rehovot, Israel; Kiryat Gat, Israel; Chicago, United States; and Frankfurt, Germany) in order to ensure that we have an adequate level of products readily available for sale to distributors and end-users in key global locations. We also maintain excess stock of components used in the manufacture of our printing systems and resin consumables that we obtain from single or limited source suppliers.

Results of operations

The following table sets forth certain consolidated statement of income data as a percentage of total revenues for the periods indicated. All items are included in or derived from our consolidated statements of operations. The period-to-period comparison of financial results is not necessarily indicative of future results.

	Year ended December 31,
	2009	2010	2011

Total revenues	100.0%	100.0%	100.0%
Total cost of revenues	43.1%	38.4%	38.8%
Gross profit	56.9%	61.6%	61.2%
Research & development expenses	13.8%	13.6%	12.0%
Selling and marketing expenses	18.9%	22.7%	23.4%
General and administrative expenses	11.8%	11.4%	11.3%
Total operating expenses	44.5%	47.8%	46.8%
Operating income	12.3%	13.8%	14.5%
Finance income (expense), net	0.3%	(0.4)%	(1.0)%
Income before income taxes	12.7%	13.4%	13.4%
Tax expense	1.4%	1.6%	1.3%
Net income	11.3%	11.8%	12.1%

Years ended December 31, 2011, 2010 and 2009

Revenues

Revenues from our products and services for the last three years, as well as the percentage change, were as follows:

(in thousands)	2009	Year-over- year change	2010	Year-over- year change	2011

Products	$56,993	34.3%	$76,556	38.1%	$105,759
Services	10,537	7.4%	11,322	35.5%	15,337

Total revenues	$67,530	30.1%	$87,878	37.8%	$121,096

Total revenues increased by $33.2 million, or 37.8%, in 2011 as compared to 2010, after having increased by $20.3 million, or 30.1% in 2010 as compared to 2009. The growth in total revenues in 2011 was primarily attributable to substantial increases in both sales of products and services revenues, while the increase in total revenues in 2010 was primarily attributable to a substantial increase in sales of products, and secondarily to a small increase in services revenues. An explanation of the underlying causes for the changes in the amounts of the revenues in 2011 and 2010 is provided below.

Product revenues

The increase in product revenues in each of 2011 and 2010 relative to the previous year reflected strong sales across the spectrum of our 3D printing systems and resin consumables. Revenues derived from our products increased by $29.2 million, or 38.1%, in 2011 as compared to 2010, and by $19.6 million, or 34.3%, in 2010 as compared to 2009. The number of 3D printing systems sold in 2011 increased by 63% to 929 units as compared to 569 units sold in 2010, which itself reflected a 56.3% increase in comparison to the 364 units sold in 2009. Sales of our resin consumables also contributed to improved products sales in 2011 and 2010, rising to $47.9 million in 2011 from $35.0 million in 2010, after having risen from $27.1 million in 2009, amounting to increases of 36.7% and 29.1% for 2011 and 2010, respectively. We believe that the increased sales of our 3D printing systems in 2011 reflected the continued maturation and growth of our distribution channels, especially in the United States, as well as increased market penetration of the entry level desktop systems that we introduced in 2009. For 2010, we attribute increased sales across the spectrum of our 3D printing systems to the implementation of our strategy to capture market share and the effects of a stronger worldwide economy that expanded the market for 3D printers generally. The increase in revenues was also attributable to the cumulatively larger installed base of end-users in each of 2011 and 2010 relative to the previous year, which is the main driver of demand for resin consumables. The overall improved economic environment also contributed to increased sales of resin consumables, as it spurred increased usage of our installed machines in each of 2011 and 2010 relative to 2009, with end-user product design and manufacturing levels and capital expenditure budgets rising following their contraction in 2009 due to the global recession.

Services revenues

Services revenues increased by 35.5% to $15.3 million in 2011, after having increased by 7.4% to $11.3 million in 2010 from $10.5 million in 2009. These increases (and, in particular, the more substantial increase in 2011) were due to increased sales of 3D printing systems, which generated increased service revenues from the service component of system prices, renewals of service contracts by a larger installed base and increased sales of spare parts. Because service contracts are generally entered into by end users upon the lapse of an initial 12 month warranty period following installation, the significant increase in 3D printing systems sales that began in 2010 began to translate into a more significant rise in services revenues from those contracts in 2011 (whereas the slow-down in systems sales in 2009 slightly slowed the growth rate of services revenues in 2010).

Revenues by geographical region

The dollar amount, and percentage share, of our revenues attributable to each of the geographical regions in which we conduct our operations were as follows for the last three fiscal years:

	2009		2010		2011
($ in thousands)	Revenues	Percentage	Revenues	Percentage	Revenues	Percentage

Geographical region
North America	$28,291	41.9%	$36,859	41.9%	$52,558	43.4%
Europe	25,103	37.2%	29,846	34.0%	40,173	33.2%
Asia Pacific	11,636	17.2%	16,149	18.4%	23,354	19.3%
Rest of World	2,500	3.7%	5,024	5.7%	5,011	4.1%

Total	$67,530	100%	$87,878	100%	$121,096	100%

Changes in revenues in the geographic regions shown on the table above were, on the whole, driven by the causes for changes in our aggregate products and services revenues discussed above. The increase in the percentage of our overall revenues constituted by our North American revenues in 2011 as compared to 2010 and 2009 reflected the increased growth rate of our business in North America relative to all other regions. The declines in the percentage of our overall revenues constituted by our European revenues both from 2009 to 2010, and again from 2010 to 2011, were partially caused by a weakening of the Euro relative to the U.S. dollar, which reduced the dollar value of our Euro-denominated product sales. In addition, the impact of the global recession in 2009 was more acutely felt in Europe, and therefore had a greater impact on the level of revenues in Europe in 2009 than it did in other geographic regions. While European revenues have increased since that time, rising in both 2010 and 2011, the relatively tenuous macroeconomic environment in Europe has caused those increases to lag behind our revenue increases in other regions, thereby causing further decreases in the percentage of our overall revenues from Europe in 2010 and 2011. The increase in absolute revenues in the countries comprising what we refer to as Rest of World from 2009 to 2010 and from 2010 to 2011 reflected primarily the results of our focus on introducing our 3D printing systems to those markets.

Gross profit

The amount of our gross profit attributable to our products sales and services activities in 2009, 2010 and 2011, and the year over year percentage increase or decrease in such gross profit amounts over the course of that three year period, are set forth below:

($ in thousands)	2009	Year-over- year change	2010	Year-over- year change	2011

Gross profit attributable to:
Products	$37,158	42.2%	$52,822	35.8%	$71,751
Services	1,251	2.6%	1,283	86.4%	2,391

Total gross profit	$38,409	40.9%	$54,105	37.0%	$74,142

Our gross profit from products sales and services activities, expressed as a percentage of the revenues derived from such products sales and services activities, is provided in the below table:

	2009	2010	2011

Gross profit as a percentage of revenues from:
Products	65.2%	69.0%	67.8%
Services	11.9%	11.3%	15.6%
Total gross profit	56.9%	61.6%	61.2%

Gross profit from product sales increased by $18.9 million, or 35.8%, to $71.8 million in 2011, after having increased by $15.7 million, or 42.2%, to $52.8 million in 2010 as compared with $37.2 million in 2009. These year over year increases were primarily attributable to the absolute increase in products sales revenues in 2011 and 2010, which in each case reflected improved sales of our printing systems and resin consumables relative to the prior year, which in the case of 2010, was the recession-affected 2009 year. Gross profit slightly decreased as a percentage of revenues from products sales in 2011, after having increased in 2010. Those results reflected the mix of products sales revenues in those years relative to the respective prior years, as sales of higher-margin printers, as well as high-margin resin consumables, constituted a slightly lower percentage of our products sales revenues in 2011 compared to 2010, after having accounted for a higher percentage of our revenues in 2010 compared to 2009. This slight decrease in percentage of product sales revenues constituted by higher-margin printers in 2011 was due, in part, to growth in sales of our lower-margin Desktop family of printers. We do not anticipate significant changes in the mix of our products sales revenues or, in turn, in gross profit as a percentage of those revenues, in 2012.

Gross profit from services increased significantly by approximately $1.1 million, or 86.4%, in 2011 relative to 2010, after having increased slightly by approximately $32 thousand, or 2.6%, in 2010 relative to 2009. These increases in service gross margins were primarily attributable to corresponding increases in our installed base, which outpaced hiring of service engineers and therefore resulted in lower ratios of service engineers to our installed base in a given geographic region and therefore increased efficiency of service engineer utilization. In 2011, the gross profit from services, as a percentage of services revenues, also rose as a result of this increased efficiency, increasing by 4.3% relative to 2010 after having decreased by 0.6% in 2010 compared to 2009.

Operating expenses

The amount of each type of operating expenses for 2011, 2010 and 2009, and the percentage change in such amounts year-over-year, as well as the percentage of our total revenues constituted by our total operating expenses in each such year, were as follows:

($ in thousands)	2009	Year-over- year change	2010	Year-over- year change	2011

Research and development	$9,297	28.9%	$11,980	21.6%	$14,569
Selling and marketing	12,791	56.2%	19,979	42.0%	28,366
General and administrative	7,988	25.3%	10,009	36.8%	13,696

Total operating expenses	$30,076	39.5%	$41,968	34.9%	$56,631

Percentage of total revenues	44.5%		47.8%		46.8%

Research and development expenses increased by 21.6% in 2011 compared to 2010, and by 28.9% in 2010 compared to 2009, as we added research and development engineering personnel in each such year in order to expedite and deepen our new product development efforts as part of our growth strategy. In 2011, as well as in 2010, various markets began or continued to rebound from the global recession of 2009, during which our research and development expenses had decreased due, in part, to the freeze in research and development hiring that we had instituted. As a percentage of total revenues, however, our research and development expenses remained relatively constant over this three year period, constituting 12.0%, 13.6% and 13.8% of our total revenues in 2011, 2010 and 2009, respectively, reflecting our approach to prioritizing research and development activities. In the case of 2011, however, the growth of our revenues caused a slight decrease in the percentage of revenues spent on research and development.

Selling and marketing expenses increased by 42.0% and 56.2% in 2011 and 2010, respectively, in comparison to the respective prior years. These year over year increases were primarily due to increased marketing activity undertaken as part of our growth strategy, as well as changes we made in our sales and marketing operations in the United States in 2010. Those changes involved our transition towards product distribution via both direct channels involving independent sales agents and indirect channels involving independent distributors, as described above under "—Key measures of our performance—Gross profit," which resulted in increased sales commissions paid to those independent sales agents. Prior to 2010, substantially all of our products sales in the United States were made directly to end-users by our in-house direct sales staff. As a percentage of total revenues, our sales and marketing expenses rose during this three year period, from 18.9% in 2009 to 22.7% in 2010 to 23.4% in 2011, reflecting our strategic goal of increasing our presence and the market awareness of our company by intensifying our marketing efforts and adding distribution channels. While we intend to continue to invest in our selling and marketing efforts, we do not expect the rate of spending to increase materially.

General and administrative expenses increased by 36.8% and 25.3% in 2011 and 2010, respectively, relative to the previous year, largely reflecting the increase in headcount generated by increased activity across all areas of our business in each of those years compared to the previous year. These year over year increases were furthermore due to the expansion of our distribution infrastructure in Europe and Asia, which we began in 2010 and completed in 2011, and, in the case of 2010, to the implementation of our management information systems. Despite the absolute increase in general and administrative expenses in each of 2011 and 2010, as a percentage of our total revenues in those years, such expenses fell slightly, from 11.8% in 2009 to 11.4% in 2010 to 11.3% in 2011, reflecting our increased revenues as well as our efforts to manage our expansion efficiently.

Operating income

Operating income and operating income as a percentage of total revenues in 2011, 2010 and 2009, as well as the percentage change in operating income from year to year, were as follows:

($ in thousands)	2009	Year-over- year change	2010	Year-over- year change	2011

Operating income	$8,333	45.6%	$12,137	44.3%	$17,511
Percentage of total revenues	12.3%		13.8%		14.5%

Operating income increased by 44.3% in 2011 relative to 2010, and by 45.6% in 2010 relative to 2009, in each case primarily due to the leveraging of our fixed costs to increase product revenues, as discussed above. As a percentage of total revenues, the level of our (i) operating income rose by 0.7% and 1.5% in 2011 and 2010, respectively, while our (ii) operating expenses decreased by 1.0% in 2011, after having risen by 3.3% in 2010, in each case relative to the previous year, reflecting the implementation of our growth strategies, particularly with respect to selling and marketing activities. In 2011, these results also reflected our ability to leverage our fixed costs to grow product revenues at a faster pace than operating expenses.

Finance income (expenses), net

The amount of our finance income (expense), net in each of 2011, 2010 and 2009, and the percentage of our total revenues for those respective years constituted by such amounts, as well as the percentage change in such amounts from year to year, were as follows:

($ in thousands)	2009	Year-over- year change	2010	Year-over- year change	2011

Finance income (expense), net	$232	(257.3)%	$(365)	(236.4)%	$(1,228)
Percentage of total revenues	0.3%		(0.4)%		(1.0)%

The increase in finance expense from 2010 to 2011 primarily reflected our hedging against foreign currency fluctuations in 2011, as changes in the dollar in relation to other currencies (primarily the NIS) resulted in foreign currency exchange losses, primarily in the third quarter.

The increase in finance expense (which also reflected a decrease in finance income) from 2009 to 2010 primarily reflected foreign currency exchange losses (as opposed to gains in 2009), as partially offset by interest income, income from investments and forward contract income.

As described above under "—Currency exchange rates," we started to engage in economic hedging in 2011 in order to help protect against fluctuation in foreign exchange rates. Instruments we use to manage currency exchange risks may include foreign currency forward and swap contracts. These instruments will be used selectively to manage risks, but there can be no assurance that we will be fully protected against material foreign currency fluctuations. We do not use these instruments for speculative or trading purposes. As noted above, in 2011, changes in the exchange rate of the dollar in relation to other currencies (primarily the NIS) resulted in foreign currency exchange losses. However, in the fourth quarter of 2011, we adopted a hedging accounting policy under which some or all of the gains or losses from hedging transactions will be offset against, or will be added to, our expenses for which hedging is carried out, rather than being recorded as finance income or expense. In addition, under this policy, gains or losses from hedging transactions will be apportioned over the periods in which the related operating expenses are recorded, thereby reducing the likelihood that gains or losses from hedging transactions related to operating expenses of subsequent quarters would be concentrated in a single fiscal quarter, as was the case with the financial loss that we incurred in the first three quarters of 2011.

Tax expense

Tax expense, both as a stand-alone number and as a percentage of income before income taxes, for 2011, 2010 and 2009, as well as the percentage change in the amount of tax expense on a year-over-year basis were as follows:

($ in thousands)	2009	Year-over- year change	2010	Year-over- year change	2011

Income tax expense (benefit)	$960	47.0%	$1,411	12.6%	$1,589
As a percent of income before income taxes	11.2%		12%		9.8%

Net income

Net income and net income as a percentage of total revenues for 2011, 2010 and 2009, as well as the percentage change in net income year-over-year, were as follows:

($ in thousands)	2009	Year-over- year change	2010	Year-over- year change	2011

Net income	$7,605	36.2%	$10,361	41.8%	$14,694
Percentage of total revenues	11.3%		11.8%		12.1%

For the reasons cited previously, our net income rose by $4.3 million, or 41.8%, from 2010 to 2011, after having risen by $2.8 million, or 36.2%, from 2009 to 2010. As a percentage of total revenues, our net income remained fairly consistent in 2009, 2010 and 2011, rising slightly over that three year period (from 11.3% to 11.8% to 12.1%), as a substantial increase in total revenues in each of 2011 and 2010 relative to the prior year was accompanied by a relatively commensurate increase in costs of revenues and operating expenses and by increased spending due to implementation of our growth strategies.

Quarterly results of operations data

The following table sets forth our unaudited quarterly consolidated statements of operations data for each of the twelve quarters ended December 31, 2011. We have prepared the quarterly data in a manner that is consistent with the audited consolidated financial statement data included in this prospectus. In the opinion of management, the financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data. This information should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for a full year or any future period.

	Three months ended
	2009				2010				2011
	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30	Sept. 30	Dec. 31
(in thousands US$)

Net revenues:
Products	14,771	13,276	13,052	15,894	16,538	18,569	18,998	22,451	23,097	24,479	27,873	30,310
Services	2,445	2,637	2,800	2,655	2,406	2,655	3,041	3,220	3,189	3,669	4,070	4,409

Total revenues	17,216	15,913	15,852	18,549	18,944	21,224	22,039	25,671	26,286	28,148	31,943	34,719
Cost of revenues:
Products	4,925	4,926	4,627	5,357	5,187	5,976	5,923	6,648	7,354	7,929	9,221	9,504
Services	2,231	2,267	2,351	2,437	2,180	2,393	2,600	2,866	2,936	2,995	3,713	3,302

Total cost of revenues	7,156	7,193	6,978	7,794	7,367	8,369	8,523	9,514	10,290	10,924	12,934	12,806

Gross profit	10,060	8,720	8,874	10,755	11,577	12,855	13,516	16,157	15,996	17,224	19,009	21,913

Operating expenses:
Research and development expenses, net	2,349	2,109	2,180	2,659	2,839	2,805	3,012	3,324	3,470	3,734	3,675	3,690
Selling and marketing expenses	2,852	2,841	3,024	4,074	3,823	4,700	5,103	6,353	5,605	6,661	7,317	8,783
General and administrative expenses	1,657	1,798	2,040	2,493	2,405	2,299	2,390	2,915	3,156	3,064	3,499	3,977

Total operating expenses	6,858	6,748	7,244	9,226	9,067	9,804	10,505	12,592	12,231	13,459	14,491	16,450

Operating profit	3,202	1,972	1,630	1,529	2,510	3,051	3,011	3,565	3,765	3,765	4,518	5,463

Financial expenses (income), net	1,099	(831)	(889)	389	856	577	(1,053)	(15)	61	(659)	1,930	(104)
Income tax	236	185	231	308	281	324	493	313	463	326	270	530

Net income	1,867	2,618	2,288	832	1,373	2,150	3,571	3,267	3,241	4,098	2,318	5,037

Liquidity and capital resources

A summary of our statement of cash flows for the three years ended December 31, 2011 is as follows:

(in thousands)	2009	2010	2011

Net income	$7,605	$10,361	$14,694
Depreciation and amortization	1,485	2,019	2,579
Net amortization of discount related to marketable securities	(153)	(211)	(206)
Loss (gain) on sale of marketable debt securities	667	(138)	—
Deferred income taxes-net	449	385	(25)
Other adjustments required to reconcile net income to net cash provided by operating activities	(3,540)	1,471	(10,528)
Net cash provided by operating activities	6,513	13,887	6,514
Net cash provided (used) in investing activities	(5,787)	7,349	9,015
Net cash used in financing activities	(1,534)	—	—
Translation differences on cash balance of consolidated subsidiaries operating independently	—	(164)	89
Net increase (decrease) in cash and cash equivalents	(808)	21,072	(2,142)
Balance of cash and cash equivalents at beginning of year	25,102	24,294	45,366
Balance of cash and cash equivalents at end of year	24,294	45,366	42,954

Our cash and cash equivalents balance decreased by $2.4 million as of the end of 2011, from $45.4 million at December 31, 2010 to $43.0 million at December 31, 2011. This decrease of cash primarily reflected the $10.5 million of cash spent to increase our inventories, the increase of $5.7 million in our other accounts receivable, and the $9.0 million of cash that we used in investing activities, including the $14.5 million of cash used for an increase in short-term deposits and $4.2 million of cash used for the purchase of property, plant and equipment. These amounts of cash used were offset, in part, by the $6.5 million of cash, net, provided by our operations, attributable to our improved revenues from product sales, and our $14.7 million of net income, and by the $10.0 million of cash provided by proceeds from our sale of marketable securities. There was no cash used or provided by financing activities in 2011. Our cash and cash equivalents balance increased by $21.1 million in 2010, from $24.3 million at December 31, 2009 to $45.4 million at December 31, 2010, primarily due to the $13.9 million of cash flows from operations, reflecting our improved revenues from products sales and net income in 2010, along with (i) $7.3 million of cash provided by investing activities, in particular $11.3 million of proceeds from sale of marketable securities, as partially offset by (ii) $2.8 million spent in purchase of property, plant and equipment, (for various items, including building improvements and management information system upgrades), while (iii) there was no cash used in 2010 for financing activities.

In 2011 we used, and in the near- and mid-term future, we expect to continue to use, our cash primarily to implement our growth strategies, as well as for working capital. We believe that our primary sources of liquidity during the upcoming twelve month period will be our cash flows from operations and our current cash balances, coupled with the net proceeds to us from this offering. We do not maintain any bank debt or other debt financing and do not anticipate incurring any debt in the immediate future. We believe that our cash flows from operations, our existing cash resources and the net proceeds to us from this offering, will be sufficient to fund our projected cash requirements through at least the end of the six months ending

June 30, 2013. However, to the extent that we pursue potential acquisitions or strategic alliances, we may require, or we may consider obtaining, debt or other financing to fund such transactions or to fund our ongoing operations. There is no assurance that such financing will be available on favorable terms or available at all. We have no current undertakings, commitments or agreements to consummate any such acquisitions or strategic alliances.

Cash flows from operating activities

The net cash provided by our operating activities during 2011 amounted to approximately $6.5 million, principally derived from $14.7 million of net income and from the following adjustments for the following non-cash line items: an upwards adjustment of $2.6 million for depreciation and amortization; an upwards adjustment of $524 thousand for increase in liability for employee rights upon retirement; an upwards adjustment of $130 thousand for losses on amounts funded in respect of employee rights upon retirement; a downward adjustment of $25 thousand for deferred income taxes, and a net downward adjustment of $11.6 million for changes in operating assets and liabilities, which included downward adjustments of $10.5 million for an increase in our inventories and $5.7 million for an increase in our other (non-trade) accounts receivable, as partially offset by upwards adjustments of $4.9 million for an increase in other current liabilities and $2.8 million for an increase in deferred revenues.

The net cash provided by our operating activities over the previous two full years (2010 and 2009) amounted to approximately $20.4 million, principally derived from $18.0 million of net income, plus upwards adjustments for non-cash expenses of $3.5 million for depreciation and amortization, $0.5 million for loss on sale of marketable debt securities, $1.5 million for increase in liability for employee rights upon retirement, $0.8 million for deferred income taxes, net, as adjusted downwards for $0.2 million for gains on amounts funded in respect of employee rights upon retirement, $0.4 million for net amortization of discount related to marketable securities, and a net amount of $3.7 million, in the aggregate, for changes in operating assets and liabilities.

We experienced increases in our balances of net accounts receivable of $7.1 million in 2011, $2.5 million in 2010 and $3.4 million in 2009. Our payment terms are generally 60 days. Therefore, changes in accounts receivable generally reflect activity in the final 60 days of a given fiscal quarter and during the final quarter of a fiscal year. The net increases in accounts receivable balances in each of 2011, 2010 and 2009 reflected the increased activity in the fourth quarter of that year in comparison with the previous year. We perform ongoing credit evaluations of our customers and believe that adequate allowances have been established for any collectability issues in our accounts receivable balance.

Our inventory balances were $26.0 million, $15.6 million and $11.2 million as of December 31, 2011, 2010 and 2009, respectively. The increases in inventory of $10.5 million and $4.2 million during 2011 and 2010, respectively, were primarily due to continued implementation of our strategy to grow our inventory to support increased sales of parts and printing systems. During those two years, we accumulated inventory of our resin consumables outside of Israel and increased our inventory of parts and finished assemblies of our printing systems to facilitate rapid execution of potential sales that are in excess of forecasted levels.

Decreases in our accounts payable reflected the use of $80 thousand and $1.6 million of cash in 2011 and 2009, respectively, while a decrease in such accounts provided $3.0 million of cash in

2010. For each of such three years, the increase or decrease, as appropriate, was related to the timing of payments for inventory purchases.

An increase in deferred revenues accounted for $2.8 million of cash provided by our operating activities in 2011, which followed upon an increase in deferred revenues that accounted for $1.7 million of cash provided by our operating activities in 2010 and a decrease in such deferred revenues that used $2.8 million of cash in 2009. The increases in our deferred revenues balance in 2011 and 2010 primarily reflected strong product sales in those years, which caused a corresponding rise in revenue amounts not immediately recognizable upon such sales, while the decrease in the deferred revenues balance in 2009 was due to weaker product sales.

Cash flows provided (used) in investing activities

Our investing activities used $9.0 million of cash in 2011, after having provided $7.3 million of cash in 2010 and used $5.8 million of cash in 2009. Cash used in investing activities during 2011 primarily reflected an increase of $14.5 million in our short term deposits, as offset in part by $10.0 million of cash that was provided by the sale or maturity of marketable securities. In 2010, the sale of marketable debt securities provided $11.3 million of cash, while we did not invest in marketable debt securities at all. In 2009, the purchase of marketable debt securities, net of proceeds from sales of marketable securities, used cash of $4.9 million.

At December 31, 2011 and 2010, our investments consisted entirely of $1.0 million and $11.0 million, respectively, of marketable, available-for-sale securities, including dollar denominated corporate bonds rated between A and AA issued by major financial institutions with terms ranging from one to two years.

Additional principal usages of our cash in investing activities in 2011, 2010 and 2009 included $4.2 million, $2.8 million and $4.3 million, respectively, for purchase of property, plant and equipment. Over the three-year period ended December 31, 2011, principal usages of our cash in investing activities included upgrades to our computers and electronic equipment systems and acquisition and development of property and plant. Specifically, in September 2009, we launched a new management information system. Furthermore, in 2009 we completed the building of our new materials production plant and warehouses facilities in Kiryat Gat, Israel; this project included investments in manufacturing and engineering development equipment and tooling and leasehold improvements in the facilities.

Cash flows used in financing activities

In each of 2011 and 2010, no cash was used in or provided by financing activities. In 2009, net cash used in financing amounted to $1.5 million, nearly all of which reflected a capital write-off for the repurchase (and subsequent cancellation) of 2,368,546 preferred shares from our shareholders.

Contractual obligations

Our total current assets amounted to $110.5 million and $88.9 million at December 31, 2011 and 2010, respectively, most of which consisted of cash and cash equivalents, inventories, accounts receivable and, primarily as of December 31, 2010, investments in marketable securities. Total current liabilities as of those dates amounted to $34.2 million and $26.2 million, respectively, and we had no debt as of either such date. We estimate that we will spend between approximately $5.5 million and $6.5 million during 2012 for property and equipment. We also estimate that as of December 31, 2011, we had approximately $10.7 million of purchase commitments for inventory. In addition to purchase commitments for inventory, we have future commitments for leased facilities. We intend to finance our purchase commitments from existing cash or from cash flows from operations. Our future contractual cash obligations as of December 31, 2011 are summarized in the following table:

(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Operating lease obligations	$7,720	$1,720	$3,187	$2,813	$—
Purchase obligations	10,721	10,721	—	—	—
Other long-term liabilities reflected on our balance sheets:	4,436	519	1,038	1,038	1,841

Total	$22,877	$12,960	$4,225	$3,851	$1,841

In addition to the above disclosed contractual obligations, we have made reserves for tax contingencies and legal contingencies, respectively, at December 31, 2011. Based on the uncertainties associated with these items, we are unable to make reasonably reliable estimates of the period of potential settlements, if any, with taxing authorities or with counter-parties to such litigations. We also have royalty obligations on sales of resin consumables. As of December 31, 2011, accrued and unpaid royalty obligations amounted to approximately $0.7 million. As our royalty obligations depend on future sales, we cannot calculate them currently.

Inflation

We believe that inflation has not had a material effect on our operations or on our financial condition during the three most recent fiscal years.

Quantitative and qualitative disclosure about market risk

Market risk is the risk of loss related to changes in market prices, including interest rates and foreign exchange rates, of financial instruments that may adversely impact our consolidated financial position, results of operations or cash flows.

Foreign currency exchange risk

Due to our international operations, currency exchange rates impact our financial performance. In 2011 approximately 67% of our sales were denominated in U.S. dollars and approximately 33% of our sales were denominated in Euros. In terms of costs of revenues, a significant percentage of our purchases of raw materials and product components (approximately 46% in 2011) are denominated in either NIS or in NIS prices that are linked to U.S. dollars. Similarly, a majority all of our labor costs are also denominated in NIS, due to our operations in Israel.

While we have not hedged against these risks formally in the past, in 2010 we did convert U.S. dollars to NIS a few months in advance of anticipated large NIS expense payments (such as payroll expenses) to hedge against the potential devaluation of the U.S. dollar relative to the NIS prior to the dates for such payments. In 2011, we began to engage in transactions (such as entry into forward contracts) designed to limit our exposure to the weakening of the U.S.

dollar against the NIS and the weakening of the Euro against the U.S. dollar. These transactions may relate in part to specific operating transactions and to that extent are included in the operations-related categories of our consolidated statements of income (commencing in our 2011 financial statements). Otherwise, they are accounted for in finance income (expense). In the third quarter of 2011, we experienced a financial loss due to our entry into currency hedging transactions. In order to reduce the impact of future currency fluctuations, we have adopted a new hedging accounting policy, under which we intend to hedge in connection with specific operating transactions, as described above under "Finance income (expenses), net." Assuming that such policy complies with the relevant accounting requirements, some or all of the gains or losses from hedging transactions will be apportioned over the periods in which the related operating expenses are recorded, thereby reducing the impact of such gains or losses upon a single fiscal quarter.

The net effect of these risks stemming from currency exchange rate fluctuations on our operating results can be quantified as follows:

(i) An increase of 10% in the value of the NIS relative to the dollar in the year ended December 31, 2011 would have resulted in a net decrease in the dollar reporting value of our operating income of $4.4 million, due to the adverse impact to our operating margins that we would experience as a result of such an increase. On the other hand, a 10% decrease in value of the NIS relative to the dollar in the year ended December 31, 2011 would have caused a net increase in the dollar reporting value of our operating income of $4.4 million for 2011, due to the favorable effect on our operating margins that would result from such devaluation of the NIS.

(ii) An increase of 10% in the value of the Euro relative to the U.S. dollar in 2011 would have resulted in an increase in the U.S. dollar reporting value of our operating income of $2.6 million for that year, due to the increase in dollar value of products and services revenues earned in Euros, while a decrease of 10% in the value of the Euro relative to the U.S. dollar in 2011 would have resulted in a decrease in the U.S. dollar reporting value of our operating income of $2.5 million for that year, reflecting the decreased dollar value of products and services revenues earned in Euros.

We will continue to monitor exposure to currency fluctuations. Instruments that may be used to hedge future risks may include foreign currency forward and swap contracts. These instruments may be used to selectively manage risks, but there can be no assurance that we will be fully protected against material foreign currency fluctuations.

Off-balance sheet arrangements

Since our inception, except for standard operating leases, we have not engaged in any off-balance sheet arrangements, such as the use of unconsolidated subsidiaries, structured finance, special purpose entities or variable interest entities.

Critical accounting estimates

We have prepared our consolidated financial statements and related disclosures in conformity with U.S. GAAP. This has required us to make estimates based on our judgments and assumptions that affect the amounts reported. Note 1 of the notes to our consolidated financial statements contained elsewhere in this prospectus describes the significant accounting policies and principles that are used to prepare our consolidated financial statements.

We have identified several critical accounting estimates that required us to use assumptions about matters that were uncertain at the time of our estimates. Had we used different assumptions, the amounts we recorded could have been significantly different. Additionally, if we had used different assumptions or different conditions existed, our financial condition or results of operations could have been materially different. The critical accounting estimates that were affected by the estimates, assumptions, and judgments used in the preparation of our consolidated financial statements are discussed below.

Revenue recognition

We recognize revenues primarily from the sale of our products, which include 3D printing systems and resin consumables, and, secondarily, from the provision of related support services. We recognize revenues from product sales when (i) persuasive evidence of a final agreement exists, (ii) delivery has occurred or services have been rendered, (iii) the selling price is fixed or determinable, and (iv) collectability is reasonably assured. Revenues from sales of systems to end-users are recognized after installation is complete, when a certificate of installation is received by the end-user, since we view installation with end-users to be essential to the functionality of system and a critical part of performance of the delivery obligation. Revenues from sales to independent distributors are generally recognized upon shipment (according to the shipping terms agreed with each distributor). Our independent distributors are responsible for the installation of a system with an end-user. We generally do not provide for a right of return in our sales contracts. From time to time, upon release of a new system, or a beta system, to early adopters, we provide for a right of return on these beta systems for a limited period of time. Revenues for these systems are recognized only when such right of return has elapsed and the client has entered into a binding purchase arrangement.

Our systems include embedded software. The software is considered incidental to the system as a whole and accordingly "software" accounting standards are not applicable because the software is not a significant focus of the marketing effort and is not sold separately. The software only works with the system and the system only works with software. We do not provide post-contract customer support specific to the software. We enable our end-users to freely download software updates. Our research and development efforts to develop the software are not significant in comparison with total system research and development and production costs.

For each of the two years in the period ended December 31, 2010, pursuant to the previous accounting guidance concerning revenue arrangements with multiple deliverables, for a sales arrangement with multiple elements, such as 3D printings systems, software license, materials, installation and services, we allocated revenues to the different elements in the arrangement under the "residual method" based on Vendor Specific Objective Evidence of fair value for the undelivered element (the services, which is similar to service contracts sold separately). Under the residual method, at the outset of the arrangement, we defer revenues for the fair value of its undelivered element and recognize revenues for the remainder of the arrangement fee attributable to the elements initially delivered, when the basic criteria have been met. Warranty revenues are deferred and recognized on a straight-line basis over the terms of the warranty agreement.

Beginning January 1, 2011, we adopted Accounting Standard Update, or ASU, No. 2009-13, "Multiple-Deliverable Revenue Arrangements" (ASU 2009-13) for new and materially modified transactions originating after January 1, 2011. The new standard changes the requirements for establishing separate units of accounting in a multiple element arrangement and requires the allocation of arrangement consideration to each deliverable to be based on the relative selling price.

For 2011 and future periods, pursuant to the guidance of ASU 2009-13, when a sales arrangement contains multiple elements, such as 3D printings systems, including license, consumables, installation and services, we allocate revenue to each element based on a selling price hierarchy. The selling price for a deliverable is based on its vendor specific objective evidence, or VSOE, if available, third party evidence, or TPE, if VSOE is not available, or best estimate of the selling price, or ESP, if neither VSOE nor TPE is available.

We establish VSOE of selling price using the price charged for a deliverable when sold separately. The best estimate of selling price is established considering internal factors such as margin objectives and pricing. The adoption of these new standards did not have a material impact on our revenues or financial statements.

We recognize service revenues from sales of maintenance contracts. Service revenues from maintenance contracts are recognized ratably over the term of the contract, typically one year.

Shipping and handling costs billed to customers for system sales and sales of materials are included in product revenues in the consolidated statements of operations.

We assess collectability as part of the revenue recognition process. This assessment includes a number of factors such as an evaluation of the creditworthiness of the customer, past payment history, and current economic conditions. If it is determined that collectability cannot be reasonably assured, we will decline shipment, request a down payment, or defer recognition of revenues until ultimate collectability is reasonably assured.

Our products are typically covered by a warranty with a 12 month period from the date of sale. A small number of our products are covered by a warranty with a three month period from the date of sale to a certain distributor. For these products, a liability is recorded for future warranty costs in the same period in which related revenues are recognized. The liability is based on anticipated parts and labor costs, utilizing historical experience. We periodically assess the adequacy of the warranty reserves based on changes in those factors and record any necessary adjustments if actual experience indicates that adjustments are necessary. Future claims experience could be materially different from prior results because of the introduction of new, more complex products, a change in our warranty policy in response to industry trends, competition or other external forces, or manufacturing changes that could impact product quality. In the event that we determine that our current or future product repair and replacement costs exceed estimates, an adjustment to these reserves would be charged to earnings in the period such a determination is made. Our accrued product warranty for each of the years ended December 31, 2011, 2010 and 2009 was immaterial.

Share-based compensation

As part of our compensation strategy, we from time-to-time grant options to our employees and consultants to purchase shares of our capital stock. As options to purchase ordinary shares that we previously granted are not exercisable prior to the closing of this offering, no share-based compensation was recognized with respect to those options as of December 31, 2011. All options to purchase preferred shares that we have granted became exercisable immediately upon grant, and all related share-based compensation expense was recognized, prior to the fiscal periods covered by the financial statements appearing in this prospectus. For a discussion of share-based compensation expense that we will recognize upon completion of this offering, see Note 9b of the notes to our consolidated financial statements included elsewhere in this prospectus. We calculate the fair value of share-based option awards on the date of grant based on the fair value of the award and recognize compensation costs upon probable attainment of specified performance conditions and over a service period. We use the Black-Scholes option valuation model to estimate the grant date fair value. In estimating this fair value, there are certain assumptions that we use, including the expected life of the options and the price volatility of the underlying shares. The expected option term is calculated in accordance with ASC 718, Compensation—Stock Compensation. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant. Each of the factors used in making an estimate requires us to use judgment and make estimates in determining the percentages and time periods used for the calculation. If we were to use different percentages or time periods, the fair value of share-based option awards could be materially different.

Allowance for doubtful accounts

While we evaluate the collectability of a sale as part of our revenue recognition process, we must also make judgments regarding the ultimate realization of our accounts receivable. A considerable amount of judgment is required in assessing the realization of these receivables, including the aging of the receivables and the creditworthiness of each customer. We may not be able to accurately and timely predict changes to a customer's financial condition. If a customer's financial condition should suddenly deteriorate, calling into question our ability to collect the receivable, our estimates of the realization of our receivables could be adversely affected. We might then have to record additional allowances for doubtful accounts, which could have an adverse effect on our results of operations in the period affected.

Our allowance for doubtful accounts is adjusted periodically based on evaluation of specific customer accounts, for which we specifically reserve. In our evaluation we use a variety of factors, such as past payment history, our understanding of the financial condition of the customer, and economic conditions. We also evaluate our overall concentration risk, which assesses the total amount owed by each customer, regardless of its current status. The allowance charged as an expense (expense reversed) related to our trade accounts receivables was $0.1 million, $0.1 million and $0.3 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Inventories

Our inventories are recorded at the lower of cost or market. Cost of raw materials and resin consumables is determined on a "moving average" basis. Cost of finished products and products in process is determined as follows: the raw materials component is determined mainly on a "moving average" basis, and the labor and overhead component is determined on the basis of actual manufacturing costs. We periodically assess our inventory for obsolescence and potential excess by reducing the difference between our cost and the estimated market value of the inventory based on assumptions about future demand and historical sales patterns. Our inventories consist of materials and products that are subject to technological obsolescence and competitive market conditions. If market conditions or future demand are less favorable than our current expectations, additional inventory write downs or reserves may be required, which could have an adverse effect on our reported results in the period the adjustments are made. Additionally, engineering or field change orders (or ECO and FCO, respectively) introduced by our engineering group could suddenly create extensive obsolete and/or excess inventory. Although our engineering group considers the estimated effect that an ECO or FCO would have on our inventories, a mandated ECO or FCO could have an immediate adverse affect on our reported financial condition if it requires the use of different materials in either new production or in our inventory used for providing services.

Income taxes

We comply with ASC 740, Income Taxes, which requires an asset and liability approach to financial reporting of income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets if, based upon the weight of available evidence, it is "more likely than not" that a portion of such deferred assets will not be realized.

Deferred tax liabilities and assets are classified as current or non-current based on the classification of the related asset or liability for financial reporting, or according to the expected reversal dates of the specific temporary differences where appropriate.

We have not provided for deferred tax liability with respect to the following items:

(i) Taxes that would apply in the event of disposal of investments in our subsidiaries, as it is generally our intention to hold these investments, not to dispose of them.

(ii) Amounts of tax-exempt income generated from our current Approved Enterprises under the Investment Law, as we intend to permanently reinvest these and do not intend to distribute dividends from such income.

(iii) Dividends distributable from the income of foreign companies in our group of companies, as we do not expect these companies to regularly distribute dividends in the foreseeable future. If these dividends were to be paid, we would have to pay additional taxes at a rate of up to 25% on the distribution, and the amount would be recorded as an income tax expense in the period during which the dividend is declared.

Tax contingencies

In accordance with ASC 740, Income Taxes, we take a two-step approach to recognizing and measuring uncertain tax positions (tax contingencies). The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. We reevaluate these tax positions periodically and make adjustments as required.

Other contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss but which will only be resolved when one or more future events occur or fail to occur. Our management assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against or unasserted claims that may result in such proceedings, our management evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be recorded as accrued expenses in financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Impairment of property, plant and equipment

We adhere to ASC 360, Property, Plant, and Equipment, and annually assess the recoverability of the carrying amounts assets at year-end. An impairment loss would be recognized if expected undiscounted future cash flows are less than the carrying amount of the asset. This loss would be determined by calculating the difference by which the carrying amount of the asset exceeds its fair value. Based on our assessment as of December 31, 2011, no long-lived assets were determined to be impaired.

Property, plant and equipment

Property, plant and equipment are presented in our financial statements at cost as of the date of acquisition. Depreciation and amortization is calculated based on the straight-line method over the estimated useful lives of the depreciable assets, or in the case of leasehold improvements, the shorter of the lease term or the estimated useful life of the asset. Improvements are capitalized while repairs and maintenance are charged to our operations as they are incurred.

Annual rates of depreciation are as follows for the following categories of assets:

%

Computers and electronic equipment	20-33 (mainly 33%)
Office furniture and equipment	6-15 (mainly 15%)
Machinery and equipment	10-33 (mainly 33%)
Buildings	4
Land	—

Equipment produced by us and used for research and development purposes is depreciated on a straight-line basis over a period of three years.

Marketable securities

At December 31, 2011, our investments consisted entirely of $1.0 million of marketable, available-for-sale securities, including dollar denominated corporate bonds rated between A and AA issued by major financial institutions with terms ranging from one to two years. Debt securities that we consider selling prior to maturity are classified as "available-for-sale." These securities are reported at fair value, with unrealized gains and losses reported as a separate component of comprehensive income (loss) in changes of equity. Unrealized losses that are considered to be other-than-temporary are charged to income as an impairment charge. Realized gains and losses on sales of securities, as well as premium or discount amortization, are included in the consolidated statement of income as financial income or expenses. We do not hold these securities for trading purposes. These securities are classified as short-term investments.

Recently issued accounting principles not yet adopted

In June 2011, the Financial Accounting Standard Board, or FASB, issued ASU No. 2011-05, which amended the comprehensive income presentation guidance. The amendment requires entities to report components of comprehensive income in either a continuous statement of comprehensive income or two separate but consecutive statements. The guidance is effective for interim and annual periods beginning after December 15, 2011. We are currently evaluating the potential impact of ASU No. 2011-05 on our financial statements.

In May 2011, the FASB issued ASU No. 2011-04 for Fair Value Measurements and Disclosures (Topic 820). The amendment clarifies the existing guidance and adds new disclosure requirements. The guidance is effective for interim and annual periods beginning after December 15, 2011. We are currently evaluating the potential impact of ASU No. 2011-04 on our financial statements.

Business

Company overview

We are a global provider of 3D printing solutions, offering a broad range of 3D printing systems, resin consumables and services. Our printers use our proprietary PolyJet inkjet-based technology, resin consumables and integrated software to create 3D models directly from computer data such as 3D CAD files. Our printers build 3D objects by depositing multiple layers of resin one on top of another. We enhance the ability of designers, engineers and manufacturers to visualize, verify and communicate product designs, thereby improving the design process and reducing time-to-market. Our easy-to-use, high-speed 3D printers create high-resolution, smooth surface finish models that have the look, feel and functionality of the final designed product. We offer the only 3D printing systems that deposit two materials simultaneously, enabling the printing of models with a broad range of physical attributes. As of December 31, 2011, we had sold 3,378 3D printing systems, of which 929 were sold in 2011 and 569 were sold in 2010. Our installed base of 3D printers provides the basis for recurring revenues from the sale of resin consumables and services.

3D printing is transforming prototype development and customized manufacturing processes, and is displacing traditional methodologies such as metal extrusion, computer-controlled machining and manual modeling techniques. 3D printing significantly improves the design process, reduces the time required for product development and facilitates creativity, while keeping the entire design process in-house. According to the Wohlers Report, the 3D printer market grew at a 20% CAGR from 2004 to 2009. We believe the proliferation of 3D content will continue to drive the growth in 3D printing. An indicator of the total addressable market is the number of licensed 3D design software seats, such as 3D CAD seats, although multiple CAD seat licenses will often utilize only one printing system. According to the CAD Report there was an installed base of over five million 3D CAD seats at the end of 2009. With only 26,797 3D printing systems installed worldwide at the end of 2009, according to the Wohlers Report, we believe that the 3D printing industry is significantly under-penetrated and has considerable room for growth. Additionally, users are increasingly upgrading their CAD software from 2D to 3D, as illustrated by the increasing share of 3D CAD installed seats from 30% in 2007 to 41% of the 14 million total CAD installed seats at the end of 2009, according to the CAD Report. While the number of 3D CAD seats is an indicator of the total addressable market, the growth of 3D printing extends beyond the number of 3D CAD users, as users can increasingly print 3D content files without the need for specialized 3D CAD design software.

We are pioneers in 3D inkjet printing technology, which we believe is differentiated from competing technologies primarily in its ability to be scaled and to deliver high-resolution and multi-material printing. We combine our proprietary hardware platform, integrated software and resin consumables with widely-deployed inkjet printer heads to develop leading 3D printing systems. We are able to improve our 3D printing systems through ongoing industry advancements in 2D inkjet head technology. This technology also allows us to offer a spectrum of 3D printers of varying features, capacities and price points, and to migrate the advanced features of our high-end products to our entry-level products with greater efficiency.

Our products are used in a broad array of applications, including concept and functional modeling, focus groups and sales presentations, ergonomic studies, prototype production,

short-run tooling and customized small series manufacturing. We offer a wide variety of office-friendly, resin consumables, including rigid and flexible (rubber-like) materials and bio-compatible materials for medical applications. We are the only providers of 3D printers that offer the simultaneous jetting of two materials, enabling our end-users to print models with a variety of model features, such as objects with both rigid and flexible parts in a single build. Additionally, our technology enables real-time mixing of resins during the printing process to create new composite materials in order to achieve a variety of new material properties.

Our 3D printing systems are deployed at over 2,800 companies in a wide range of industries. Our systems are used by a number of Fortune 100 companies. We provide products and services to our global customer base through our offices in Israel, the United States, Germany, Japan, China and Hong Kong, as well as through our worldwide network of over 85 distributors and sales agents.

Headquartered in Israel, we were founded in 1998 and sold our first 3D printing systems in 2002. Our revenues and net income were $121.1 million and $14.7 million, respectively, in 2011, marking our seventh consecutive profitable year and reflecting growth of 37.8% and 41.8% over the corresponding amounts for 2010.

Industry overview

3D printing offers significant advantages over traditional methods of prototype development and customized manufacturing, and is displacing traditional methodologies such as metal extrusion, computer-controlled machining and manual modeling techniques. 3D printing brings prototyping closer to the designer earlier in the design process and can significantly reduce product development cost and time. Over the past five years, the 3D printing industry has experienced significant growth, with a 20% CAGR of 3D printer installations from 2004 to 2009, according to the Wohlers Report, and we believe that the industry is poised for further growth.

The challenges of prototype development

Historically, prototype development and customized manufacturing have been performed by traditional methods using metal extrusion, computer-controlled machining and manual modeling techniques, in which blocks of material are carved or milled into specific objects. Traditional methodologies have numerous limitations. These methodologies often require specialist technicians, and can be time and labor-intensive. The time intensity of traditional modeling can leave little room for design error or subsequent redesign without meaningfully impacting a product's time-to-market and development cost. As a result, prototypes are generally created only at selected milestones late in the design process, which prevents designers from truly visualizing and verifying the design of an object in the preliminary design stage. The inability to iterate a model rapidly hinders collaboration among the design team and reduces the ability to optimize a design, as time-to-market and optimization become necessary trade-offs in the design process. In addition, traditional methodologies typically rely on outsourced fabrication and service bureaus to develop models, risking the loss of confidentiality of their design plans.

The 3D printing solution

3D printing addresses the inherent limitations of traditional modeling technologies through its combination of functionality, quality, ease-of-use, speed and cost. 3D printing can be significantly more efficient and effective than traditional model-making techniques for use across the design process, from concept modeling and design review and validation, to fit and function prototyping, pattern making and tooling. Introducing 3D modeling earlier in the design process to evaluate fit, form and function can result in faster time-to-market and lower product development costs. In addition, for customized manufacturing, 3D printers eliminate the need for complex manufacturing set-ups and reduce the cost and lead-time associated with conventional tooling.

The 3D printing market

According to the Wohlers Report, the 3D printer market grew at a 20% CAGR from 2004 to 2009. We believe the proliferation of 3D content will continue to drive the growth in the 3D printing market. An indicator of the total addressable market is the number of licensed 3D design software seats, such as 3D CAD seats, although multiple CAD seat licenses will often utilize only one printing system. According to the CAD Report, there was an installed base of over five million 3D CAD seats at the end of 2009. With only 26,797 3D printing systems installed worldwide at the end of 2009, according to the Wohlers Report, we believe that the 3D printing industry is significantly under-penetrated and has considerable room for growth. Additionally, users are increasingly upgrading their CAD software from 2D to 3D, as illustrated by the increasing share of 3D CAD installed seats from 30% in 2007 to 41% of the 14 million total CAD installed seats at the end of 2009, according to the CAD Report. While the number of 3D CAD seats is an indicator of the addressable market, the growth of 3D printing extends beyond the number of 3D CAD users, as users can print 3D content files without the need for specialized 3D CAD design software, just as users of 2D printers can print standard document files such as PDF files without the need for word processing software. The following chart reflects the growth in the installed base of 3D printers from 2004 to 2009:

Installed Base—Cumulative Units Shipped

Source: Wohlers Report

The first commercial 3D printers were introduced in the early 1990s, and, since the early 2000s, 3D printing technology has evolved significantly in terms of pricing, variety and quality of materials, accuracy, ability to create complex objects, ease of use and suitability for office environments. 3D printing is already replacing traditional prototype development methodologies across various industries such as automotive, aerospace and defense, electronics, medical, footwear, toys, educational institutions, government and entertainment, underscoring its potential suitability for an even broader range of industries. Additionally, 3D printing has created new applications for model-making in certain new markets, such as the education market, where institutions are increasingly incorporating 3D printing into their engineering and design course programs, and the dental and orthodontic markets, where 3D printed models are being used as replacements for traditional stone models, implants and surgical guides and for crowns and bridges for casting.

We expect that the adoption of 3D printing will continue to increase over the next several years as a result of the proliferation of 3D content and 3D authoring tools (3D CAD and other simplified 3D authoring tools), as well as increased availability of 3D scanners. We believe that increased market adoption in 3D printing will be facilitated by continued improvements in 3D printing technology, including:

•
Print quality: Further advancements in resolution, accuracy and surface quality, improved material properties and increased availability of color and transparent print materials.

•
Affordability: Entry-level systems at lower price points with high quality printing capabilities, albeit with smaller tray sizes and cartridge capacities, as well as lower duty cycles.

•
Systems and software improvements: Improvements in ease of use, plug and play-type installation, support material improvement and higher print speed.

3D printing technologies

There are a number of available 3D printing technologies, including inkjet, digital light projection, powder binding, fused deposition modeling, stereolithography and selective laser sintering. The technologies differ on the basis of accuracy, surface quality, variety and properties of resin consumables, capacity, speed, color variety, transparency, the ability to print multiple materials and others.

Inkjet-based technology

According to Wohlers Associates, inkjet-based technology has several characteristics that offer competitive benefits, including the following:

•
Flexible rubber and plastic-like materials: Inkjet-based technology is currently unique in its ability to print parts made of soft, flexible, rubber-like materials in an office environment. Such materials enable a unique user experience that simulates many end products and is specifically useful in simulating gaskets, seals, hinges, shoe soles, tires and many other soft-touch applications.

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Multi-material printing: Inkjet-based technology is currently the only technology that allows the application of two materials jetted simultaneously. This opens up new applications for 3D printing, which are appealing for consumer products. For example, consumer device parts such as keypad buttons in mobile phones and other electronics products require a particular tactile feel for the consumer. Using multi-material printing, prototypes of such parts can be printed with two different materials, including a softer material that is used for keypads.

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Composite materials: Composite materials allow parts to more closely simulate the actual material of the final end product. Inkjet is currently the only technology that enables on-demand mixing of two separate materials into a new material whose properties are distinct from either one of the individual materials. For example, a user can control the flexibility of a product, such as a shoe sole, with a specific user defined composite material mix of hard and soft materials.

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Transparency: Inkjet-based technology is currently unique in its ability to offer transparent material printing in an office environment system. Transparency is a desired feature in the design and engineering industry, and is applicable in automotive, consumer products and consumer electronics. The main applications are lighting components, tubing and piping, package optimization and fluid analysis. Furthermore, the combination of transparency with inkjet technology's multi-material ability creates an opportunity for new applications of 3D printing. One example of the use of transparency is for the creation of educational models for medicine, where a model of a skull can be created with a transparent material with individual opaque parts within the skull, such as teeth, nerves, and blood vessels.

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Accuracy: Inkjet-based technology offers highly accurate printing by depositing photopolymer in layers as thin as 16 microns and with 600 dots per inch, or dpi, in the horizontal plane. This allows inkjet-based printers to create accurate parts with a smooth surface finish. Accuracy is a critical attribute for many industrial applications.

The Objet solution

Our 3D printing solution uses our proprietary PolyJet inkjet-based technology, resin consumables and integrated software to create 3D models directly from computer data such as 3D CAD files. Our printers build 3D objects by depositing multiple layers of resin one on top of another. We are pioneers in 3D inkjet printing technology, which we believe is primarily differentiated from other competing technologies in its ability to scale and deliver high-resolution and multi-material printing. Our easy-to-use, high-speed 3D printers create high-resolution, smooth surface finish models that have the look, feel and functionality of the final designed product. We offer the only 3D printing systems that deposit two materials simultaneously, enabling the printing of models with a broad range of physical attributes.

We offer our customers a broad range of 3D printer systems, including our advanced Connex family, our mid-range Eden family, and our lower capacity, entry-level Desktop family. While all of our products offer our customers high-quality printing capabilities with high resolution and accuracy, our customers typically base their selection of a particular Objet system primarily on tray size, cartridge capacity, duty cycle, print speed, features and price. Currently, we are the only company to offer multi-materials capability via our Connex family of printers. We offer a wide variety of office-friendly resin consumables, including rigid and flexible (rubber-like) materials and bio-compatible materials for medical applications.

We believe that our proprietary technology enables us to offer solutions that are differentiated by a combination of the following attributes:

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Printing quality, including high resolution and accuracy: High-resolution jetting, with 600 × 600 dpi and with layers as thin as 16 microns, enabling the creation of smooth, accurate models that exhibit fine details and thin walls that mimic the computerized image upon which they are based. The resolution and accuracy of the jetting is consistent across all three of our printer families.

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Multiple materials: Our PolyJet Matrix technology, featured in our Connex family of printers, is the only available technology to jet two materials simultaneously. This provides users with two key benefits:

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Dual-material build: Our PolyJet Matrix technology enables users, in a single build process, to print parts and assemblies made of two materials that each retain their distinct mechanical and physical properties. For example, users can print objects with both rigid and flexible portions in a single build.

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Composite materials: Our PolyJet Matrix technology, aided by our integrated software, enables on-demand mixing of a wide variety of resins to create a wide range of pre-defined Digital Materials, which are composite materials with modified physical or mechanical properties that result from the combination of two materials.

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High-speed 3D printing: The high-speed capability of our 3D printers is enabled by our differentiated technology, including the ability to print along the full array of print heads, to simultaneously print multiple items and cure the object while printing, thus significantly reducing the need for post-printing curing time. Our printers have a typical print speed of 8.9 cubic inches/hour.

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Suitability for office environments: Our technology allows us to deliver high print quality from an easy-to-use, office suitable printer. Our systems utilize conveniently packaged resin cartridges, which are easy to load and unload, and allow simple replacement of jetting heads. Our systems print a wax-like support material wherever resin is not printed, in order to support the remaining model layers as they are printed. This support material is specially designed to be easily removed by hand under a stream of water at the end of the printing process.

Our solutions allow our end-users to print 3D models which enhance their ability to visualize, verify and communicate product designs, thereby improving the design process and reducing time-to-market. Our systems create visual aids for concept modeling and functional prototyping to test fit, form and function, permitting rapid evaluation of product designs. Using presentation models developed with our systems, designers can typically conduct design reviews and identify potential design flaws and improvements before incurring significant costs due to re-tooling and re-work, allowing them to optimize a design rapidly and cost-effectively. Our systems also aid in the communication of ideas otherwise communicated in abstract or 2D media. For example, a model produced with our systems may be used as a sales tool, as a model or part display or simply for use in conducting a focus group, or for collaboration in the product design and manufacturing cycles at multiple locations more quickly, enabling visualization, touch and feel, which can be critical to the product evaluation or sales process.

In addition to contributing to the design process, our systems may also be used as part of the manufacturing process for smaller-volume manufacturing of customized products. Our technology can eliminate the need for expensive tooling or molding, helping to quickly and efficiently create an end-use product.

Our solutions are employed by a variety of organizations across multiple industries, including:

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Apparel: Burton Snowboards
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Automotive: Volkswagen
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Consumer goods: Black & Decker and Philips
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Medical: Boston Scientific and Fresenius Medical Care North America
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Toys: Hasbro
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Sporting goods: Adidas Group and Zebco

End-user case studies

Our 3D printers are employed in a wide variety of industries, and for many uses. Examples of how our systems enable end-users to improve design processes, reduce time to market, lower costs and advance their goals include the following:

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A prominent worldwide manufacturer and distributor of athletic footwear uses our 3D printers throughout its product design process, both in-house and with its suppliers, which the company requires to use Objet printers. Rather than employing a team of twelve technicians working manually with special tools to prepare prototypes, the company now employs two people to operate our 3D printers to print prototypes quickly and cost-effectively. By using our systems, this manufacturer has been able to reduce its product development time by a number of months per project.

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A major manufacturer of bicycles until recently utilized service bureaus to produce prototypes. Prototyping plays a crucial role in this company's product development efforts and when the company's annual cost for service bureaus that provide 3D printing reached $275,000, they decided to purchase an in-house rapid prototyping system. Using our 3D printers, the company now easily and cost-effectively prints parts made of multiple materials in just a few hours instead of outsourcing this to a service bureau, which took several days.

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A major European provider of sanitary technology solutions previously relied on costly and time consuming machine tools for internal prototyping of parts and objects used in its sanitary and piping systems. Today, the company rapidly and efficiently creates prototypes with our 3D printing systems that enable it to perform fit, form and functional testing internally, including fluid testing in real-life environments characterized by high water pressure and continual water flow. Additionally, the company uses the models created with our 3D printers for marketing purposes, such as displays for focus groups and potential vendors as well as graphing and packaging.

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The anthropology department of a prominent European university utilizes our 3D printers to replicate rare fossils in order to perform research that otherwise cannot be carried out because the original fossils are too brittle. This is accomplished by digitally scanning the fossil to create a 3D data file that is then printed in 3D. The replica fossils allow scientists to further their understanding of the fossilized matter. For example, after printing a model of a

  Neanderthal skull fossil, researchers were able to further their understanding of certain details such as tooth roots and inner ear cavities.

Competitive strengths

We believe that the following are our key competitive strengths:

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Proprietary inkjet-based technology platform. We believe our 3D inkjet printing technology, which benefits from ongoing industry advancements in 2D inkjet head technology, is differentiated from competing technologies primarily in its ability to be scaled and to deliver high-resolution and multi-material printing. We combine our proprietary hardware platform, integrated software and resin consumables with widely-deployed inkjet printer heads to develop leading 3D printing systems. This technology also allows us to offer a spectrum of 3D printers of varying features, capacities and price points, and to migrate the advanced features of our high-end products to our entry-level products with greater efficiency.

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Differentiated product offering with superior model quality. Our 3D printing systems are differentiated through a combination of superior printing qualities, print speed, variety of materials, the ability to print multiple materials simultaneously and suitability for office environments. Our systems jet ultra-thin layers (down to a thickness of 16 microns) that enable significant accuracy, high resolution (600 × 600 dpi) and smooth finish to our models. We offer a wide variety of office-friendly resin consumables, including rigid and flexible (rubber-like) materials and bio-compatible materials for medical applications. We offer the only printing system that utilizes the simultaneous jetting of two materials to enable our end-users to print models with a variety of model features such as objects with both rigid and flexible parts in a single build.

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Multidisciplinary technological expertise. Our 3D printing solutions integrate innovations in a wide range of scientific disciplines, such as physics, chemistry and mechanical and electrical engineering, as well as software development. We make significant investments in developing and integrating technologies into our hardware platform, software and resin consumables. We believe we have a strong base of technology know-how. Our patent portfolio consists of 63 granted patents and 67 pending patent applications as of March 1, 2012, encompassing granted patents in the United States, China, France, Germany, Italy, the UK, Spain, Austria, Belgium, Switzerland, Ireland and Hong Kong, and pending patent applications in the United States, China, the European Union, Hong Kong and Japan, along with a U.S. provisional patent application and international applications pursuant to the Patent Cooperation Treaty. As of December 31, 2011, our R&D and engineering teams consisted of 96 employees out of a total of 438 employees. We have a culture of innovation and expect to continue to enhance our solutions to further drive market adoption of 3D printing.

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Large and growing installed base. Our differentiated offering has led to a large and growing installed base. As of December 31, 2011, we had sold 3,378 systems, including 569 systems sold in 2010 and 929 systems sold in 2011. We derive recurring revenues through sales of proprietary resin consumables and services to this installed base.

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Diverse, global blue chip customer base. Our end-users include over 2,800 companies across a wide range of industries and applications. Our clients include: apparel companies such as

  Burton Snowboards; automotive industry participants such as Volkswagen; consumer goods companies such as Black & Decker and Philips; toy companies such as Hasbro; medical equipment companies such as Boston Scientific and Fresenius Medical Care North America; and sporting goods companies such as the Adidas Group and Zebco.

Strategy

The key elements of our strategy for growth include the following:

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Expanding customer base and further penetrating existing customers. We intend to increase the market awareness of our company by adding distribution channels and increasing our marketing efforts in order to drive sales to new customers. We currently have over 85 distributors and sales agents worldwide, and are expanding that distribution network by adding distributors and sales agents with specific geographical presence or specialist industry coverage. We are expanding our marketing efforts by participating in trade shows, advertising in trade journals and on the Internet, and engaging in public relations initiatives. Additionally, we are focused on increasing the penetration within our current customer base. We expect to generate revenues from sales to existing customers as they experience the benefits of our products and further adopt 3D printing. In 2011, approximately 20.3% of the printers we shipped were to existing customers. We maintain strong relations with our current customers through direct and indirect marketing efforts and through our service organization.

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Driving further market adoption through lower capacity entry-level systems. We expect to broaden our installed base through increased adoption of our recently introduced Desktop family of lower capacity entry-level systems, which are offered at lower price points. Our Desktop 3D printers are expected to penetrate a broad and largely untapped addressable market, targeting small design teams within large organizations, small and medium-sized businesses and individual designers. Our scalable technology allows us to provide the same high resolution and accuracy of our high-end printers, but with a smaller feature set. We expect to incorporate certain additional features of our Connex family of printers into this family of products over time. We believe this will further accelerate market adoption of our products.

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Broadening our printing systems' capabilities through the development of new materials. We believe that by developing new materials for our 3D printing systems, we will be able to increase both the size of, and our market share in, the 3D printing market. We are broadening the range of our resin consumable offerings in order to enable the creation of models with an even greater variety of physical properties, thereby expanding potential user applications. Our materials science innovations, coupled with our PolyJet technology, enable the creation of transparent models and models with more than one color. We are also developing materials with a broader range of physical properties, including materials with higher temperature resistance, greater strength and flexibility. The ability to print models that closely resemble "real world" products enables functional testing and even small-batch rapid manufacturing. We believe that continued expansion of our resin consumable offerings will further differentiate our product offering and broaden adoption of, and uses for, 3D printing.

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Maintaining and extending technology lead. We combine our proprietary hardware, integrated software and resin consumables with commercially available and widely-deployed inkjet printer heads to develop differentiated, leading 3D printing systems. As of March 1, 2012, we had 63 granted patents and 67 pending patent applications (including foreign counterparts of both granted patents and pending patent applications). We seek to extend our technology capabilities by continuing to invest in our R&D efforts, which focus on enhancing our inkjet-based technologies that underlie all of our printing systems and developing resin consumables that offer an even broader array of physical and aesthetic properties, thereby broadening user applications.

Our 3D printing systems

Our products consist of our 3D printing system families and our proprietary resin consumables used with those systems. Our families of 3D printing systems are designed to enable engineers and designers to quickly, cost-effectively, efficiently and accurately create high-resolution, fine-detailed models. Our core groups of 3D printing systems integrate our proprietary PolyJet and PolyJet Matrix technologies and present a broad range of price and performance options for consumers, depending on their desired application as well as the nature and size of the prototypes or end-products they seek to produce. The performance of our different systems varies in terms of capabilities related to: print speed, resin cartridge capacity, maximum model size, or tray size, duty cycle, or the number of objects that a printer can produce over a given period of time without requiring maintenance, and materials. We currently offer ten systems within three families of high-definition printing systems: Connex, Eden and Desktop.

Our printing systems integrate our software, and are supported by services that we provide to our customers, both directly and through our distribution partners. The printers' build trays are designed to allow one model or multiple smaller parts to be built simultaneously, saving time and cost. Models are fully cured by UV light on the build tray of the printer during one seamless printing process.

Our three families of printers are described below:

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The Connex family of 3D printers is our most advanced printer line with the highest capacity, offering the broadest set of features, including the ability to deposit two materials simultaneously while printing.

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The Eden family of 3D printers is comprised of mid-to-high capacity, moderately priced systems for use in high-duty 3D printing applications that do not require multi-material printing.

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The Desktop line is our lower capacity, entry-level and most affordable set of systems.

Connex family of 3D printers

Our Connex family of 3D printers are offered with large tray sizes, large cartridge capacity and high duty cycles, and produce a wide variety of objects at high speeds with high accuracy, smooth surfaces, complex shapes and stand-out text, using a range of material. Additionally, our Connex printers enable simultaneous jetting of multiple model materials in a single build, opening up a variety of applications.

By placing different materials in the Connex system, which are sprayed from different nozzles, users can either print parts and assemblies made of two materials with different mechanical and physical properties or create composite materials whose mechanical properties reflect the combination of two materials. If rigid and flexible qualities are required in a single model, the materials spray separately onto various parts of the model, enabling users to, for example, in a single build process print objects with distinct visual effects such as transparency to differentiate areas of interest, or create operational hinges, gaskets or hoses. If a composite material is required for a model, the materials spray simultaneously in varying amounts, thereby facilitating the combination of two materials during the printing process to yield one unique, new composite material, with distinct mechanical or physical properties, allowing the creation of objects such as shoe soles or tires. This ability to form multiple material products very early in the product design process reduces costs and minimizes risks associated with creating costly and complex molds at a later stage. The users of our Connex products are able to change the material mix based on pre-set specifications in our integrated software, allowing them to vary the material properties of the resulting composite material on-demand after the initial design process is complete.

Eden family of 3D printers

Our Eden family of 3D printers is comprised of office-friendly systems suitable for a wide variety of 3D printing applications. Our Eden printers are similar to our Connex family of printers, and are offered in a variety of models with small to large cartridge capacities, varying print speeds and differing model resolutions, but without the ability to deposit two materials simultaneously.

Desktop family of 3D printers

Our Desktop family is our lower capacity, entry-level family of 3D printing systems. The printers in this family provide the same general print quality as the Eden family printing systems while differing from the Eden systems in tray size, cartridge capacity, duty cycle and print speed, with a more limited set of materials that can be jetted. The desktop 3D printers are sufficiently small to fit on a desk or a stand we offer with the printer. These printers package the ability to produce high-quality, finely detailed 3D printed models into smaller, more affordable systems.

Each of our printer families can be easily connected to information technology networks, and can therefore operate as network printers, allowing multiple designers in multiple office locations to communicate designs and models by sending computer files across a network to be printed in 3D.

External dimensions WxDxH (m)	0.9×0.7×1.2 to 1.4×1.1×1.1	0.9×0.7×1.2 to 1.3×1.0×1.2	0.8×0.6×0.6
Max. printing speed (cm3/hr)	270-370	150-370	90 and 110
Resin cartridge capacity (kg)	14.4	4.0-14.4	4.0
Tray size (mm)	260×260×200 to 500×400×200	260×260×200 to 500×400×200	240×200×150 and 300×200×150
Resolution (dpi)	600×600×1600	600×300×1600 to 600×600×1600	600×600×900
Multi-material capability	Yes	No	No
U.S. list prices*	$160,000 to $240,000	$59,900 to $175,000	$19,900 to $31,900

*      Prices are subject to change

Our resin consumables

Our resin consumables, which consist of our FullCure family of proprietary acrylic-based photopolymer materials, are designed for use with our 3D printing systems and enable users of our printers to create highly accurate, finely detailed 3D models and parts for a wide range of prototype development and customized manufacturing applications. The wide variety of resins within the FullCure family is characterized by transparent, colored, or opaque properties and flexible, rigid or other physical properties. The FullCure support materials that are used together with FullCure model materials enable the 3D printing of models with a wide array of complex geometries. Our FullCure materials are produced in-house and are specially designed for our printing systems. The sale of these materials provides us with a recurring revenue stream from users of our 3D printers.

We have invested significant research and development efforts in optimizing our FullCure materials for use with inkjet technology. These efforts are reflected in the properties of these materials, which enable them to be packaged, stored, combined and readily cured upon printing. The key features and benefits of 3D modeling with our FullCure materials, include:

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Broad variety: Broad choice of materials allows the user to choose materials for a wide range of applications, including rigid and flexible (rubber-like) materials and bio-compatible materials for medical applications.

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Ready-to-use models: Materials used to create models can be handled right off the tray, with no post-curing processing required (other than water jetting to easily remove wax-like FullCure support materials).

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Varying flexibility: Flexible models, with high elasticity and elongation qualities, may be produced from certain of our materials.

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Office-friendly: Materials that are packaged in cartridges for safe handling and are suitable for use in office environments.

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Post-printing processing: Materials can also, in most cases, be machined, drilled, chrome-plated or painted.

All FullCure 3D printing materials are delivered in sealed, 1.0 or 3.6 kilogram cartridges, helping to ensure environmentally safe use. The 3D printer cartridges may be easily removed and disposed.

Our integrated software

Our integrated software, consisting of Objet Studio and Job Manager, is designed to make the process of creating high-quality, highly detailed and accurate models more efficient and serves as an important tool for allowing multiple users connected to the same network to use our systems.

Objet Studio supports commonly used 3D file formats, such as STL and SLC. The software offers simple "click & build" preparation and print tray editing, and provides easy, accurate job timing estimation and full job control, including queue management. The software also features wizards that facilitate and speed system maintenance and advanced features that allow users to make adjustments to 3D printing properties in real time. For example, our software enables users of our Connex line of 3D printers to change the material mix in the printing process, allowing users to modify quickly the properties of the model being printed.

The Job Manager enables users to work in parallel and send jobs from any network computer to the server. Jobs enter the queue either according to the parameters configured by the system administrator, or in chronological order. The queue is therefore easily managed, as each user has access to his or her jobs and the administrator can set and adjust parameters and access permissions. In configurations of multiple printing systems on the network, each user automatically receives the parameters of the selected system, such as tray size, loaded materials, and queue status, helping ensure easy, error-free tray setup.

Services and warranty

We provide support to our customers directly and through our distributors, ensuring that support and parts may be readily obtained worldwide. Our support network consists of the following:

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More than 160 trained, Objet-certified engineers providing on-site installation, training and support.

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Direct support engineers through Objet in more than six countries worldwide.

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Indirect support engineers through certified partners in more than 31 countries.

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Phone and direct on-site support in four languages.

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Service logistics in key regional centers.

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Training facilities and resources in regional centers.

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Computerized management system and knowledge distribution platform to ensure high-quality support for our customers.

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Support, tools and up to date information to our direct customer and distribution channels from our product support engineering team.

Our goal is to ensure maximum uptime and productivity for our 3D printing systems. In order to do so, we regularly update the technical documentation related to our systems, offer comprehensive training courses for operators and promote proactive knowledge sharing designed to help users maximize the value of their Objet equipment and expand the applications for which they employ our 3D printing systems.

Basic warranty

Our 3D printer systems are sold with on-site maintenance support that covers a warranty period ranging from 90 days to one year from installation. Usually, the warranty period extends for one year, but there are certain geographical regions in which our printers are sold in which end-users may choose to be covered by a 90-day warranty instead at a reduced cost. Receipt of maintenance and repair services after the warranty period is subject to the terms of our extended support programs, to the extent purchased by the end-user, as described below.

Extended support programs

Recognizing that our end-users have varying support needs, we offer a range of support programs that enable our end-users to continue to receive maintenance services beyond the initial warranty period. These support programs contain various degrees of the support services described above and are priced accordingly.

Marketing, sales and distribution

Marketing

Our marketing strategy is focused on increasing awareness of our brand in order to generate sales and increase our customer loyalty. We initiate marketing programs and campaigns to drive lead generation throughout the regions in which we, our distributors and agents operate. We customize our sales pipeline-building activities and programs to industry specific requirements. This infrastructure allows us to measure and analyze the success of various marketing tactics. Based on our analysis, we create and update our product roadmaps and individual marketing plans to help optimize distribution while helping ensure a smooth process of release, ramp-up and sales.

We use a variety of inbound and outbound marketing methods to reach potential customers. Inbound methods include a variety of online marketing strategies comprised of search marketing (for example, Search Engine Optimization and Pay Per Click advertising), social media, blogs, syndication, webinars and white papers. Outbound channels include more traditional marketing methods such as print advertisements, direct mail and e-mail, tradeshows, newsletters and referrals. In addition, we have developed domestic and international on-site demonstration capabilities in our regional offices in the U.S., Germany, Hong Kong and China.

Sales distribution structure and reseller network

We sell, distribute and provide follow-up support services with respect to our 3D printing systems and resin consumables through a worldwide sales and marketing infrastructure, for which we generally utilize three methods for distribution and support: (i) sales to independent distributors who purchase and resell our products and through whom follow-up support services are provided to end-users; (ii) sales of our printing systems that are arranged by a network of independent sales agents worldwide, pursuant to which we sell directly to end-users, pay commissions to such agents, and directly handle the sale of printing resin consumables and provision of follow-up support services; and (iii) direct sales of products to end-users without the involvement of any intermediaries, for which all aspects of our sales and follow-up services are handled exclusively by us. In certain instances, the same individual or company can serve as an independent distributor with respect to certain of our products while acting as a sales agent for other products. Our independent distributors and sales agents are overseen by regional managers and operate on a non-exclusive basis, although we believe that most do not sell competing 3D printers.

Almost all of the independent distributor and sales agent locations that distribute our products have our 3D printing systems available for tradeshows, product demonstrations, and other promotional activities. Additionally, many of them also enjoy a long-term presence and offer third-party 3D CAD software packages in their respective territories, enabling them to cross-sell our systems to those customers.

Customers

Our systems are installed at a number of the Fortune 100 companies. Generally, neither any single customer or group of affiliated customers (i.e., distributors, in the case of the indirect distribution of our products, and end-users, in the case of commission-based and direct distribution of our products), nor any individual sales agent or group of affiliated sales agents (in the case of commission-based distribution of our products), accounted for more than 6% of our sales in 2011, 2010 or 2009. As of December 31, 2011, our 3D printing systems had been deployed at over 2,800 companies in a wide range of industries.

Manufacturing and suppliers

Manufacturing

Our manufacturing process consists of (i) assembling systems using both off-the-shelf and customized components manufactured specifically for us and (ii) mixing raw materials to produce our resin consumables and bottling and packaging those consumables. Our core competencies include printing systems assembly, systems integration, software installation and resin manufacturing, all of which are done internally at our facilities. We currently operate on a build-to-forecast basis and obtain all parts used in the manufacturing process from either distributors of standard electrical or mechanical parts or custom fabricators of our proprietary designs. Our manufacturers and suppliers are periodically assessed by us based on their on-time performance and quality.

We purchase major component parts for our 3D printing systems from various suppliers and subcontractors, and assemble them in our Israeli facilities. Our production floor has been organized using demand-flow techniques in order to achieve efficiency, quality and balance of our production lines. With respect to resin consumables, we purchase raw materials from various suppliers for mixing, bottling and packaging in our Kiryat Gat, Israel facilities. We have two bottling lines in that facility: one automated and one semiautomatic.

Computer-based Material Requirements Planning, or MRP, is used for reordering to better ensure on-time delivery of parts and raw materials. Operators and assemblers are trained on assembly and test procedures including Assembly Requirement Documents, which originate in engineering. In our manufacturing processes, we employ a Quality Management System, or QMS, that meets international quality standards including ISO 9001:2008 and ISO 13485:2003, which relates to medical devices. We also outsource the manufacture of main subassemblies up to fully assembled systems ready for integration.

Our system assembly process includes semi-automated functional tests of key subassemblies. Key functional characteristics are verified through these tests, and the results are stored in a statistical database. The Kiryat Gat, Israel facility also houses a laboratory for the inspection of incoming raw materials as well as products.

With respect to the manufacture of our 3D printing systems, at the completion of assembly, we perform power up and final quality tests to help ensure the quality of our products before shipment to customers. The final quality tests must be run error-free before the system can be cleared for shipment. We maintain a history log of all products that shows revision level configuration and a complete history during the manufacturing and test process. All identified issues on the system during the manufacturing process are logged, tracked and used to make continuous production process improvements. The commonality of designs among our different products eases the transition to manufacturing new designs.

Inventory and suppliers

We maintain an inventory of parts to facilitate the timely assembly of products required by our production plan. While most components are available from multiple suppliers, certain components used in our systems and resin consumables are only available from single or limited sources. In particular, the printer heads for our 3D printing systems are supplied by a sole supplier, Ricoh. We consider our single and limited-source suppliers (including the supplier of our printer heads) to be reliable, but the loss of one of these suppliers could result in the delay of the manufacture and delivery of our products. In order to hedge against the risk of a discontinuation of the supply of our printer heads, we maintain a reasonable supply of excess inventory of printer heads.

Ricoh Agreement

We purchase the printer heads for our 3D printing systems from Ricoh pursuant to an OEM Purchase and License Agreement with Ricoh, effective as of May 5, 2011, or the Ricoh Agreement. The current Ricoh Agreement replaced our original agreement with Ricoh that had been entered into in June 2000 and amended on various occasions subsequently, and which expired upon the effectiveness of the new Ricoh Agreement.

Under the Ricoh Agreement, we place orders for print heads and associated electronic components, or the Ricoh Products. Together with provision of these items, Ricoh provides us with a non-transferable, non-exclusive right to assemble, use and sell the Ricoh Products under Ricoh's patent rights and trade secrets.

Pricing under the Ricoh Agreement depends on the quantity of Ricoh Products that we purchase during any given month, and to the extent that we commit to a certain annual minimum prior to an upcoming year (beginning with 2011), we receive a set, discounted price for all Ricoh Products ordered during that upcoming year.

The Ricoh Agreement runs for an initial term of five years and automatically renews for additional one year periods thereafter unless either party provides the other six months' advance written notice of termination prior to the end of the then-current term. The Ricoh Agreement may be cancelled by either party if (i) the other party substantially breaches any material provision of the agreement and has not cured such breach within 30 days of receipt of written notice thereof, or (ii) upon the occurrence of certain bankruptcy events, and may furthermore be cancelled by Ricoh if we fail to cure a breach of an undisputed payment obligation within thirty (30) days of the breach.

At any time during the term of the Ricoh Agreement, Ricoh may discontinue the manufacture and supply of a print head model, so long as it provides us with at least eighteen (18) months' prior written notice of such discontinuance and honors all of our purchase orders for the subject print head model within the notice period. During the period of five years from the earlier of either the termination of the Ricoh Agreement or the date of discontinuance of the manufacture of Ricoh Products (i.e., following the 18 month notice period described in the previous sentence), we are entitled to purchase additional Ricoh Products for the sole purpose of providing replacements for the installed base of Ricoh Products, including one final purchase order that we may place in the final year of such five year period and that must be filled by Ricoh within twelve months of when it is placed.

The Ricoh Agreement may not be assigned by either party without the other party's prior written consent, which may not be unreasonably withheld.

Research and development

We maintain an ongoing program of research and development, or R&D, to develop new systems and materials and to enhance our existing product lines, as well as to improve and expand the capabilities of our systems and related software and materials. This includes significant technology platform developments for our PolyJet and PolyJet Matrix technologies, our 3D printing systems, including our integrated software, and our FullCure family of proprietary acrylic-based photopolymer materials. Our research aims to develop improved and more affordable products. Our R&D department is divided into groups based on scientific disciplines and product lines.

We invest a significant amount of our resources in R&D as we believe that superior technology is key to maintaining a leading market position. Our R&D expenses were $9.3 million, $12.0 million and $14.6 million in 2009, 2010 and 2011, respectively, representing 13.8%, 13.6% and 12.0% of revenues, respectively.

Intellectual property

We consider our proprietary technology to be important to the development, manufacture, and sale of our products and seek to protect such technology through a combination of patents, trade secrets, confidentiality agreements and other contractual arrangements with our employees, consultants, customers and others. As of March 1, 2012, we had 63 granted patents and have 67 pending patent applications in the aggregate, encompassing granted patents in the United States, China, France, Germany, Italy, the UK, Spain, Austria, Belgium, Switzerland, Ireland and Hong Kong and pending patent applications in the United States, China, the European Union, Hong Kong and Japan, along with a U.S. provisional patent application and international applications pursuant to the Patent Cooperation Treaty. The principal granted patents relate to our PolyJet and PolyJet Matrix technologies, our 3D printing processes and our resin consumables with expiration dates ranging from 2012 to 2030.

We are also a party to various licenses that allow us to practice and improve our technology under a broad range of patents, patent applications and other intellectual property, including a cross-license agreement with 3D Systems Corporation under which each party licensed certain patents of the other party.

In addition, we own the registered trademarks OBJET and FULLCURE and make use of a number of additional unregistered trademarks, including POLYJET. However, we do not believe that any of our trademarks are material to our competitive position.

We believe that, while our patents provide us with a competitive advantage, our success depends primarily on our marketing, business development, applications know-how and ongoing research and development efforts. Accordingly, we believe that the expiration of any of our patents or patent licenses, or the failure of any of our patent applications to result in issued patents, would not be material to our business or financial position. In any event, there can be no assurance that our patents or other intellectual property rights will afford us a meaningful competitive advantage.

Competition

Our principal competitors consist of other developers of 3D printing systems. A variety of technologies compete with our PolyJet and PolyJet Matrix technologies, including:

•
Fused Deposition Modeling;
•
Stereolithography;
•
Selective Laser Sintering;
•
Power Binding; and
•
Digital Light Projection.

The companies that developed and utilize these technologies include Stratasys (and HP based on its agreement with Stratasys to distribute an HP-branded 3D printing system), 3D Systems Corporation, CMET, EOS Optronics GmbH, Z Corporation (which was acquired by 3D Systems Corporation), EnvisionTEC GmbH, Solid Model Ltd. (the successor to the business of Solido Ltd.) and Solidscape, Inc. (which was acquired by Stratasys).

These technologies, which compete for market share in the 3D printing industry, possess various competitive advantages and disadvantages relative to one another within the key categories upon which competition centers including resolution, accuracy, surface quality, variety and properties of resin consumables, capacity, speed, color, transparency, the ability to print multiple materials and others. Due to these multiple categories, end-users usually make purchasing decisions as to which technology to choose based on the characteristics that they value most. This decision is often industry specific. The competitive environment that has developed is therefore intense and dynamic, as market players often position their technologies to capture various vertical markets simultaneously.

We are positioned to compete in our industry mainly on the following bases, which we view as competitive strengths:

•
quality of printed objects measured by, among other things, resolution, accuracy and surface quality;

•
material properties of printed objects, such as heat resistance, toughness, brittleness, elongation-to-break and flexibility;

•
multi-material printing;

•
reliability of printing systems;

•
speed of printing; and

•
customer service.

Our PolyJet and PolyJet Matrix technologies allow us to offer a spectrum of 3D printers of varying features, capacities and price points. We believe that this enables us to compete with the other 3D printing technologies for a wide range of customers with a variety of applications and goals for their 3D printing.

We also compete with companies that use traditional prototype development and customized manufacturing technologies, and expect future competition to arise from the development of new technologies or techniques.

Seasonality

Historically, our results of operations with respect to sales of 3D printing systems have been subject to seasonal factors, while sales of resin consumables have not been as strongly affected. Stronger demand for our 3D printers has occurred in our fourth quarter primarily due to our customers' capital expenditure budget cycles. Our first and third quarters have historically been our weakest quarters for 3D printer sales.

We furthermore experience seasonality within individual fiscal quarters, as a substantial percentage of our 3D printer sales often occur within the last month of each fiscal quarter. This trend has the potential to expose our quarterly or annual operating results to the risk of unexpected, decreased revenues in the case of our inability to build systems, consummate sales and recognize the accompanying revenues prior to the end of a given quarter.

Environmental matters

We are subject to various environmental, health and safety laws and regulations, including those governing air emissions, water and wastewater discharges, noise emissions, the use, management and disposal of hazardous waste, the import, export and registration of chemicals, and the cleanup of contaminated sites. Based on information currently available to us, we do not expect environmental costs and contingencies to have a material adverse effect on us. The operation of our facilities, however, entails risks in these areas. Significant expenditures could be required in the future to comply with environmental or health and safety laws, regulations or requirements.

In Israel, where we assemble our 3D printing systems and manufacture our resin consumables, businesses storing or using certain hazardous materials, including materials necessary for our manufacturing process, are required, pursuant to the Israeli Dangerous Substances Law 5753-1993, to obtain a toxin permit from the Ministry of Environmental Protection. Our current toxin permit will remain in effect until November 2013. Furthermore, the business licenses we hold for our facilities in Israel are subject to the receipt of permits from local health and planning and zoning authorities as well as clearance from the Ministry of Environmental Protection, which have been obtained.

In the European marketplace, electrical and electronic equipment is required to comply with the Directive on Waste Electrical and Electronic Equipment, which aims to prevent waste by encouraging reuse and recycling, and the Directive on Restriction of Use of Certain Hazardous Substances, which restricts the use of six hazardous substances in electrical and electronic products. Our products and certain components of such products "put on the market" in the EU (whether or not manufactured in the EU) are subject to these directives. Additionally, we are required to comply with certain laws, regulations and directives, including TSCA in the United States and REACH in the EU, governing chemicals. These and similar laws and regulations require the testing and registration of certain chemicals we use and ship.

Global operations

We have offices in Israel, the United States, Germany, China, Hong Kong and Japan, and organize our operations by geographic region, focusing upon the following key regions: North America; Europe; Asia Pacific; and select emerging markets, which we refer to as Rest of World. Our products are distributed in each of these regions, as well as in other parts of the world. Our customers are dispersed geographically, and we are not reliant on any single country or region for most of our product sales and services revenues. A breakdown of our consolidated revenues by geographic markets and by categories of operations for the years ended December 31, 2009, 2010 and 2011 is provided in the section titled "Management's discussion and analysis of financial condition and results of operations."

In maintaining global operations, our business is exposed to risks inherent in such operations, including currency fluctuations, market conditions, and inflation in the primary location in which our operating expenditures are incurred. Information on currency exchange risk, market risk, and inflationary risk appears elsewhere in this prospectus, in the "Risk factors" section and in "Management's discussion and analysis of financial condition and results of operations—Quantitative and qualitative disclosure about market risk—Foreign currency exchange risk."

Property and infrastructure

We are headquartered in Rehovot, Israel. We lease our Rehovot facilities pursuant to a lease agreement with a term of five years that expires on December 31, 2016. The facilities consist of approximately 69,589 square feet of space, and lease payments, inclusive of management fees, are approximately $1.3 million annually. These facilities house our administrative headquarters and our research and development facilities. We also own additional facilities in Kiryat Gat, Israel, which we utilize for our resin factory and laboratories.

As of December 31, 2011, we leased office space (except with respect to our Kiryat Gat, Israel, location, where we own the property) as specified in the table below. The aggregate annual lease payments for our facilities during 2011 were approximately $2.2 million.

Location	Approximate square feet

Kiryat Gat, Israel	72,118
Rehovot, Israel	69,589
Billerica, Massachusetts	15,000
Rheinmünster, Germany	8,571
Hong Kong	5,165
Shanghai, China	3,227
Tokyo, Japan	862

Legal and corporate structure

Our legal and commercial name is Objet Ltd. We were incorporated as a limited liability company in the State of Israel on March 3, 1998.

Our corporate structure consists of Objet Ltd., our Israeli parent company, and our four active wholly-owned subsidiary entities: Objet Inc., a Delaware corporation, which carries out our

North American operations; Objet AP Limited, a Hong Kong limited company, and Objet Shanghai Ltd., a Chinese company, which together carry out our operations in the Asia Pacific region; and Objet GMBH, a German limited liability company that carries out our European operations. We also have two inactive wholly-owned subsidiaries.

Employees

The total number of our full-time equivalent employees, and the distribution of our employees (i) geographically and (ii) within the divisions of our company, in each case as of December 31, 2009, 2010 and 2011 are set forth in the following two tables, respectively:

	Number of full-time equivalent employees by region as of December 31,
Region	2009	2010	2011

Israel	210	244.5	284
United States	53	54	63
Europe	30	42	46
Asia Pacific	17	26	32
Rest of World	5	7.5	13

Total	315	374	438

	Number of full-time equivalent employees by function as of December 31,
Division	2009	2010	2011

Operations and support	64	77	99
Research and development	78	90	96
Customer service	68	77	89
Sales and marketing	60	72	89
General and administrative	45	58	65

Total	315	374	438

While none of our employees is party to any collective bargaining agreements, certain provisions of the collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) and the Coordination Bureau of Economic Organizations (including the Industrialists' Associations) are applicable to our employees in Israel by order of the Israel Ministry of Labor. These provisions primarily concern the length of the workday, minimum daily wages for professional workers, pension fund benefits for all employees, insurance for work-related accidents, procedures for dismissing employees, determination of severance pay and other conditions of employment. We generally provide our employees with benefits and working conditions beyond the required minimums.

We have never experienced any employment-related work stoppages and believe our relationships with our employees are good.

Legal proceedings

In May 2004, a former employee sued us and one of our directors demanding that we issue him an option to purchase 1.75% of our outstanding shares and compensate him in an amount equal to NIS 315.0 thousand ($82.5 thousand). The cause of action was an alleged breach of certain undertakings made by us to the former employee. Additionally, he claimed that we failed to pay his salary and certain social benefits with respect to a certain period of time. We filed a statement of defense in which we denied any wrongdoing in this action. In May 2011, the court ruled in our favor, denying all of the former employee's claims. The former employee appealed the decision to the national labor court, where the appeal is scheduled to be heard in November 2012.

In December 2008, another employee, whose employment with us has since been terminated, filed a claim against us demanding that, based on an alleged undertaking we had made, we issue him an option that would allow him to maintain an equity interest of 1.45% in our company, as well as reimburse salary reductions he had suffered in an aggregate sum of NIS 552.2 thousand ($144.6 thousand). In July 2009, we filed our statement of defense, rejecting the claims raised by the former employee. Together with the former employee, we initiated mediation of the dispute, but did not reach any settlement. The former employee later amended his initial pleading to seek an additional NIS 441 thousand ($115.4 thousand) on account of alleged wrongful termination by us. The action is currently ongoing and is being litigated in an Israeli labor court.

In April 2011, another former employee filed a claim against us demanding that we issue him an option to purchase 30,000 of our ordinary shares and demanding that we compensate him in the amount of NIS 813.0 thousand ($212.8 thousand). We submitted our statement of defense to this claim on June 15, 2011, and we and the plaintiff are scheduled to submit affidavits. Evidentiary hearings have been scheduled for March and May 2013.

In October 2007, a former supplier of the company brought an action against us and the former directors of our European subsidiary (one of whom, Ilan Levin, is one of our current directors) in a Brussels commercial court, claiming damages of €566.0 thousand ($726.0 thousand), plus interest and related legal and litigation costs. On April 26, 2010, the court ordered us and our subsidiary's former directors jointly and severally liable for the full amount claimed. We along with our subsidiary's former directors filed an appeal against the judgment in May 2010, with respect to which the final judgment is not expected to be handed down before the end of 2012. In keeping with required procedures related to the litigation, in July 2011, we deposited the full amount of the original judgment in favor of the former supplier, plus interest and litigation costs (€689.8 thousand, or $885.0 thousand, in total) into a blocked, state-owned account in our name, to be held pending the outcome of our appeal.

Management

Executive officers and directors

The following table sets forth information for our executive officers and directors as of the date of this prospectus. Unless otherwise stated, the address for our executive officers and directors is c/o Objet Ltd., 2 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 76124, Israel.

Name	Age	Position(s)

Elchanan Jaglom	70	Chairman of the Board
David Reis	50	Chief Executive Officer and Director
Ilan Levin	46	President and Vice Chairman of the Board
Eyal Desheh	59	External Director*
Tal Dilian	50	Director
Dov Ofer	58	External Director*
Neri Oxman, Ph.D.	36	Director*
Adina Shorr	51	Director*
Erez Simha	49	Chief Operations Officer and Chief Financial Officer

*
Election of this Director or External Director (as appropriate) is effective upon the consummation of this offering and, in the case of each External Director, is subject to the ratification of such election by our shareholders.

Elchanan Jaglom has served as Chairman of our Board of Directors since 2001. Mr. Jaglom is also the Chairman of Diamond Capital Management Ltd., the investment manager of the Diamond Group of investment funds. In parallel to his involvement with these entities, Mr. Jaglom has been involved in private equity and venture capital investment since the early 1980s, focusing primarily on early-stage technology companies. He is currently a member of the Board of Trustees of the Tel Aviv Museum of Art and the Ben Gurion University of the Negev. He holds a bachelor's degree in economics and statistics from the Hebrew University in Jerusalem and an M.B.A from New York University.

David Reis was appointed Chief Executive Officer of our company in March 2009 after serving as a director since 2003. Previously, he served as Chief Executive Officer and President of NUR Macroprinters Ltd., or NUR, a wide format printer manufacturer that was acquired by HP, from February 2006 to March 2008. Prior to joining NUR, Mr. Reis served as the Chief Executive Officer and President of ImageID, an automatic identification and data capture solution provider, and of Scitex Vision, a developer and manufacturer of wide-format printers. David holds a B.A. in Economics and Management from the Technion/Israel Institute of Technology and an M.B.A. from the University of Denver.

Ilan Levin was appointed President and Vice Chairman of our Board in February 2011 after serving as a director since 2000. He has been involved in venture capital and private equity investment activity since 1997, acting as a member of the board of directors and as an advisor for a wide variety of technology-related companies, as well as a director for Vision Sigma Ltd. and IPC Oil and Gas Holdings, Ltd. From 2003 through 2009 he served as Chief Executive Officer of CellGuide Ltd. He holds a B.A.Sc. from the University of Toronto and an LL.B. from Tel Aviv University.

Neri Oxman, Ph.D., will begin serving on our Board of Directors effective upon the consummation of this offering. Dr. Oxman is a designer and architect. Since 2010, she has taught at the Massachusetts Institute of Technology, or MIT, Media Lab as Assistant Professor of Media Arts and Sciences, and she also serves as the Sony Corporation Career Development Professor. From 2005 to 2010, Dr. Oxman studied design and computation in the Computation Group of the Department of Architecture at MIT, which led to her receipt of a Ph.D. in architecture from MIT in 2010. Dr. Oxman also founded the MaterialEcology design lab, a design research initiative based in Cambridge, Massachusetts, in 2006. Prior to studying at MIT, Dr. Oxman attended the London Architectural Association School of Architecture from 2002 to 2004, receiving a degree in architecture in 2004.

Adina Shorr will begin serving on our Board of Directors effective upon the consummation of this offering. Ms. Shorr previously served as our Chief Executive Officer for a six year period ending in March 2009. Ms. Shorr currently serves as Chief Executive Officer of CellGuide, a fabless semiconductor and design services company that focuses on location and navigation solutions, which she joined in October 2009. She holds an M.B.A. and a B.A. both with honors from Michigan State University.

Tal Dilian was elected to our Board of Directors in May 2010. Since 2005, Mr. Dilian has served as co-founder and general partner at ORR Venture 1 (USA), a venture capital fund. In addition, since 2008, he has advised private companies on business intelligence and corporate and homeland security. He has also, since 2003, been a co-founder, board member and senior executive of various Israeli non-governmental organizations involved in regional planning and educational activities. Mr. Dilian served for an aggregate of 21 years in the Israeli Defense Forces, rising to the rank of Colonel (Res.) as the Chief of Command of the Technological Unit of Intelligence. He earned a B.A. in Political Science, an LL.B and an M.B.A., all from Tel-Aviv University.

Eyal Desheh will begin serving on our Board of Directors effective upon the consummation of this offering. It is intended that he will serve as one of our external directors, subject to ratification at a meeting of our shareholders to be held no later than three months following the completion of this offering. Mr. Desheh has served as Chief Financial Officer of Teva Pharmaceutical Industries Ltd., a global pharmaceutical and drug company, since July 2008. From 2000 until 2008, he served as Executive Vice President and Chief Financial Officer of Check Point Software Technologies Ltd., a developer of security solutions to protect transactions and communications over the Internet. Mr. Desheh holds a B.A. in Economics and an M.B.A. in Finance, both from the Hebrew University in Jerusalem.

Dov Ofer will begin serving on our Board of Directors effective upon the consummation of this offering. It is intended that he will serve as one of our external directors, subject to ratification at a meeting of our shareholders to be held no later than three months following the completion of this offering. Mr. Ofer currently serves as Chief Executive Officer of Lumenis Ltd., a producer of medical devices to treat skin and other conditions, which he joined in April 2007. Prior to his appointment at Lumenis, Mr. Ofer served as Corporate Vice President and General Manager of HP-Scitex at Hewlett-Packard Company, a global provider of products, technologies, software, solutions and services, from the acquisition of Scitex Vision by Hewlett-Packard in November 2005. Prior to such acquisition, he served as President and Chief Executive Officer of Scitex Vision, beginning in February 2002. Mr. Ofer holds a B.A. in Economics from the Hebrew University in Jerusalem and an M.B.A. from University of California at Berkeley.

Erez Simha joined our company in November 2011 as our Chief Operations Officer and Chief Financial Officer. Previously, he served as Corporate Vice President and Chief Financial Officer of Orbotech Ltd., a developer of automated optical inspection systems and imaging solutions, from July 2009 to March 2011, prior to which he had served in several other capacities at Orbotech and its affiliates, including as Corporate Vice President for Finance from September 2008 to June 2009, Vice President of Finance and Operations at Orbotech Pacific Ltd. from April 2007 to August 2008 and Vice President of Finance, Operations and Customer Support at Orbotech S.A. from May 2004 to March 2007. Prior to joining Orbotech, Mr. Simha served as Chief Financial Officer of Wiseband Communications Ltd., a developer of digital multi carrier power amplifiers for the wireless communications industry, from 2000 to 2004; as the general manager of a private company engaged in the import and distribution of professional and technical equipment for the building and metal industries, from 1994 to 2000; and as the controller of Mishkan—Hapoalim Mortgage Bank, from 1990 to 1994. Mr. Simha is a certified public accountant and holds a B.A. in economics and accounting and an M.B.A. from Tel Aviv University.

Arrangements concerning election of directors; family relationships

There are no arrangements or understandings with major shareholders, customers, suppliers or others pursuant to which any of our directors or members of senior management were selected as such. In addition, there are no family relationships among our executive officers and directors.

Corporate governance practices

As an Israeli corporation we are subject to various corporate governance requirements under Israeli law relating to such matters as external directors, the audit committee and an internal auditor. These requirements are in addition to the corporate governance requirements imposed by the Listing Rules of the NASDAQ Stock Market and other applicable provisions of U.S. securities laws to which we will become subject upon consummation of this offering and the listing of our Class A ordinary shares on the NASDAQ Global Market. Under the Listing Rules of the NASDAQ Stock Market, a foreign private issuer may generally follow its home country rules of corporate governance in lieu of the comparable requirements of the Listing Rules of the NASDAQ Stock Market, except for certain matters including (among others) the composition and responsibilities of the audit committee and the independence of its members within the meaning of the rules and regulations of the SEC. For further information, see "Risk factors" and "NASDAQ Listing Rules and home country practices."

Board practices

Board of Directors

Under the Israeli Companies Law, the management of our business is vested in our Board of Directors. Our Board of Directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to management. Our executive officers are responsible for our day-to-day management and have individual responsibilities established by our Board of Directors. Our Chief Executive Officer is appointed by, and serves at the discretion of, our Board of Directors, subject to the employment agreement that we have entered into with him. All other executive officers are also appointed by our Board of Directors, and are subject to the terms of any applicable employment agreements that we may enter into with them.

Under our amended and restated articles of association, which will be effective upon the consummation of this offering, our Board of Directors must consist of at least five and not more than eleven directors, including at least two external directors required to be appointed under the Israeli Companies Law. At any time, the minimum number of directors (other than the external directors) may not fall below three. Our Board of Directors will consist of eight directors upon the consummation of this offering, which will include two new directors and two external directors whose service will commence upon the consummation of this offering and, in the case of the external directors, subject to ratification at a meeting of our shareholders to be held no later than three months following the completion of this offering. Other than external directors, for whom special election requirements apply under the Israeli Companies Law, as detailed below, our directors are divided into three classes that are each elected at a general meeting of our shareholders every three years, in a staggered fashion (such that one class is elected each year), and serve on the Board of Directors for three years or until they are removed by the majority of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events, in accordance with the Israeli Companies Law and our amended and restated articles of association.

Upon the closing of this offering, the members of the classes will be as follows:

•
the class I directors will be Elchanan Jaglom and Ilan Levin, and their term will expire at the annual meeting of shareholders to be held in 2015, assuming that they will have been elected for their initial three year term at our 2012 annual meeting of shareholders that will occur prior to the consummation of this offering;

•
the class II directors will be Adina Shorr and Davis Reis, and their term will expire at the annual meeting of shareholders to be held in 2013; and

•
the class III directors will be Tal Dilian and Neri Oxman, and their term will expire at the annual meeting of shareholders to be held in 2014;

In addition, our amended and restated articles of association allow our Board of Directors to appoint directors to fill vacancies on our Board of Directors, for a term of office equal to the remaining period of the term of office of the director(s) whose office(s) have been vacated. External directors are elected for an initial term of three years and may be elected for up to two additional three-year terms under the circumstances described below. External directors may be removed from office only under the limited circumstances set forth in the Israeli Companies Law. See "—External directors."

In accordance with the exemption available to foreign private issuers under NASDAQ rules, we do not intend to follow the requirements of the NASDAQ rules with regard to the process of nominating directors, and instead, will follow Israeli law and practice, in accordance with which our Board of Directors (or a committee thereof) is authorized to recommend to our shareholders director nominees for election. Under the Israeli Companies Law and our amended and restated articles of association, nominations for directors may also be made by any shareholder holding at least one percent (1%) of our outstanding voting power. However, any such shareholder may make such a nomination only if a written notice of such shareholder's intent to make such nomination has been given to our Secretary (or, if we have no Secretary, our Chief Executive Officer). Any such notice must include certain information, the consent of the proposed director nominee(s) to serve as our director(s) if elected and a declaration signed by the nominee(s) declaring that there is no limitation under the Israeli Companies Law preventing their election and that all of the information that is required under the Israeli Companies Law to be provided to us in connection with such election has been provided.

In addition to its role in making director nominations, under the Israeli Companies Law, our Board of Directors must determine the minimum number of directors who are required to have accounting and financial expertise. Under applicable regulations, a director with accounting and financial expertise is a director who, by reason of his or her education, professional experience and skill, has a high level of proficiency in and understanding of business accounting matters and financial statements. See "—External directors." He or she must be able to thoroughly comprehend the financial statements of the company and initiate debate regarding the manner in which financial information is presented. In determining the number of directors required to have such expertise, our Board of Directors must consider, among other things, the type and size of our company and the scope and complexity of its operations. Our Board of Directors has determined that our company requires one director with such expertise.

External directors

Under the Israeli Companies Law, the boards of directors of companies whose shares are publicly traded, including companies with shares listed on the NASDAQ Global Market, are required to include at least two members who qualify as external directors. Eyal Desheh and Dov Ofer have agreed to serve as our external directors following the consummation of this offering, subject to ratification at a meeting of our shareholders to be held no later than three months following the completion of this offering.

The Israeli Companies Law provides that external directors must be elected by a majority vote of the shares present and voting at a shareholders meeting, provided that either:

•
the majority voted in favor of election includes a majority of the shares held by non-controlling shareholders who do not have a personal interest in the election of the external director (other than a personal interest not deriving from a relationship with a controlling shareholder) that are voted at the meeting, excluding abstentions, which we refer to as a disinterested majority; or

•
the total number of shares held by non-controlling, disinterested shareholders (as described in the previous bullet-point) voted against the election of the director does not exceed two percent (2%) of the aggregate voting rights in the company.

The term controlling shareholder is defined in the Israeli Companies Law as a shareholder with the ability to direct the activities of the company, other than by virtue of being an office holder. A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint the majority of the directors of the company or its general manager.

After an initial term of three years, external directors may be reelected to serve in that capacity for up to two additional three year terms, provided that either (i) his or her service for each such additional term is recommended by one or more shareholders holding at least one percent (1%) of the company's voting rights and is approved at a shareholders meeting by a disinterested majority, where the total number of shares held by non, controlling, disinterested shareholders voting for such reelection exceeds two percent (2%) of the aggregate voting rights in the company; or (ii) his or her service for each such additional term is recommended by the board of directors and is approved at a shareholders meeting by the same disinterested majority required for the initial election of an external director (as described above). The term of office for external directors for Israeli companies traded on certain foreign stock exchanges, including the NASDAQ Global Market, may be extended indefinitely in increments of additional three-year terms, in each case provided that the audit committee and the board of directors of the company confirm that, in light of the external director's expertise and special contribution to the work of the board of directors and its committees, the reelection for such additional period(s) is beneficial to the company, and provided that the external director is reelected subject to the same shareholder vote requirements as if elected for the first time (as described above). Prior to the approval of the reelection of the external director at a general shareholders meeting, the company's shareholders must be informed of the term previously served by him or her and of the reasons why the board of directors and audit committee recommended the extension of his or her term.

If an external directorship becomes vacant and there are less than two external directors on the board of directors at the time, then the board of directors is required under the Israeli Companies Law to call a shareholders meeting immediately to appoint a replacement external director.

Each committee of the board of directors that exercises the powers of the board of directors must include at least one external director, except that the audit committee must include all external directors then serving on the board of directors. Under the Israeli Companies Law, external directors of a company are prohibited from receiving, directly or indirectly, any compensation from the company other than for their services as external directors pursuant to applicable regulations. Compensation of an external director is determined prior to his or her appointment and may not be changed during his or her term subject to certain exceptions.

The Israeli Companies Law provides that a person is not qualified to serve as an external director if (i) the person is a relative of the controlling shareholder of the company, or (ii) if that person or his or her relative, partner, employer, another person to whom he or she was directly or indirectly subject, or any entity under the person's control, has or had, during the two years preceding the date of appointment as an external director: (a) any affiliation or other prohibited relationship with the company or, with any person or entity controlling the company of a relative of such person, with any entity controlled by or under common control with the company; or (b) in the case of a company with no controlling shareholder, any affiliation or other prohibited relationship with a person serving as chairman of the board, chief executive officer, a substantial shareholder or the most senior office holder in the company's finance department.

The term relative is defined as a spouse, sibling, parent, grandparent or descendant; spouse's sibling, parent or descendant; and the spouse of each of the foregoing persons. The term affiliation and the similar types of prohibited relationships include (subject to certain exemptions):

•
an employment relationship;

•
a business or professional relationship even if not maintained on a regular basis (excluding insignificant relationships);

•
control; and

•
service as an office holder, excluding service as a director in a private company prior to the first offering of its shares to the public if such director was appointed as a director of the private company in order to serve as an external director following the public offering.

The term office holder is defined under the Israeli Companies Law as a director, general manager, chief business manager, deputy general manager, vice general manager, other manager directly subordinate to the general manager or any other person assuming the responsibilities of any of these positions regardless of that person's title.

In addition, no person may serve as an external director if that person's position or professional or other activities create, or may create, a conflict of interest with that person's responsibilities as a director or otherwise interfere with that person's ability to serve as an external director or if the person is an employee of the Israel Securities Authority or of an Israeli stock exchange. A person may furthermore not continue to serve as an external director if he or she received direct or indirect compensation from the company for his or her role as a director. This prohibition does not apply to compensation paid or given in accordance with Israeli Companies Law regulations or amounts paid pursuant to indemnification and/or exculpation contracts or commitments and insurance coverage. Following the termination of an external director's service on a board of directors, such former external director and his or her spouse and children may not be provided a direct or indirect benefit by the company, its controlling shareholder or any entity under its controlling shareholder's control. This includes engagement as an executive officer or director of the company or a company controlled by its controlling shareholder or employment by, or provision of services to, any such company for consideration, either directly or indirectly, including through a corporation controlled by the former external director. This restriction extends for a period of two years with regard to the former external director and his or her spouse or child and for one year with respect to other relatives of the former external director.

If at the time at which an external director is appointed all members of the board of directors not otherwise affiliated with the Company are of the same gender, the external director must be of the other gender. A director of one company may not be appointed as an external director of another company if a director of the other company is acting as an external director of the first company at such time.

According to regulations promulgated under the Israeli Companies Law, a person may be appointed as an external director only if he or she has professional qualifications or if he or she has accounting and financial expertise (each, as defined below). In addition, at least one of the external directors must be determined by our Board of Directors to have accounting and financial expertise. However, if at least one of our other directors (i) meets the independence requirements under the Exchange Act, (ii) meets the standards of the NASDAQ Listing Rules for membership on the audit committee and (iii) has accounting and financial expertise as defined under Israeli law, then neither of our external directors is required to possess accounting and financial expertise as long as both possess other requisite professional qualifications.

A director with accounting and financial expertise is a director who, due to his or her education, experience and skills, possesses an expertise in, and an understanding of, financial and accounting matters and financial statements, in such a manner which allows him or her to understand the financial statements of the company and initiate a discussion about the presentation of financial data. A director is deemed to have professional qualifications if he or she has any of (i) an academic degree in economics, business management, accounting, law or public service, (ii) an academic or other degree or has completed other higher education, all in the field of business of the company or relevant for his/her position, or (iii) at least five years of experience as either a senior managing officer in the company's line of business with a significant volume of business, a public office or a senior position in the company's main line of business.

Our Board of Directors has determined that Eyal Desheh has accounting and financial experise and Dov Ofer possesses professional qualifications as required under the Israeli Companies Law.

Board committees

Audit committee

Under the Israeli Companies Law, the board of directors of a public company must appoint an audit committee. The audit committee must be comprised of at least three directors, including all of the external directors, one of whom must serve as chairman of the committee. The audit committee may not include the chairman of the board, or any director employed by or otherwise providing services to the company or to a controlling shareholder or any entity controlled by a controlling shareholder.

Under a recent amendment to the Israeli Companies Law, the audit committee of a publicly traded company must consist of a majority of unaffiliated directors. An "unaffiliated director" is defined as either an external director or as a director who meets the following criteria:

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he or she meets the qualifications for being appointed as an external director, except for (i) the requirement that the director be an Israeli resident (which does not apply to companies such as ours whose securities have been offered outside of Israel or are listed outside of Israel) and (ii) the requirement for accounting and financial expertise or professional qualifications; and

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he or she has not served as a director of the company for a period exceeding nine consecutive years. For this purpose, a break of less than two years in the service shall not be deemed to interrupt the continuation of the service.

The members of our Audit Committee, which will be formed prior to the consummation of this offering, will be Tal Dilian, along with our two external director nominees, Messrs. Desheh and Ofer. Our Board of Directors has determined that each of Messrs. Dilian, Desheh and Ofer meets the independence requirements set forth in the Listing Rules of the NASDAQ Stock Market and in Rule 10A-3 under the Exchange Act, as well as the independence criteria under the Israeli Companies Law.

Our Board of Directors has determined that Mr. Desheh qualifies as an audit committee financial expert, as defined under Item 16A of the SEC's Form 20-F.

Our Board of Directors intends to adopt an audit committee charter that will set forth the responsibilities of the Audit Committee consistent with the rules of the SEC and the Listing

Rules of the NASDAQ Stock Market, as well as the requirements for such committee under the Israeli Companies Law, including the following:

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oversight of our independent registered public accounting firm and recommending the engagement, compensation or termination of engagement of our independent registered public accounting firm to the Board of Directors in accordance with Israeli law;

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recommending the engagement or termination of the person filling the office of our internal auditor; and

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recommending the terms of audit and non-audit services provided by the independent registered public accounting firm for pre-approval by our Board of Directors.

Our Audit Committee provides assistance to our Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by pre-approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal control over financial reporting. Our Audit Committee also oversees the audit efforts of our independent accountants and takes those actions that it deems necessary to satisfy itself that the accountants are independent of management.

Under the Israeli Companies Law, our Audit Committee is responsible for (i) determining whether there are deficiencies in the business management practices of our company, including in consultation with our internal auditor or the independent auditor, and making recommendations to the Board of Directors to improve such practices, (ii) determining whether to approve certain related party transactions (including compensation of office holders or transactions in which an office holder has a personal interest and whether such transaction is material) (see "—Approval of related party transactions under Israeli Law"), (iii) where the Board of Directors approves the working plan of the internal auditor, to examine such working plan before its submission to the Board and propose amendments thereto, (iv) examining our internal controls and internal auditor's performance, including whether the internal auditor has sufficient resources and tools to dispose of its responsibilities, (v) examining the scope of our auditor's work and compensation and submitting a recommendation with respect thereto to our Board of Directors or shareholders, depending on which of them is considering the appointment of our auditor and (vi) establishing procedures for the handling of employees' complaints as to the management of our business and the protection to be provided to such employees. In compliance with new regulations under the Israeli Companies Law, our Audit Committee will also approve our financial statements, thereby fulfilling the requirement that a board committee provide such approval. Our Audit Committee may not approve an action or a related party transaction, or take any other action required under the Israeli Companies Law, unless at the time of approval a majority of the committee's members are present, which majority consists of unaffiliated directors including at least one external director.

Compensation committee

Our Board of Directors does not currently have a compensation committee. We intend to rely upon the exemption available to foreign private issuers under the Listing Rules of the NASDAQ Stock Market with respect to the determination of the compensation of our Chief Executive Officer and other executive officers in lieu of forming a compensation committee consisting entirely of independent directors (or the determination of such compensation solely by the independent members of our Board of Directors). See "—NASDAQ Listing Rules and home country practices."

Nominating committee

Our Board of Directors does not currently have a nominating committee, as director nominees are presented by our Board of Directors to our shareholders based upon the nominations made by the Board of Directors itself. We intend to rely upon the exemption available to foreign private issuers under the Listing Rules of the NASDAQ Stock Market from the NASDAQ listing requirements related to independent director oversight of nominations to our Board of Directors and the adoption of a formal written charter or board resolution addressing the nominations process. See "—NASDAQ Listing Rules and home country practices."

We do not have service contracts with any of our directors, except for David Reis and Ilan Levin. Please see "Certain relationships and related party transactions—Agreements and arrangements with, and compensation of, directors and executive officers" for a summary of these agreements.

Internal auditor

Under the Israeli Companies Law, the board of directors of an Israeli public company must appoint an internal auditor recommended by the audit committee and nominated by the board of directors. An internal auditor may not be:

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a person (or a relative of a person) who holds more than 5% of the company's outstanding shares or voting rights;

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a person (or a relative of a person) who has the power to appoint a director or the general manager of the company;

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an office holder (including a director) of the company (or a relative thereof); or

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a member of the company's independent accounting firm, or anyone on his or her behalf.

The role of the internal auditor is to examine, among other things, our compliance with applicable law and orderly business procedures. We intend to appoint an internal auditor prior to the closing of this offering.

NASDAQ Listing Rules and home country practices

The Sarbanes-Oxley Act, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, such as us, to comply with various corporate governance practices. In addition, upon the contemplated listing of our Class A ordinary shares on the NASDAQ Global Market, we will need to comply with the Listing Rules of the NASDAQ Stock Market. Under those Listing Rules, we may elect to follow certain corporate governance practices permitted under the Israeli Companies Law in lieu of compliance with corresponding corporate governance requirements otherwise imposed by the Listing Rules of the NASDAQ Stock Market for U.S. domestic issuers.

In accordance with Israeli law and practice and subject to the exemption set forth in Rule 5615 of the Listing Rules of the NASDAQ Stock Market, if we list on the NASDAQ Global Market we intend to follow the provisions of the Israeli Companies Law, rather than the Listing Rules of the NASDAQ Stock Market, with respect to the following requirements:

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Distribution of annual and quarterly reports to shareholders; proxy solicitation.    As opposed to the Listing Rules of the NASDAQ Stock Market, which require listed issuers to make such reports available to shareholders in one of a number of specific manners, Israeli law does not require us to distribute annual and quarterly reports directly to shareholders and the generally accepted business practice in Israel is not to distribute such reports to shareholders but to make such reports available through a public website. In addition to making such reports available on a public website, we plan to make our audited financial statements available to our shareholders at our offices and will only mail such reports to shareholders upon request. As a foreign private issuer, we are generally exempt from the SEC's proxy solicitation rules.

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Nomination of our directors.    With the exception of our external directors and directors elected by our Board of Directors due to vacancy, our directors are elected by a general or special meeting of our shareholders to hold office until the next annual general meeting of our shareholders following his or her election at which the class of directors to which such director belongs (out of the three classes of our staggered Board of Directors) is subject to election and until his or her successor shall be elected and qualified. See "Management—Board Practices—Board of Directors." The nominations for directors, which are presented to our shareholders by our Board of Directors, are generally made by the Board of Directors itself, in accordance with the provisions of our amended and restated articles of association and the Israeli Companies Law. Nominations need not be made by a nominating committee of our Board of Directors consisting solely of independent directors, as required under the Listing Rules of the NASDAQ Stock Market.

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Compensation of officers.    As long as a given executive officer does not serve on our Board of Directors, Israeli law and our amended and restated articles of association do not require that the independent members of our Board of Directors (or a compensation committee composed solely of independent members of our Board of Directors) determine his or her compensation, as is generally required under the Listing Rules of the NASDAQ Stock Market with respect to the Chief Executive Officer and all other executive officers. Instead, compensation of executive officers is determined and approved by our Board of Directors and our Audit Committee (or, should we wish to establish such a committee in the future, a Compensation Committee of our Board of Directors that meets all of the requirements under the Israeli Companies Law applicable to our Audit Committee), except that (i) if an executive officer is also a director, the terms of compensation must be approved by our Audit Committee, our Board of Directors and shareholders and (ii) if the executive officer is also the controlling shareholder of our company (including an affiliate thereof), the compensation needs to be approved by our Audit Committee, Board of Directors and shareholders, provided that the shareholder approval includes a disinterested majority or, alternatively, that the total shares held by non-controlling, disinterested shareholders voted against the transaction must not exceed two percent (2%) of the voting rights in our company. To the extent that any such transaction with a controlling shareholder is for a period extending beyond three years, approval is required once every three years, unless our

  Audit Committee determines that the duration of the transaction is reasonable given the circumstances related thereto. A director or executive officer may not be present when the audit committee or board of directors of a company discusses or votes upon the terms of his or her compensation, unless the chairman of the audit committee or board of directors (as applicable) determines that he or she should be present to present the transaction that is subject to approval.

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Independent directors.    Israeli law does not require that a majority of the directors serving on our Board of Directors be "independent," as defined under NASDAQ Listing Rule 5605(a)(2), so long as we have at least two external directors who meet the requirements of the Israeli Companies Law, as described above under "Management—Board Practices—External Directors." We are required, however, to ensure that all members of our Audit Committee are "independent" under the applicable NASDAQ and SEC criteria for independence (as we cannot exempt ourselves from compliance with that SEC independence requirement, despite our status as a foreign private issuer), and we must also ensure that a majority of the members of our Audit Committee are "unaffiliated directors" as defined in the Israeli Companies Law. Furthermore, Israeli law does not require, nor do our independent directors conduct, regularly scheduled meetings at which only they are present, which the NASDAQ Listing Rules otherwise require.

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Shareholder approval.    We will seek shareholder approval for all corporate actions requiring such approval under the requirements of the Israeli Companies Law, rather than seeking approval for corporation actions in accordance with NASDAQ Listing Rule 5635. In particular, under this NASDAQ rule, shareholder approval is generally required for: (i) an acquisition of stock/assets of another company that involves the issuance of 20% or more of the acquirer's stock or voting rights or if a director, officer or 5% shareholder has greater than a 5% interest in the target company or the consideration to be received; (ii) the issuance of stock leading to a change of control; (iii) adoption/amendment of equity compensation arrangements; and (iv) issuances of 20% or more of the stock or voting rights (including securities convertible into, or exercisable for, equity) of a listed company via a private placement (and/or via sales by directors/officers/5% shareholders) if such equity is issued (or sold) at below the greater of the book or market value of stock. By contrast, under the Israeli Companies Law, shareholder approval is required for, among other things: (i) transactions with directors concerning the terms of their service or indemnification, exemption and insurance for their service (or for any other position that they may hold at a company), for which approvals of the audit committee, board of directors and shareholders are all required, (ii) extraordinary transactions with controlling shareholders of publicly held companies, which require the special approval described below under "Approval of related party transactions under Israeli Law—Disclosure of personal interests of controlling shareholders", (iii) terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder's relative, which require the special approval described below under "Approval of related party transactions under Israeli Law—Disclosure of personal interests of controlling shareholders", (iv) private placements of securities carrying with them 20% or more of a company's voting rights which will increase the shareholdings of a 5% shareholder or result in a new 5% shareholder, if the consideration for the issuance is not solely cash or publicly tradable securities or the terms of which are not otherwise market terms, for which approvals of the board of directors and shareholders are required, and (v) private placements that result in a new controlling shareholder of a company, for which approvals of the board of directors and shareholders are required. In addition, under the Israeli Companies Law, a merger requires approval of the shareholders of each of the merging companies.

Approval of related party transactions under Israeli Law

Fiduciary duties of directors and executive officers

The Israeli Companies Law codifies the fiduciary duties that office holders owe to a company. Each person listed in the table under "Management—Executive officers and directors" is an office holder under the Israeli Companies Law.

An office holder's fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of loyalty requires that an office holder act in good faith and in the best interests of the company. The duty of care includes a duty to use reasonable means to obtain:

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information on the advisability of a given action brought for his or her approval or performed by virtue of his or her position; and

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all other important information pertaining to these actions.

The duty of loyalty requires an office holder to act in good faith and for the benefit of the company, and includes a duty to:

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refrain from any conflict of interest between the performance of his or her duties to the company and his or her other duties or personal affairs;

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refrain from any activity that is competitive with the company;

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refrain from exploiting any business opportunity of the company to receive a personal gain for himself or herself or others; and

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disclose to the company any information or documents relating to the company's affairs which the office holder received as a result of his or her position as an office holder.

Disclosure of personal interests of an office holder

The Israeli Companies Law requires that an office holder promptly disclose to the board of directors any personal interest that he or she may have and all related material information known to him or her and any documents concerning any existing or proposed transaction with the company. An interested office holder's disclosure must be made promptly and in any event no later than the first meeting of the board of directors at which the transaction is considered. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one's relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director or general manager or in which he or she has the right to appoint at least one director or the general manager, but excluding a personal interest stemming from one's ownership of shares in the company. A personal interest furthermore includes the personal interest of a person for whom the office holder holds a voting proxy or the interest of the office holder with respect to his or her vote on behalf of the shareholder for whom he or she holds a proxy even if such shareholder itself has no personal interest in the approval of the matter. An office holder is not, however, obliged to disclose a personal interest if it derives solely from the personal interest of his or her relative in a transaction that is not considered an extraordinary transaction. Under the Israeli Companies Law, an extraordinary transaction is defined as any of the following:

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a transaction other than in the ordinary course of business;

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a transaction that is not on market terms; or

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a transaction that may have a material impact on a company's profitability, assets or liabilities.

If it is determined that an office holder has a personal interest in a transaction, approval by the board of directors is required for the transaction, unless the company's articles of association provide for a different method of approval. Further, so long as an office holder has disclosed his or her personal interest in a transaction, the board of directors may approve an action by the office holder that would otherwise be deemed a breach of duty of loyalty. However, a company may not approve a transaction or action that is adverse to the company's interest or that is not performed by the office holder in good faith. Approval first by the company's audit committee and subsequently by the board of directors is required for (i) an extraordinary transaction and (ii) compensation of, or an undertaking to indemnify or insure, an office holder who is not a director. Arrangements regarding the compensation, indemnification or insurance of a director require the approval of the audit committee, board of directors and shareholders, in that order, as described above under "—NASDAQ Listing Rules and home country practices—Compensation of officers" and "—NASDAQ Listing Rules and home country practices—Shareholder approval."

Generally, a person who has a personal interest in a matter which is considered at a meeting of the board of directors or the audit committee may not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee have a personal interest in the matter, or unless the chairman of the audit committee or board of directors (as applicable) determines that he or she should be present in order to present the transaction that is subject to approval. If a majority of the members of the audit committee and/or the board of directors has a personal interest in the approval of a transaction, then all directors may participate in discussions of the audit committee and/or the board of directors on such transaction and the voting on approval thereof, but shareholder approval is also required for such transaction.

Disclosure of personal interests of controlling shareholders

Pursuant to Israeli law, the disclosure requirements regarding personal interests that apply to directors and executive officers also apply to a controlling shareholder of a public company. In the context of a transaction involving a shareholder of the company, a controlling shareholder also includes any shareholder who holds 25% or more of the voting rights if no other shareholder holds more than 50% of the voting rights. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be a single shareholder and may be deemed a controlling shareholder for the purpose of approving such transaction. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, or a transaction with a controlling shareholder or his or her relative, directly or indirectly, and the terms of engagement and compensation of a controlling shareholder who is an office holder or an employee of the company, require the approval of the audit committee, the board of directors and the shareholders of the company, in that order. In addition, the shareholder approval must fulfill one of the following requirements:

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a disinterested majority; or

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the votes of shareholders who have no personal interest in the transaction and who are present and voting, in person, by proxy or by voting deed at the meeting, and who vote against the transaction may not represent more than two percent (2%) of the voting rights of the company.

To the extent that any such transaction with a controlling shareholder is for a period extending beyond three years, approval is required once every three years, unless the audit committee determines that the duration of the transaction is reasonable given the circumstances related thereto.

Shareholder duties

Pursuant to the Israeli Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the company and other shareholders and to refrain from abusing his or her power in the company, including, among other things, in voting at the general meeting of shareholders and at class shareholder meetings with respect to the following matters:

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an amendment to the company's articles of association;

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an increase of the company's authorized share capital;

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a merger; or

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the approval of interested party transactions and acts of office holders that require shareholder approval.

In addition, a shareholder also has a general duty to refrain from discriminating against other shareholders.

In addition, certain shareholders have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power to determine the outcome of a shareholder vote or a shareholder class vote and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company or other power towards the company. The Israeli Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty to act with fairness.

Exculpation, insurance and indemnification of directors and officers

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is inserted in its articles of association. Our amended and restated articles of association to be effective upon the completion of this offering include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

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financial liability incurred by or imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator's award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company's activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

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reasonable litigation expenses, including attorneys' fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

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reasonable litigation expenses, including attorneys' fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company's articles of association:

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a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

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a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

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a financial liability imposed on the office holder in favor of a third party.

Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

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a breach of fiduciary duty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

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a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

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an act or omission committed with intent to derive illegal personal benefit; or

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a fine or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by the audit committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders. See "Management—Approval of related party transactions under Israeli Law."

Our amended and restated articles of association that will be in effect upon the consummation of this offering will permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Israeli Companies Law.

We have obtained directors and officers liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law. In addition, prior to the consummation of this offering, we intend to enter into agreements with each of our office holders undertaking to indemnify them to the fullest extent permitted by Israeli law, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance.

Code of business conduct and ethics

We intend to adopt a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our Chief Executive Officer, Chief Financial Officer, controller or principal accounting officer, or other persons performing similar functions, which is a "code of ethics" as defined in Item 16B of Form 20-F promulgated by the SEC. Upon the effectiveness of the registration statement of which this prospectus forms a part, the full text of the Code of Business Conduct and Ethics will be posted on our website at www.objet.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. If we make any amendment to the Code of Business Conduct and Ethics or grant any waivers, including any implicit waiver, from a provision of the code of ethics, we will disclose the nature of such amendment or waiver on our website to the extent required by the rules and regulations of the SEC. Under Item 16B of the SEC's Form 20-F, if a waiver or amendment of the Code of Business Conduct and Ethics applies to our principal executive officer, principal financial officer, principal accounting officer or controller and relates to standards promoting any of the values described in Item 16B(b) of such Form 20-F, we will disclose such waiver or amendment on our website in accordance with the requirements of Instruction 4 to such Item 16B.

Compensation of executive officers and directors

The aggregate compensation, including share-based compensation, paid by us and our subsidiaries to our directors and executive officers with respect to the year ended December 31, 2011 was $1.9 million. This amount includes approximately $48.1 thousand set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, relocation, professional and business association due and expenses reimbursed to office holders, and other benefits commonly reimbursed or paid by companies in our industry. As of December 31, 2011, options to purchase 4,200,000 ordinary shares and 7,933,539 preferred shares granted to our directors and executive officers were outstanding under our Amended and Restated 2004 Omnibus Stock Option and Restricted Stock Incentive Plan. The options to purchase preferred shares are currently exercisable, whereas the options to purchase ordinary shares will only be exercisable upon the consummation of this offering (assuming that they are vested by then). All of such options will, in any case, be exercisable for an equivalent number of Class B ordinary shares upon our share reclassification and the consummation of this offering. The weighted average exercise price of these options is $0.44 per share (ordinary or preferred, as applicable). The expiration date of all of these options is December 31, 2017. We do not have written agreements with any director, except for Mr. David Reis, as our Chief Executive Officer, and Ilan Levin, as our President (as described below under "Certain relationships and related party transactions—Agreements and arrangements with, and compensation of, directors and executive officers"), providing for benefits upon the termination of his employment with our company or its subsidiaries.

Employment agreements with executive officers; consulting and directorship services provided by directors

We have entered into written employment agreements with all of our executive officers. These agreements contain provisions standard for a company in our industry regarding non-competition, confidentiality of information and assignment of inventions. Please see "Risk factors—Risks relating to our business and industry—Under current applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees" for a further description of the enforceability of non-competition clauses. These agreements do not provide for benefits upon the termination of these executives' respective employment with us, other than payment of salary and benefits (but not accrual of vacation days) during the required notice period for termination of these agreements, which varies under these individual agreements. See "Certain relationships and related party transactions—Agreements and arrangements with, and compensation of, directors and executive officers" for additional information.

We receive consulting and directorship services from certain of our directors. The amounts payable pursuant to these arrangements have been approved by our Board of Directors and shareholders. See "Certain relationships and related party transactions—Agreements and arrangements with, and compensation of, directors and executive officers" for additional information.

Share incentive plans

We maintain one share option and incentive plan—our Amended and Restated 2004 Omnibus Stock Option and Restricted Stock Incentive Plan, or our 2004 Plan—and we have adopted another share option and incentive plan that will go into effect upon the completion of this offering. As of March 1, 2012, after giving effect to the reclassification of our outstanding ordinary shares and preferred shares, a total of 27,700,000 shares were reserved for issuance under our 2004 Plan, of which options to purchase 27,185,664 Class B ordinary shares would have been issued and outstanding under that plan. Of such outstanding options, options to purchase 19,831,820 Class B ordinary shares would have vested as of that date, with a weighted average exercise price of $0.433 per share. Despite having vested, only 7,933,539 of such options (which represent options to purchase preferred shares prior to the reclassification of our shares) would have been exercisable as of such date, as exercisability of all options to purchase ordinary shares that we have granted is conditioned upon the closing of our initial public offering, or a merger or other similar transaction involving our company, as described below.

Amended and Restated 2004 Omnibus Stock Option and Restricted Stock Incentive Plan

Our 2004 Plan, which was adopted by our Board of Directors on August 15, 2004 and amended and restated by the Board of Directors on July 9, 2007 and again on May 30, 2011, provides for the grant of options, restricted shares or other share-based awards to our company's and our subsidiaries' respective directors, employees, officers, office holders, subcontractors and consultants. Awards under the 2004 Plan may be granted until August 15, 2014, a period of ten years from the date on which the 2004 Plan was originally adopted by our Board of Directors.

The 2004 Plan is administered by our Board of Directors, which shall determine, subject to Israeli law, the grantees of awards and various terms of the grant. The 2004 Plan provides for granting options in compliance with Section 102 of the Israeli Income Tax Ordinance, 1961, or the Ordinance.

Options granted under the 2004 Plan to Israeli employees have been granted under the capital gains track of Section 102 of the Ordinance. In order to comply with the terms of the capital gains track, all options that have been granted under the 2004 plan (grants were not made until the 2006 fiscal year) pursuant and subject to the provisions of Section 102 of the Ordinance, as well as the shares issued upon exercise of these options and other shares received subsequently following any realization of rights with respect to such options, such as a result of a share dividend or share split, are granted to a trustee for the benefit of the relevant employee, director or officer and are held by the trustee for at least two years after the date of grant.

Unless otherwise provided by our Board of Directors, options granted under the 2004 Plan vest over the course of a four year period that commences on the date of grant such that 25% vest after one year and an additional 6.25% vest at the end of each subsequent three-month period over the course of the following 36 months. Unless a shorter term is set by our Board with respect to a specific award, options, other than certain incentive share options, expire 10 years from the grant date. Incentive share options granted to a person holding more than 10% of our voting power expire within five years from the date of the grant. In actuality, all options that have been granted to date under the 2004 Plan expire on December 31, 2017. Notwithstanding the vesting schedule provided for under a particular grant, the exercisability of each option granted under the 2004 Plan requires, as a condition precedent (except for options to purchase 7,933,539 preferred shares that were granted prior to the 2007 amendment of the 2004 plan that added such condition), the consummation of either (i) our initial public offering, including the listing of our shares on any recognized stock exchange or market or over-the-counter or computerized securities trading system, or (ii) a merger of our company that effects a change of control, or sale of all or substantially all of our assets or outstanding shares, which we refer to as a merger or sale of our company, in each case while the option is otherwise vested and exercisable. If we terminate a grantee's employment or service for cause, all of the grantee's vested and unvested options expire on the date of termination. If a grantee's employment or service terminates due to death or disability, or retirement, the grantee's vested options may be exercised by him or her, or by his or her estate (as the case may be), for one year, or three months, respectively, following the death or disability, or retirement, provided that the initial public offering or merger or sale of our company has already occurred. If a grantee's service or other relationship to our company terminates for any other reason, the grantee may exercise his or her vested options upon the earliest to occur of (x) the 30th day following our initial public offering consummated within 12 months after the date of such termination, (y) the closing of a merger or sale of our company consummated within 12 months after the date of such termination, and (z) the 90th day after the date of such termination, if at the time of such termination, we have already consummated our initial public offering (or such different period as our Board shall prescribe). The 12-month period described in the previous sentence during which an option may be exercised following termination of employment has sometimes been extended by our Board to up to 24 months, in total, based on the duration of the grantee's employment or service to our company. In addition to the shares reserved under the 2004 Plan, any options granted under the 2004 Plan that are terminated or forfeited for any reason without having been exercised, return to the pool under the 2004 Plan and enlarge the reserved shares under the 2004 Plan. Following the adoption of our 2011 Omnibus Stock Option and Restricted Stock Incentive Plan, or the 2011 Plan, and its effectiveness upon completion of this offering, any options granted under the 2004 Plan that will terminate or be forfeited for any reason without having been exercised, will return to the pool under the 2011 Plan and enlarge the reserved shares thereunder.

In the event of a merger or consolidation of our company, or sale of all or substantially all of our shares or assets, then without the consent of the option-holder, the Board may but is not required to (i) use its best efforts to cause that any outstanding award shall be assumed or an equivalent award shall be substituted by such successor corporation or (ii) in case the successor corporation refuses to assume or substitute the award (a) provide the grantee with the option to exercise the award as to all or part of the shares or (b) cancel the option against payment to the grantee in an amount equal to the fair market value of such shares as reflected under the terms of such merger or sale minus the exercise price per share for each such share. Notwithstanding the foregoing, the Board may upon such event amend or terminate the terms of any award, including conferring the right to purchase any other security or asset that the Board shall deem, in good faith, appropriate.

2011 Omnibus Stock Option and Restricted Stock Incentive Plan

Our 2011 Plan, which will become effective prior to the completion of this offering, provides for the grant of options, restricted shares, restricted share units and other share-based awards to our company's and our subsidiaries' respective directors, employees, officers, consultants, advisors and to any other person whose services are considered valuable to us or any of our affiliates. Following the approval of the 2011 Plan by the Israeli tax authorities, we will only grant options or other equity incentive awards under the 2011 Plan, although previously-granted options and awards will continue to be governed by our 2004 Plan. Under the 2011 Plan, there will be Class A ordinary shares reserved for issuance, none of which will have been granted prior to the consummation of this offering. The initial reserved pool under the 2011

Plan is 7,500,000 shares, which will be automatically increased annually on January 1 by a number of Class A ordinary shares equal to the lowest of (i) 1,500,000 shares, subject to adjustment due to certain changes as provided under the 2011 Plan, and (ii) a number of shares determined by our Board of Directors, if so determined prior to the January 1 on which the increase will occur.

The 2011 Plan will be administered by our Board of Directors or by a committee designated by the Board, which shall determine, subject to Israeli law, the grantees of awards and the terms of the grant, including, exercise prices, vesting schedules, acceleration of vesting and the other matters necessary in the administration of the 2011 Plan. The 2011 Plan will enable us to issue awards under various tax regimes including, without limitation, pursuant to Sections 102 and 3(9) of the Ordinance and Section 422 of the U.S. Internal Revenue Code of 1986, as amended.

Section 102 of the Ordinance allows employees, directors and officers, who are not controlling shareholders and are considered Israeli residents, to receive favorable tax treatment for compensation in the form of shares or options. Our Israeli non-employee service providers and controlling shareholders may only be granted options under Section 3(9) of the Ordinance, which does not provide for similar tax benefits. Section 102 of the Ordinance includes two alternatives for tax treatment involving the issuance of options or shares to a trustee for the benefit of the grantees and also includes an additional alternative for the issuance of options or shares directly to the grantee. Section 102(b)(2) of the Ordinance, the most favorable tax treatment for grantees, permits the issuance to a trustee under the "capital gains track." However, under this track we are not allowed to deduct an expense with respect to the issuance of the options or shares. Options granted under the 2011 Plan to U.S. residents may qualify as "incentive stock options" within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended. The exercise price for "incentive stock options" must not be less than the fair market value on the date on which an option is granted, or 110% of the fair market value if the option holder holds more than 10% of our share capital.

Under the 2011 Plan, we intend to grant options to our employees, directors and officers who are not controlling shareholders and are considered Israeli residents, under the capital gains track. In order to comply with the terms of the capital gains track, all options granted under this Plan pursuant and subject to the provisions of Section 102 of the Ordinance, as well as the Class A ordinary shares issued upon exercise of these options and other shares received subsequently following any realization of rights with respect to such options, such as share dividends and share splits, must be granted to a trustee for the benefit of the relevant employee, director or officer and should be held by the trustee for at least two years after the date of the grant.

Awards under the 2011 Plan may be granted until a period of ten years from the date on which the 2011 Plan is adopted by our Board of Directors, which occurred in May 2011.

Options granted under the 2011 Plan will generally vest over four years commencing on the date of grant such that 25% vest after one year and an additional 6.25% vest at the end of each subsequent three-month period thereafter for 36 months. Options, other than certain incentive share options, that are not exercised within ten years from the grant date expire, unless otherwise determined by the Board or its designated committee, as applicable. Incentive share options granted to a person holding more than 10% of our voting power will expire within five years from the date of the grant. In case of termination for reasons of disability or death, or retirement, the grantee or his legal successor may exercise options that have vested prior to termination within a period of one year from the date of disability or death, or within three months following retirement. If we terminate a grantee's employment or service for cause, all of the grantee's vested and unvested options will expire on the date of termination. If a grantee's employment or service is terminated for any other reason, the grantee may exercise his or her vested options within 90 days of the date of termination. Any expired or unvested options return to the pool for reissuance.

In the event of a merger or consolidation of our company, or a sale of all, or substantially all, of our shares or assets or other transaction having a similar effect on us, then without the consent of the option-holder, the Board or its designated committee, as applicable, may but is not required to (i) cause any outstanding award to be assumed or an equivalent award to be substituted by such successor corporation or (ii) in case the successor corporation refuses to assume or substitute the award (a) provide the grantee with the option to exercise the award as to all or part of the shares or (b) cancel the options against payment in cash in an amount determined by the Board or the committee as fair in the circumstances. Notwithstanding the foregoing, the Board or its designated committee may upon such event amend or terminate the terms of any award, including conferring the right to purchase any other security or asset that the Board shall deem, in good faith, appropriate.

Certain relationships and related party transactions

The following is a description of the material terms of those transactions with related parties to which we, or our subsidiaries, are party and which we are required to disclose pursuant to the disclosure rules of the SEC.

Registration rights agreement

Effective upon the consummation of this offering, we have entered into a registration rights agreement with our existing shareholders under which the holders of all of our existing, outstanding shares (both preferred and ordinary) will be entitled to registration rights. This new agreement effectively amends and restates, and supersedes, the prior registration rights agreements, dated May 1999, December 12, 1999, May 21, 2000 (as supplemented on August 7, 2000), July 10, 2001 and December 2002 to which we have been party with holders of our preferred shares. The new agreement contains provisions regarding registration rights as follows:

Demand registration rights

Subject to the qualifications and limitations described below, at any time after our initial public offering, we are required, at the request of the holders of a majority of the registrable securities (defined as our ordinary shares that are held, or issuable upon the conversion of any of our preferred shares that are held, by our shareholders party to the agreement, including any equity securities issuable directly or indirectly in respect of any such ordinary or preferred shares, whether by way of bonus shares, share split, stock dividend, recapitalization, merger, consolidation, exchange or other reorganization, but excluding any registrable securities that constitute the remaining registrable securities held by a given shareholder and which are all eligible for resale within 90 days under Rule 144 under the Securities Act) outstanding as of the effectiveness of the agreement, to register for resale, and to list for trading on any securities exchange on which our ordinary shares are then traded any registrable securities that the shareholders seek to include in a registration. In addition to the initial demand registration right, our shareholders party to the agreement may also make a second demand for registration (subject to a minimum expected offering size) beginning with the one year anniversary of the effectiveness of the registration statement that we file in response to the initial demand. Our shareholders party to the agreement may also make a demand for a "shelf" registration of their ordinary shares on Form F-3 under the Securities Act (or any successor form that allows us to incorporate substantial information by reference to other documents that we file with the SEC), which we refer to as Form F-3, beginning with the one year anniversary of our initial underwritten public offering (at which time we are likely to be eligible to use Form F-3).

Our obligation to effect a registration in response to the above-described registration demands is subject to the following qualifications and limitations:

•
we are only required to effect two demand registrations generally (whether or not such demands involve a "shelf" registration on Form F-3);

•
if we permit the shareholders party to the agreement to sell shares in our initial public offering (as we have done), we are only required to effect one demand registration under the agreement (whether or not a "shelf" registration on Form F-3);

•
we need not effect a "shelf" registration if Form F-3 is not available for a delayed or continuous offering by the selling shareholders;

•
we need not effect a registration during the period starting with the date of filing of, and ending on the date 180 days (subject to adjustment) following the effective date of, a registration statement pertaining to our securities (other than registrations on the SEC's Form S-8 or Form F-4, which generally relate to registrations of employee shares or shares issued in a merger, acquisition or other similar transaction), or if we provide notice to the requesting shareholders within 10 days of our intention to file a registration statement for a public offering for a sale of our shares for our own account within 60 days, provided that we actually file such registration statement within such 60 days and make reasonable good faith efforts to cause such registration statement to become effective;

•
we need not effect a demand registration if a registration statement pursuant to which the requesting shareholders may sell their shares via their "piggyback" registration rights (described below) is then in effect; and

•
we are not required to effect a demand registration to the extent that that we present an officer's certificate signed by order of our Board of Directors that states that in our Board of Directors' good faith judgment, such registration (i) may interfere with or affect our negotiation or completion of any material transaction or other material event that is being contemplated by us, (ii) would involve initial or continuing disclosure obligations that impose on us a significant burden to which we would not otherwise be subject in the absence of such registration, or (iii) would be otherwise seriously detrimental to us and our shareholders at such time, in which case, with respect to the foregoing clauses (i) and (iii), we will have the right to defer the filing of the subject registration statement for a period of not more than ninety (90) days, although we may not delay a registration demand more than twice in any twelve (12) month period in such manner.

Piggyback registration rights

All of our shareholders party to the agreement also have the right to request that we include their registrable securities in any registration statement that we file for a public offering, following our initial public offering, except for registrations of shares issued under employee benefit plans that are being registered on the SEC's Form S-8, or shares issued in connection with a merger, acquisition or other similar transaction, which is being registered on the SEC's Form F-4. If the public offering that we are effecting is underwritten, the right of any shareholder to include shares in the registration related thereto is conditioned upon the shareholder's participation in the underwriting and the inclusion of the shareholder's registrable securities in the underwriting.

Cutbacks

In connection with demand registrations and piggyback registrations, the managing underwriters may limit the number of shares offered for marketing reasons. In the case of a demand registration, the managing underwriter will exclude shares to be registered by the shareholders who are party to the registration rights agreement on a pro rata basis. In the case of a piggyback registration, the managing underwriter must first exclude any shares to be registered on behalf of our other shareholders prior to excluding any shares to be registered by the shareholders who are party to the registration rights agreement, while shares that we sell for our own account would be the last shares to be excluded.

Expenses

We have agreed to pay all expenses incurred in carrying out the above registrations, including the reasonable fees of one counsel chosen by the selling shareholders party to the agreement. However, each shareholder participating in such registration or sale is responsible for its pro rata portion of the customary and standard discounts or commissions payable to any underwriter, as well as transfer taxes owed in connection with sale of its shares and any individual shareholder or group of shareholders that retains separate advisors is entirely responsible for the fees and expenses related thereto.

Agreements and arrangements with, and compensation of, directors and executive officers

Employment agreement with David Reis

Under the employment agreement, dated September 15, 2008, that we entered into with our Chief Executive Officer, David Reis, Mr. Reis is entitled to a gross monthly salary of NIS 115,000 (approximately $30,104). Mr. Reis is also entitled to an annual performance bonus subject to the discretion of our Board of Directors, based on our achievement of specific goals set by the Board. Besides base salary and bonus, Mr. Reis receives under the agreement other benefits that are provided for by Israeli law or that are customary for senior executives in Israel, including reimbursement for reasonable expenses incurred in connection with his services, and the right to use (and all related fixed and variable costs in respect of) a leased car and cellular telephone. Mr. Reis is furthermore entitled to company contributions equivalent to 5%, 8.33%, 2.5%, and 7.5% of his gross monthly salary towards certain pension, severance, disability and tax-advantaged savings funds (known as a manager's insurance policy, severance compensation fund, disability insurance, and a study fund, respectively) (Mr. Reis also contributes 5% and 2.5% of his gross monthly salary towards the manager's insurance policy and study fund, respectively). The employment engagement is terminable by either party upon six months' prior written notice, and contains customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. As required under Israeli law, the terms of Mr. Reis' engagement with our company have been approved by our Board of Directors and shareholders.

On April 11, 2010 and March 21, 2012, our Board of Directors approved the payment to Mr. Reis of bonuses for his services as our Chief Executive Officer, and as our director, during the years ended December 31, 2009 and December 31, 2011, respectively, equal to $100,000 and $100,000, respectively.

Mr. Reis has furthermore been granted an aggregate of 5,144,513 options to purchase our shares, of which 2,500,000 are options to purchase ordinary shares (2,187,500 of which have vested or will vest within 60 days of March 1, 2012). All of the shares underlying those options to purchase ordinary shares (following this offering, Class B ordinary shares) are subject to an agreement with us under which they may only be disposed of (subject to minor exceptions involving the payment of taxes) in an orderly fashion, on a pro-rata basis over the course of a five year period commencing in 2012. These restrictions governing the disposition of these shares supplement, and do not replace, any additional applicable restrictions under our share option and incentive plans.

Employment agreement with Ilan Levin

Pursuant to an employment agreement, dated June 27, 2011, Ilan Levin is employed as our President. He also serves as Vice Chairman of our Board of Directors, to which position (along with President) he was appointed by our Board of Directors in February 2011. Mr. Levin originally filled these positions as a consultant to our company prior to entry into the employment agreement. Under the agreement, Mr. Levin receives a gross monthly salary of NIS 27,000 (approximately $7,068) and other benefits that are provided for by Israeli law or that are customary for senior executives in Israel, including reimbursement for reasonable expenses incurred in connection with his services, and the right to use (and all related fixed and variable costs in respect of) a leased car. The foregoing salary is in addition to and independent of the $19,400 per month plus Israeli value added tax, or VAT, that Mr. Levin is entitled to for continued service as a member of the Board.

Under the employment agreement, Mr. Levin is furthermore entitled to company contributions equivalent to 5%, 8.33%, 2.5%, and 7.5% of his gross monthly salary towards certain pension, severance, disability and tax-advantaged savings funds (known as a manager's insurance policy, severance compensation fund, disability insurance, and a study fund, respectively) (Mr. Levin also contributes 5% and 2.5% of his gross monthly salary towards the manager's insurance policy and study fund, respectively). The employment engagement is terminable by either party upon three months' prior written notice, and contains customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. As required under Israeli law, the terms of Mr. Levin's engagement with our company have been approved by our Board of Directors and shareholders.

In connection with our Board of Directors' appointment of Mr. Levin as our President and Vice Chairman of the Board of Directors, Mr. Levin was granted 1,000,000 options to purchase ordinary shares at an exercise price of $0.90 per share, 312,500 of which have vested or will vest within 60 days of March 1, 2012 and the balance of which will vest over a four year period of continued service by him to our company beginning with the date of his appointment as President and Vice Chairman. All of the 1,000,000 ordinary shares (following this offering, Class B ordinary shares) underlying the foregoing options are subject to an agreement between Mr. Levin and us under which they may only be disposed of (subject to minor exceptions involving the payment of taxes) in an orderly fashion, on a pro rata basis over the course of a five year period commencing in 2012. These restrictions governing the disposition of these shares supplement, and do not replace, any additional applicable restrictions under our share option and incentive plans.

In his prior consulting role for us, Mr. Levin received monthly fees of: $22,500, plus VAT, from the start of 2011 until entry into his employment agreement with us; $15,000, plus VAT, during the 2010 fiscal year; and $10,000, plus VAT, during the 2009 fiscal year. During 2010, our Board of Directors and our shareholders approved the additional payment to Mr. Levin of a $100,000 bonus for his services during the previous year.

Consulting arrangement with Elchanan Jaglom

Elchanan Jaglom, our Chairman of the Board, has provided consulting and director services to our company pursuant to an arrangement that was approved by our Board of Directors and shareholders. The monthly amount payable to Mr. Jaglom under these arrangements was $35,000, plus VAT, during each of the 2011, 2010 and 2009 fiscal years, and has been $35,000, plus VAT, during the 2012 fiscal year thus far.

Employment agreements with other executive officers

We have entered into written employment agreements with each of our other executive officers. These agreements provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive base salary and benefits (except accrual of vacation days). These agreements furthermore contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under Israeli law. Please see "Risk factors—Risks relating to our business and industry—Under current applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees" for a further description of the enforceability of non-competition clauses.

Indemnification agreements

Our amended and restated articles of association permit us to exculpate, indemnify and insure each of our directors and office holders to the fullest extent permitted by the Israeli Companies Law. Prior to the consummation of this offering, we intend to enter into indemnification agreements with each of our directors and other office holders, undertaking to indemnify them to the fullest extent permitted by Israeli law, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance. We have also obtained Directors & Officers insurance for each of our officers and directors. For further information, see "Management—Exculpation, insurance and indemnification of directors and officers."

Compensation of executive officers and directors

The aggregate amounts of salaries, benefits and bonuses, and consulting and director fees, but excluding any option grants, that were payable to our executive officers and directors and to their respective affiliates in respect of employment, consulting and directorship agreements and arrangements (which includes other amounts described above in this "Certain relationships and related party transactions" section of the prospectus) were $1,718,188, $1,616,960 and $1,863,502 for the fiscal years ended December 31, 2009, 2010 and 2011, respectively, and the amount payable in respect of the 2012 year to date (through February 29, 2012) has been $267,529. The foregoing amount payable for the 2011 year included amounts paid to our former Chief Financial Officer in his capacity as such until November 2011 and amounts paid to our current Chief Operations Officer and Chief Financial Officer after he joined our company in November 2011.

Principal shareholders

The following table sets forth certain information regarding the beneficial ownership of (i) our ordinary shares as of the date of this registration statement and (ii) our Class A and Class B ordinary shares after the reclassification of our ordinary shares and the consummation of this offering by:

•
each person or group of affiliated persons that, to our knowledge, beneficially owns 5% or more of our ordinary shares (currently), or Class A ordinary shares or Class B ordinary shares (upon the reclassification and consummation of this offering);

•
each of our directors and executive officers individually; and

•
all of our directors and executive officers as a group.

Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power or the right to receive the economic benefit of ownership of the shares. All information set forth in the table below gives effect to the conversion of all preferred shares into ordinary shares, which is expected to occur immediately prior to the closing of this offering. Beneficial ownership information provided for after the offering gives effect to the reclassification of our outstanding ordinary shares as Class B ordinary shares, which is expected to occur immediately prior to the closing of the offering, as well as the issuance of Class A ordinary shares pursuant to the offering. Unless stated otherwise, all references to Class A ordinary shares and to percentages thereof include Class A ordinary shares that are issuable upon conversion of an equivalent number of Class B ordinary shares that will be outstanding immediately following the reclassification. See "Description of share capital" elsewhere in this prospectus for a description of the reclassification and the relative rights of the Class A and Class B ordinary shares. The below table includes the number of ordinary shares or, following the reclassification of our ordinary shares, Class B ordinary shares (and, based on the convertibility of Class B ordinary shares, Class A ordinary shares as well) that underlie warrants, options or rights that are exercisable within 60 days of March 1, 2012. Shares that underlie such warrants, options or rights are deemed to be outstanding for the purpose of computing the ownership percentage of the person beneficially holding such warrants, options or rights, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person. The percentages in the table reflecting beneficial ownership prior to the offering are based upon 134,229,290 ordinary shares outstanding as of March 1, 2012 (assuming the conversion of all preferred shares into ordinary shares), while beneficial ownership after the offering is based on                    Class A ordinary shares (which includes Class A ordinary shares issuable upon conversion of Class B ordinary shares, but assumes that the underwriters will not exercise their over-allotment option with respect to the offering) and 134,229,290 Class B ordinary shares outstanding upon the completion of this offering. Except where otherwise indicated, we believe, based on information furnished to us by such owners, that the beneficial owners of the shares listed below have sole investment and voting power with respect to such shares.

A description of any material relationship that our principal shareholders have had with us or any of our predecessors or affiliates within the past three years is included under "Certain relationships and related party transactions."

Neither our principal shareholders nor our directors and executive officers have different or special voting rights, except to the extent that they own Class B ordinary shares, which are entitled to five (5) votes per share, as compared to Class A ordinary shares, which are entitled to one (1) vote per share. See "Description of share capital."

As of March 1, 2012, we are aware of 12 U.S. persons that are holders of record of our ordinary shares who hold, in the aggregate, 108,262,769 ordinary shares, constituting 80.66% of our outstanding ordinary shares (including, for purposes thereof, ordinary shares issuable upon conversion of an equivalent number of preferred shares).

Unless otherwise noted below, each shareholder's address is c/o Objet Ltd., 2 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 76124, Israel.

			Percentage of outstanding ordinary shares beneficially owned
				After the offering		Percentage of total voting power after the offering
	Number of ordinary shares beneficially owned		Prior to the offering
Name and address				Class A**	Class B

Directors and executive officers
Elchanan Jaglom	41,660,181	(1)	31.0%
David Reis	5,832,013	(2)	4.19%
Ilan Levin	2,957,013	(3)	2.16%
Neri Oxman	*
Adina Shorr	2,300,000	(4)	1.68%
Tal Dilian	*
Eyal Desheh	*
Dov Ofer	*
Erez Simha	*
All directors and executive officers as a group	52,824,207	(5)	36.58%
Principal shareholders
Samson Capital, LLC(6)	37,090,122		27.63%
Roy J. Zuckerberg(7)	41,993,931	(8)	31.29%
Entities affiliated with AGM Holding BV(9)	25,910,795	(10)	19.30%
Tyres Tech LLC(11)	13,771,064	(12)	10.26%
Cordan Investments LLC(11)	7,649,594	(13)	5.70%
Shano Holdings LLC(11)	7,472,630	(13)	5.57%
Merto Holdings LLC(11)	9,942,484	(14)	7.41%

*      Less than one percent (1%) of our outstanding ordinary shares.

**    Includes Class A ordinary shares issuable upon conversion of an equivalent number of Class B ordinary shares.

(1)   Consists of (i) the 37,090,122 ordinary shares (following the reclassification and offering, Class B ordinary shares) held by Samson Capital LLC, with respect to which Mr. Jaglom may be deemed to share beneficial ownership (as disclosed in note (6) below) and (ii) the 4,570,059 ordinary shares (following the reclassification and offering, Class B ordinary shares) held by Hancock LLC, a California limited liability company of which 56.2% of the membership interests are held by a company of which Mr. Jaglom is the sole director. Mr. Jaglom disclaims beneficial ownership of the ordinary shares held by each of Samson Capital LLC and Hancock LLC except to the extent of his pecuniary interest therein.

(2)   Consists of (i) 1,000,000 preferred shares (following the reclassification and offering, Class B ordinary shares), (ii) options to purchase 2,644,513 preferred shares (following the reclassification and offering, Class B ordinary shares), all of which are vested as of the current time and (iii) options to purchase 2,187,500 ordinary shares, constituting the currently vested portion (together with the portion that will vest within 60 days) of an option grant that we made to Mr. Reis.

(3)   Consists of options to purchase 2,644,513 preferred shares (following the reclassification and offering, Class B ordinary shares), all of which are vested as of the current time, and options to purchase 312,500 ordinary shares (following the reclassification and offering, Class B ordinary shares), constituting the currently vested portion (and/or portion that will vest within 60 days) of an option grant that we made to Mr. Levin.

(4)   Consists of options to purchase 2,300,000 ordinary shares (following the reclassification and offering, Class B ordinary shares), all of which are vested as of the current time.

(5)   Please see footnotes (1), (2), (3) and (4) above for further information concerning the composition of the shares beneficially owned by our executive officers and directors.

(6)   Samson Capital, LLC is a limited liability company organized under the laws of the State of Delaware. The address of this shareholder is 717 Fifth Avenue, New York, NY 10022. The outstanding membership interests of Samson Capital, LLC are held by Roy J. Zuckerberg (74.1% interest), Michael Jaglom (18.5% interest) and an entity holding membership interests for the benefit of Elchanan Jaglom and members of his family. Michael Jaglom and Elchanan Jaglom are cousins. Roy J. Zuckerberg and Elchanan Jaglom are the managing members of Samson Capital, LLC and, by virtue of such roles, may be deemed to possess shared power to direct the voting and disposition of, and thus shared beneficial ownership with respect to, the ordinary shares held by Samson Capital, LLC. Each of Roy J. Zuckerberg and Elchanan Jaglom disclaims beneficial ownership of our ordinary shares held by Samson Capital, LLC except to the extent of his pecuniary interest therein. Michael Jaglom also owns 2,016,158 of our ordinary shares (following the reclassification and offering, Class B ordinary shares), which, together with the shares he may be deemed to own by virtue of his membership interest in Samson Capital, would comprise more than 5% of our outstanding Class A and Class B ordinary shares.

(7)   The address of this shareholder is 717 Fifth Avenue, New York, NY 10022.

(8)   Consists of 333,750 of our ordinary shares (following the reclassification and offering, Class B ordinary shares) held by Zuckerberg Investment Partners, LP, 37,090,122 ordinary shares (following the reclassification and offering, Class B ordinary shares) held by Samson Capital, LLC, with respect to which Roy J. Zuckerberg may be deemed to share beneficial ownership (as disclosed in note (6) above) and 4,570,059 ordinary shares (following the reclassification and offering, Class B ordinary shares) held by Hancock LLC, a limited liability company organized under the laws of the State of Delaware, with respect to which Roy J. Zuckerberg may be deemed to share beneficial ownership as a result of the Roy J. Zuckerberg Family Trust's 43.8% ownership of the membership interests of Hancock LLC.

(9)   AGM Holding BV is a Netherlands company with an address c/o Euryton Trust Management BV, Riepmandpark 125 Amsterdam, The Netherlands 1019DT.

(10) Consists of 9,750,000 ordinary shares (following the reclassification and offering, Class B ordinary shares) held directly by AGM Holding BV and 16,160,795 ordinary shares (following the reclassification and offering, Class B ordinary shares) held by Greenhill Highways LLC, a limited liability company organized under the laws of the State of Delaware and wholly owned subsidiary of AGM Holding BV. The power to direct the voting and disposition of, and thus beneficial ownership with respect to, the ordinary shares (or Class B ordinary shares, as appropriate) held by AGM Holding BV, is possessed by Doron Shamir and/or Manou van Moorsel. Mr. Shamir and Ms. van Moorsel possess no pecuniary interest with respect to our ordinary shares (or Class B ordinary shares, as appropriate) held directly and indirectly by AGM Holding BV and, accordingly, disclaim beneficial ownership thereof. The outstanding shares held by AGM Holding BV are owned indirectly by a trust, as to which members of Elchanan Jaglom's family, including his wife, in addition to educational institutions, as beneficiaries of such trust, may be deemed to possess interests. Any such interests would be in an indeterminable number of ordinary shares (or Class B ordinary shares, as appropriate) owned indirectly by such trust. As a result of such interests in such trust, such beneficiaries of this trust may be deemed to share in the beneficial ownership of our ordinary shares (or Class B ordinary shares, as appropriate) held by AGM Holding BV and Greenhill Highways LLC.

(11) This shareholder is a limited liability company organized under the laws of the State of Delaware. The address of this shareholder is c/o Loeb, Block & Partners LLC, 505 Park Ave., New York, New York 10022.

(12) The power to direct the voting and disposition of, and thus beneficial ownership with respect to, the ordinary shares (following the reclassification and offering, Class B ordinary shares) held by this shareholder, is possessed by Cofis Directorships Two Inc., or Cofis, through Pierre Grunfeld and Pierre Jotterand, directors of Cofis. Mr. Grunfeld and Mr. Jotterand possess no pecuniary interest with respect to our ordinary shares (or Class B ordinary shares, as appropriate) held directly and indirectly by this shareholder and, accordingly, disclaim beneficial ownership thereof. Cofis controls the voting and disposition of these shares via its ability to direct the actions of the administrator of this shareholder, Lexiserve LLC, a Delaware limited liability company, or Lexiserve. All of the shares held by this entity are held for the benefit of Mr. Philippe Setton. Mr. Setton also beneficially owns 820,792 ordinary shares (following the reclassification and offering, Class B ordinary shares) through his 50% interest in another entity which holds less than 5% of our outstanding shares.

(13) The power to direct the voting and disposition of, and thus beneficial ownership with respect to, the ordinary shares (following the reclassification and offering, Class B ordinary shares) held by this shareholder, is possessed by Cofis, through its directors, Pierre Grunfeld and Pierre Jotterand. Mr. Grunfeld and Mr. Jotterand possess no pecuniary interest with respect to our ordinary shares (or Class B ordinary shares, as appropriate) held directly and indirectly by this shareholder and, accordingly, disclaim beneficial ownership thereof. Cofis controls the voting and disposition of these shares via its ability to direct the actions of the administrator of this shareholder, Lexiserve. The outstanding membership interests of this shareholder are held by persons/entities none of whom have an effective, indirect economic interest in our ordinary shares (following the reclassification and offering, Class A and Class B ordinary shares) amounting to 5%.

(14) The power to direct the voting and disposition of, and thus beneficial ownership with respect to, the ordinary shares (following the reclassification and offering, Class B ordinary shares) held by this shareholder, is possessed by Cofis, through its directors, Pierre Grunfeld and Pierre Jotterand. Mr. Grunfeld and Mr. Jotterand possess no pecuniary interest with respect to our ordinary shares (or Class B ordinary shares, as appropriate) held directly and indirectly by this shareholder and, accordingly, disclaim beneficial ownership thereof. Cofis controls the voting and disposition of these shares via its ability to direct the actions of the administrator of this shareholder, Lexiserve. 33% of the outstanding membership interests of this shareholder are held for the benefit of Mr. Philippe Setton. The balance of the outstanding membership interests of this shareholder are held by other persons/entities none of whom have an effective, indirect economic interest in our ordinary shares (following the reclassification and offering, Class A and Class B ordinary shares) amounting to 5%.

Description of share capital

The following description of our share capital and provisions of our amended and restated articles of association which will be adopted immediately prior to the consummation of this offering are summaries and do not purport to be complete.

General

We are required to receive shareholder approval in order to amend our current articles of association and approve the creation of the Class A and Class B ordinary shares. We intend to obtain this approval prior to the completion of this offering. Accordingly, immediately prior to the consummation of this offering, effective upon the adoption of our amended and restated articles of association, each outstanding ordinary share, par value NIS 0.01 per share, shall be reclassified as a Class B ordinary share, par value NIS 0.01 per share, and each outstanding option, warrant or right to purchase ordinary shares shall be re-designated as an option, warrant or right (as the case may be) to purchase an equivalent number of Class B ordinary shares.

Upon completion of the above-described reclassification and the closing of this offering, our authorized share capital will consist of:

•
Class A ordinary shares, par value NIS 0.01 per share, of which                           shares will be issued and outstanding (assuming that the underwriters do not exercise their over-allotment option); and

•
Class B ordinary shares, par value NIS 0.01 per share, of which 134,229,290 shares will be issued and outstanding.

Furthermore, upon consummation of the reclassification and the offering, an additional 19,831,820 Class B ordinary shares (as of March 1, 2012) will be issuable upon the exercise of outstanding, vested options that have been granted to our directors, officers, employees and consultants under our Amended and Restated 2004 Omnibus Stock Option and Restricted Stock Incentive Plan.

All of our outstanding Class A and Class B ordinary shares will be validly issued, fully paid and non-assessable. Our Class A and Class B ordinary shares are not redeemable and do not have any preemptive rights.

Registration number and purposes of the company

Our number with the Israeli Registrar of Companies is 51-260769-8. Our purpose appears in our memorandum of association and includes every lawful purpose.

Voting rights and conversion

The rights of holders of our Class A and Class B ordinary shares are identical with respect to all matters except for (i) voting rights, for which Class A and Class B ordinary shares are entitled to one (1) and five (5) votes per share, respectively, upon any matter being presented to our shareholders for approval, and (ii) conversion provisions, as Class A ordinary shares are non-convertible, whereas Class B ordinary shares may be converted at a 1:1 ratio into Class A ordinary shares at any time upon the election of the holder thereof and automatically convert, at a 1:1 ratio, upon transfer, except for certain limited exceptions that are described below. In addition, all Class B ordinary shares automatically convert into Class A ordinary shares at a 1:1 ratio on the date on which the number of outstanding Class B ordinary shares represents less than 15% of the combined number of Class A and Class B ordinary shares.

Transfer of shares

Our Class A and Class B ordinary shares that are fully paid for are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded. However, any transfer of our Class B ordinary shares will cause them to be automatically converted, at a 1:1 ratio, into Class A ordinary shares, with the exception of a distribution of Class B ordinary shares that a shareholder owns on the date of this prospectus by any such current Class B shareholder that is an entity to its shareholders, members, partners, beneficiaries or other equity holders. For purposes of the foregoing exception, an entity includes a corporation, company (including an LLC), partnership or trust of any kind. The ownership or voting of our Class A and Class B ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of directors

Our Class A and Class B ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of a majority of the voting power (after taking into account the difference in voting power per share between our Class A and Class B ordinary shares) represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors described under "Management—External directors."

Pursuant to our amended and restated articles of association, other than the external directors, for whom special election requirements apply under the Israeli Companies Law, our directors are divided into three classes that are each elected at a general meeting of our shareholders every three years, in a staggered fashion (such that one class is elected each year), and serve on our Board of Directors until they are removed by a vote of the majority voting power of our shareholders at a general or special meeting of our shareholders or upon the occurrence of certain events, in accordance with the Israeli Companies Law and our amended and restated articles of association. In addition, our amended and restated articles of association allow our Board of Directors to appoint directors to fill vacancies on the Board of Directors to serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated. External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Israeli Companies Law. See "Management—Board practices—External directors."

Dividend and liquidation rights

We may declare a dividend to be paid to the holders of our Class A and Class B ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company's articles of association provide otherwise. Our amended and restated articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our Board of Directors.

Pursuant to the Israeli Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial reports, provided that the date of the financial reports is not more than six months prior to the date of distribution, or we may distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to pay a dividend if our Board of Directors or the court, as applicable, determined that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our Class A and Class B ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange controls

There are currently no Israeli currency control restrictions on remittances of dividends on our Class A and Class B ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

Shareholder meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special meetings. Our Board of Directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law and our amended and restated articles of association provide that our Board of Directors is required to convene a special meeting upon the written request of (i) any two of our directors or one-quarter of our Board of Directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% of our outstanding issued shares and 1% of our outstanding voting power or (b) 5% of our outstanding voting power.

Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Israeli Companies

Law and our amended and restated articles of association require that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

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amendments to our amended and restated articles of association;

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appointment or termination of our auditors;

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appointment of directors and appointment and dismissal of external directors;

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approval of acts and transactions involving related parties, as defined by the Israeli Companies Law or pursuant to our amended and restated articles of association;

•
director compensation;

•
increases or reductions of our authorized share capital;

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a merger; and

•
the exercise of our Board of Director's powers by a general meeting, if our Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Israeli Companies Law and our amended and restated articles of association require that a notice of any annual general meeting or special shareholders meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Under the Israeli Companies Law and our amended and restated articles of association, shareholders are not permitted to take action via written consent in lieu of a meeting.

Voting rights

Quorum requirements

Pursuant to our amended and restated articles of association, holders of our Class A ordinary shares have one vote for each Class A ordinary share held and holders of our Class B ordinary shares have five votes for each Class B ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least one-third (1/3) of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or to a later time/date if so specified in the summons or notice of the meeting. At the reconvened meeting, any two or more shareholders present in person or by proxy shall constitute a lawful quorum.

Vote requirements

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israeli Companies Law or by our amended and restated articles of association. Under the Israeli Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and

(ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder's relative (even if not extraordinary) requires, the approval described above under "Approval of related party transactions under Israeli Law—Disclosure of personal interests of controlling shareholders." Under our amended and restated articles of association, the alteration of the rights, privileges, preferences or obligations of any class of our share capital (including either the Class A ordinary shares or the Class B ordinary shares) requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. The alteration of the provisions related to the conversion of our Class B ordinary shares into Class A ordinary shares require the approval of 75% of our Class B ordinary shares (in addition to approval by an ordinary majority of our voting power present and voting at a shareholder meeting).

Further exceptions to the simple majority vote requirement are a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Israeli Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution.

Israeli law provides that a shareholder of a public company may vote in a meeting and in a class meeting by means of a voting deed in which the shareholder indicates how he or she votes on resolutions relating to the following matters:

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appointment or removal of directors;

•
approval of transactions with office holders or interested or related parties;

•
approval of a merger or any other matter in respect of which there is a provision in the articles of association providing that decisions of the general meeting may also be passed by voting deed;

•
approval of an arrangement or reorganization of the company pursuant to Section 350 of the Israeli Companies Law; and

•
other matters which may be prescribed by Israel's Minister of Justice.

The provision allowing the vote by voting deed does not apply if, to the best knowledge of the company at the time of calling the general shareholders meeting, a controlling shareholder will hold on the record date for such shareholders meeting, voting power sufficient to determine the outcome of the vote.

The Israeli Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power. This is required when voting at general meetings on matters such as changes to the articles of association, increasing the company's registered capital, mergers and approval of related party transactions. Please see "Approval of related party transactions under Israeli Law—Shareholder duties" above for further detail.

Access to Corporate Records

Under the Israeli Companies Law and our amended and restated articles of association, shareholders are provided access to the following corporate records: minutes of our general meetings; our shareholders register and principal shareholders register, articles of association and financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been submitted in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of class rights

The rights attached to any class of share (including our Class A and Class B ordinary shares), such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our amended and restated articles of association. Notwithstanding the foregoing, the provisions in our amended and restated articles of association related to conversion of our Class B ordinary shares into Class A ordinary shares may only be modified via a resolution adopted by the holders of 75% of the outstanding Class B ordinary shares at a separate meeting of the holders of that class of shares, in addition to the approval by a majority of the voting power of all outstanding ordinary shares, voting as a single class, that are present and voting at a meeting of our shareholders.

Registration rights

For a discussion of registration rights we have granted to our existing shareholders prior to the offering, please see "Certain relationships and related party transactions—Registration rights agreement."

Acquisitions under Israeli Law

Full tender offer

A person wishing to acquire shares of a public Israeli company and who could as a result hold over 90% of the target company's issued and outstanding share capital or voting rights is required by the Israeli Companies Law to make a tender offer to all of the company's shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who could as a result hold over 90% of the issued and outstanding share capital or voting rights of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital and voting rights of the company or of the applicable class, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved it, which condition shall not apply if, following consummation of the tender offer, the acquirer would hold at least 98% of all of the company's outstanding shares and voting rights (or shares and voting rights of the relevant class)). However, shareholders may, at any time within six months following the completion of the tender offer, petition the court to alter the consideration for the acquisition. Even shareholders who indicated their acceptance of the tender offer may so petition the court, unless the acquirer stipulated that a shareholder that accepts the offer may not seek appraisal rights). If the shareholders who did not accept the tender offer hold 5% or more of the issued and outstanding share capital or voting rights of the company or of the applicable class, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company's issued and outstanding share capital or voting rights or 90% of the shares or voting rights of the applicable class, from shareholders who accepted the tender offer.

Special tender offer

The Israeli Companies Law provides that an acquisition of shares of a public Israeli company must be made by means of a special tender offer if as a result of the acquisition the purchaser could become a holder of 25% or more of the voting rights in the company, unless one of the exemptions in the Israeli Companies Law (as described below) is met. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser could become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, unless one of the exemptions in the Israeli Companies Law is met.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company's outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company's outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Israeli Companies Law permits merger transactions if approved by each party's board of directors and, unless certain requirements described under the Israeli Companies Law are met, by a majority vote of each party's shares, and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting called with at least 35 days' prior notice.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company's own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described above in this prospectus under "Management—NASDAQ Listing Rules and home country practices—Shareholder approval.")

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders of the company that have petitioned the court to approve the merger.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-takeover measures under Israeli Law

The Israeli Companies Law allow us to create and issue shares having rights different from those attached to our Class A and Class B ordinary shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights. As of the closing of this offering, no preferred shares will be authorized under our amended and restated articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their Class A or Class B ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israeli Companies Law as described above in "—Voting rights."

Borrowing powers

Pursuant to the Israeli Companies Law and our amended and restated articles of association, our Board of Directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in capital

Our amended and restated articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general or special meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits and an issuance of shares for less than their nominal value, require the approval of both our Board of Directors and an Israeli court.

Transfer agent and registrar

Upon the listing of our Class A ordinary shares for trading on the NASDAQ Global Market our transfer agent in the United States will be American Stock Transfer & Trust Company, LLC.

Shares eligible for future sale

Prior to this offering, no public market existed for our ordinary shares. Sales of substantial amounts of our Class A ordinary shares following this offering, or the perception that these sales could occur, could adversely affect prevailing market prices of our Class A ordinary shares and could impair our future ability to obtain capital, especially through an offering of equity securities. Assuming that the underwriters do not exercise their over-allotment option with respect to this offering and assuming no exercise of options outstanding following the offering, we will have an aggregate of                  ordinary shares (consisting of                           Class A ordinary shares and                            Class B ordinary shares) outstanding upon completion of this offering. Of these shares, the                  Class A ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" (as that term is defined under Rule 144 of the Securities Act), who may sell only the volume of shares described below and whose sales would be subject to additional restrictions described below.

The remaining                  ordinary shares (constituting Class B ordinary shares, but which would convert into Class A ordinary shares upon sale) will be held by our existing shareholders and will be deemed to be "restricted securities" under Rule 144. Restricted securities may only be sold in the public market pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under Rule 144, Rule 701 or Rule 904 under the Securities Act. These rules are summarized below.

Eligibility of restricted shares for sale in the public market

The following indicates approximately when the ordinary shares that are not being sold in this offering, but which will be outstanding (as Class B ordinary shares) at the time at which this offering is complete, will be eligible for sale (and which will convert into Class A ordinary shares upon sale) into the public market under the provisions of Rule 144 and Rule 701 (but subject to the further contractual restrictions arising under the lock-up agreements described below):

•
upon the consummation of this offering,                  Class B ordinary shares held by non-affiliates of our company that have been held for at least one year will be available for resale under Rule 144(b)(1)(ii);

•
beginning 90 days after the consummation of this offering, up to approximately 20,245,008 Class B ordinary shares, constituting shares issuable upon exercise of outstanding options under our Amended and Restated 2004 Omnibus Stock Option and Restricted Stock Incentive Plan that have vested as of, or within 60 days of, March 1, 2012, may be eligible for resale under Rule 701 and Rule 144, approximately                  of which are held by our affiliates and would therefore be subject to volume, current public information, manner of sale and other limitations under Rule 144; and

•
approximately                  Class B ordinary shares will be eligible for resale pursuant to Rule 144 upon the expiration of various six month holding periods, so long as at least 90 days have elapsed after the completion of this offering, and subject to the current public information requirement under Rule 144 and, in the case of affiliates of our company, also subject to the volume, manner of sale and other limitations under Rule 144.

Lock-up agreements

We, all of our directors and executive officers and holders of substantially all of our outstanding shares have signed lock-up agreements pursuant to which, subject to certain exceptions, they have agreed not to sell or otherwise dispose of their ordinary shares (which will be Class B ordinary shares upon the reclassification and offering, but which would convert into Class A ordinary shares upon sale) or any securities convertible into or exchangeable for ordinary shares for a period of 180 days after the date of this prospectus without the prior written consent of J.P. Morgan Securities LLC and Goldman, Sachs & Co. In addition, holders of options to purchase our shares have entered into similar lock-up agreements. The lock-up agreements may be extended under certain circumstances described under "Underwriting—No sales of similar securities."

Rule 144

Shares held for six months

In general, under Rule 144 as currently in effect, and subject to the terms of any lock-up agreement, commencing 90 days after the consummation of this offering, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned our Class A or Class B ordinary shares for six months or more, including the holding period of any prior owner other than one of our affiliates (i.e., commencing when the shares were acquired from our company or from an affiliate of our company as restricted securities), is entitled to sell our shares, subject to the availability of current public information about us. In the case of an affiliate shareholder, the right to sell is also subject to the fulfillment of certain additional conditions, including manner of sale provisions and notice requirements, and to a volume limitation that limits the number of shares to be sold thereby, within any three-month period, to the greater of:

•
one percent of the number of ordinary shares then outstanding, which will equal                  shares; or

•
the average weekly trading volume of our Class A ordinary shares on the NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Rule 144 also provides that affiliates that sell our ordinary shares that are not restricted securities must nonetheless comply with the same restrictions applicable to restricted securities, other than the holding period requirement.

Shares held by non-affiliates for one year

Under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not considered to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates, is entitled to sell his, her or its shares under Rule 144 without complying with the provisions relating to the availability of current public information or with any other conditions under Rule 144. Therefore, unless subject to a lock-up agreement or otherwise restricted, such shares may be sold immediately upon the closing of this offering.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who received or purchased ordinary shares from us under our Amended and Restated 2004 Omnibus Stock Option and Restricted Stock Incentive Plan or other written agreement before the closing of this offering is entitled to resell these shares.

The SEC has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of these options, including exercises after the consummation of this offering. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above (under "Lock-Up agreements"), may be sold beginning 90 days after the consummation of this offering in reliance on Rule 144 by:

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persons other than affiliates, without restriction; and

•
affiliates, subject to the manner-of-sale, current public information and filing requirements of Rule 144,

in each case, without compliance with the six-month holding period requirement of Rule 144.

As of March 1, 2012, after giving effect to the reclassification of our outstanding ordinary shares and preferred shares, options to purchase a total of 27,185,664 Class B ordinary shares would have been issued and outstanding under our 2004 Plan, of which 19,831,820 Class B ordinary shares would have vested. Other than options to purchase 7,933,539 Class B ordinary shares (representing options to purchase preferred shares prior to the reclassification), none of the vested or unvested options under that incentive plan would have been exercisable as of that date, as the ability to exercise vested options is conditioned (except for the foregoing 7,933,539 options, which were granted prior to our adoption of the condition) upon the closing of our initial public offering, or the consummation of a merger or other transaction in which our company is acquired. See "Management—Share incentive plan—Amended and Restated 2004 Omnibus Stock Option and Restricted Stock Incentive Plan" elsewhere in this prospectus. All of our Class B ordinary shares issuable under these options are subject to contractual lock-up agreements with us or the underwriters.

Form S-8 registration statements

Following the completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register up to                  Class A and Class B ordinary shares, in the aggregate, issued or reserved for issuance under the 2004 Plan and 2011 Plan. The registration statement on Form S-8 will become effective automatically upon filing. Class A or Class B ordinary shares issued upon exercise of a share option and registered under the Form S-8 registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately unless they are subject to the 180-day lock-up or, if subject to the lock-up, immediately after the 180-day lock-up period expires.

Registration rights

After the offering, the holders of                  Class B ordinary shares will be entitled to registration rights. For more information on these registration rights, see "Certain relationships and related party transactions—Registration rights."

Taxation

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our Class A ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, including Israeli, or other taxing jurisdiction.

Israeli tax considerations

The following is a summary of the material Israeli tax laws applicable to us. The following also contains a discussion of the Israeli government programs benefiting us. This section also contains a discussion of material Israeli tax consequences concerning the ownership and disposition of our Class A ordinary shares. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of this kind of investor include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion.

General corporate tax structure in Israel

Israeli companies were generally subject to a corporate tax at the rate of 24% of their taxable income in 2011 (25% in 2010). Under previous legislation, the corporate tax rate was scheduled to decline to 23% in 2012, 22% in 2013, 21% in 2014, 20% in 2015 and 18% in 2016 and thereafter. However, recently, the Law for Change in the Tax Burden (Legislative Amendments) (Taxes), 2011, or the Tax Burdens Law, was approved by the Israeli Knesset. The Tax Burdens Law canceled the scheduled reduction of the corporate tax rate and instead fixed the corporate tax rate at 25% for 2012 and onwards. Regardless of the standard corporate tax rates, the effective tax rate payable by a company that derives income from an Approved Enterprise, a Benefited Enterprise or a Preferred Enterprise, as discussed further below, may be considerably less. See "Tax benefits under the Law for the Encouragement of Capital Investments, 5719-1959" below.

Israeli companies are subject to regular corporate tax rate for their capital gains.

Besides being subject to the general corporate tax rules in Israel, we have also, from time to time, applied for and received certain grants and tax benefits from, and participate in, programs sponsored by the Government of Israel, described below.

Tax benefits under the Law for the Encouragement of Industry (Taxes), 5729-1969

Under the Law for the Encouragement of Industry (Taxes), 5729-1969, or the Industry Encouragement Law, an "Industrial Company" is a company resident in Israel that derives 90% or more of its income in any tax year (other than from government loans) from an "Industrial Enterprise" that it owns. An "Industrial Enterprise" is defined as an enterprise whose major activity, in a given tax year, is industrial production.

Under the Industry Encouragement Law, Industrial Companies are entitled to certain tax benefits, including:

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a deduction of the cost of purchases of patents or the right to use a patent or know how used for the development or promotion of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

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a straight-line deduction of expenses related to a public offering over a three-year period;

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the right to elect, under specified conditions, to file a consolidated tax return with other related Israeli industrial companies; and

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accelerated depreciation rates on equipment and buildings.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon the approval of any governmental authority.

We believe that we currently qualify as an "Industrial Company" within the definition under the Industry Encouragement Law. We cannot assure you that we will continue to qualify as an Industrial Company or that the benefits described above will be available to us in the future.

Tax benefits under the Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, or the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets).

The Investment Law was significantly amended effective April 1, 2005 (which we refer to as the 2005 Amendment), and as of January 1, 2011 (which we refer to as the 2011 Amendment). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the amended Investment Law. Similarly, the 2011 Amendment introduced new benefits instead of the benefits granted in accordance with the provisions of the Investment Law prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect up to January 1, 2011 may choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead to forego such benefits and elect the benefits of the 2011 Amendment.

The following discussion is a summary of the Investment Law prior to its amendments as well as the relevant changes contained in the new legislation.

Tax benefits prior to the 2005 Amendment

An investment program that is implemented in accordance with the provisions of the Investment Law prior to the 2005 Amendment, referred to as an "Approved Enterprise," is entitled to certain benefits. A company that wished to receive benefits had to receive an approval from the Investment Center of the Israeli Ministry of Industry, Trade and Labor, or the Investment Center. Each certificate of approval for an Approved Enterprise relates to a specific investment program in the Approved Enterprise, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset.

An Approved Enterprise was entitled to receive a grant from the Government of Israel or an alternative package of tax benefits, which we refer to as alternative benefits. We elected to forego the entitlement to grants and applied for the alternative benefits, under which undistributed income that we generate from our Approved Enterprise will be completely tax-exempt for two years commencing from the first year of taxable income under the subject program and will be subject to a tax rate of 10% for an additional 8 years, since the level of foreign investment in our company is 90% or even more. The benefits period under Approved Enterprise status is limited to 12 years from commencement of production, or 14 years from the date of approval of the Approved Enterprise status, whichever ends earlier. If a company has more than one Approved Enterprise program or if only a portion of its capital investments are approved, its effective tax rate reflects a weighted combination of the applicable rates. The tax benefits from any certificate of approval relate only to taxable profits attributable to the specific Approved Enterprise. Income derived from activity that is not integral to the activity of the Approved Enterprise will not enjoy tax benefits. Our entitlement to the above benefits is subject to fulfillment of certain conditions, according to the law and related regulations.

The tax benefits under the Investment Law also apply to income generated by a company from the grant of a right of use with respect to know-how developed by the Approved Enterprise, income generated from royalties, and income derived from a service which is ancillary to such right of use or royalties, provided that such income is generated within the Approved Enterprise's ordinary course of business. The tax benefits under the Investment Law are not, generally, available with respect to income derived from products manufactured outside of Israel.

A company that has an Approved Enterprise program is eligible for further tax benefits if it qualifies as a Foreign Investors' Company, or FIC, which is a company with a level of foreign investment, as defined in the Investment Law, of more than 25%. The level of foreign investment is measured as the percentage of rights in the company (in terms of shares, rights to profits, voting and appointment of directors), and of combined share and loan capital, that are owned, directly or indirectly, by persons who are not residents of Israel. The determination as to whether or not a company qualifies as an FIC is made on an annual basis. An FIC that has an Approved Enterprise program will be eligible for an extension of the period during which it is entitled to tax benefits under its Approved Enterprise status (so that the benefit periods may be up to ten years) and for further tax benefits if the level of foreign investment exceeds 49%.

The tax rates and related levels of foreign investments with respect to an FIC that has an Approved Enterprise program are set forth in the following table:

Percentage of non-Israeli ownership	Tax rate

Over 25% but less than 49%	25%
49% or more but less than 74%	20%
74% or more but less than 90%	15%
90% or more	10%

A company that has elected the alternative package of benefits that subsequently pays a dividend out of income derived from the portion of its facilities that have been granted Approved Enterprise status during the tax exemption period will be required to recapture the deferred corporate income tax applicable to the amount distributed (grossed up to reflect such tax) at the rate which would have been applicable to such income had such income not been exempted from tax under the alternative route. This rate generally ranges from 10% to 25%, depending on the extent of non-Israeli shareholdings in the company.

In October 2001 we were granted Approved Enterprise status under the Investment Law for our first investment program, and we elected the alternative benefits track. This program was activated in 2003. Under such benefits track, we will be subject to pay corporate tax at the rate of 10% to 25%, depending on the extent of foreign investment in the company, in respect of the gross amount of any dividend that we may distribute out of profits which were exempt from corporate tax in accordance with the provisions of this track. If we are also deemed to be an FIC, and if the FIC is at least 49% owned by non-Israeli residents, the corporate tax rate paid by us in respect of a dividend that we may distribute from income derived by our Approved Enterprise during the tax exemption period may be taxed at a lower rate.

Because we have elected the alternative benefits package, we are not obligated to attribute any part of dividends that we may distribute to exempt profits, and we may decide from which year's profits to declare dividends. We currently intend to reinvest any income that we may in the future derive from our Approved Enterprise program and not to distribute the income as a dividend.

The Investment Law also provides that an Approved Enterprise is entitled to accelerated depreciation on its property and equipment that are included in an Approved Enterprise program during the first five years in which the equipment is used. This benefit is an incentive granted by the Israeli government regardless of whether the alternative benefits program is elected.

The benefits available to an Approved Enterprise are subject to the fulfillment of conditions stipulated in the Investment Law and its regulations and the criteria in the specific certificate of approval, as described above. If a company does not meet these conditions, it would be required to refund the amount of tax benefits, as adjusted by the CPI and interest.

Tax benefits subsequent to the 2005 Amendment

The 2005 Amendment applies to new investment programs and investment programs commencing after 2004, and does not apply to investment programs approved prior to December 31, 2004. The 2005 Amendment provides that terms and benefits included in any certificate of approval that was granted before the 2005 Amendment became effective will remain subject to the provisions of the Investment Law as in effect on the date of such approval. Pursuant to the 2005 Amendment, the Investment Center will continue to grant Approved Enterprise status to qualifying investments. The 2005 Amendment, however, limits the scope of enterprises that may be approved by the Investment Center by setting criteria for the approval of a facility as an Approved Enterprise, such as provisions generally requiring that at least 25% of the Approved Enterprise's income be derived from export.

The 2005 Amendment provides that Approved Enterprise status will only be necessary for receiving cash grants. As a result, it is no longer necessary for a company to acquire Approved Enterprise status in order to receive the tax benefits previously available under the alternative benefits provisions. Rather, a company may claim the tax benefits offered by the Investment Law directly in its tax returns, provided that its facilities meet the criteria for tax benefits set out by the amendment. Companies are entitled to approach the Israeli Tax Authority for a pre-ruling regarding their eligibility for benefits under the amended Investment Law.

Tax benefits are available under the 2005 Amendment to production facilities (or other eligible facilities), which are generally required to derive more than 25% of their business income from export to specific markets with a population of at least 12 million. In order to receive the tax benefits, the amendment states that the company must make an investment which meets all of the conditions that are set out in the amendment for tax benefits and which exceeds a minimum amount specified in the Investment Law. Such investment allows the company to receive a Benefited Enterprise status, and may be made over a period of no more than three years ending at the end of the year in which the company requested to have the tax benefits apply to the Benefited Enterprise. Where the company requests to have the tax benefits apply to an expansion of existing facilities, only the expansion will be considered to be a Benefited Enterprise, and the company's effective tax rate will be the weighted average of the applicable rates. In this case, the minimum investment required in order to qualify as a Benefited Enterprise is required to exceed a certain percentage of the value of the company's production assets before the expansion.

The extent of the tax benefits available under the 2005 Amendment to qualifying income of a Benefited Enterprise are determined, among other things, by the geographic location of the Benefited Enterprise. The location will also determine the period for which tax benefits are available. Such tax benefits include an exemption from corporate tax on undistributed income for a period of between two to ten years, depending on the geographic location of the Benefited Enterprise within Israel, and a reduced corporate tax rate of between 10% to 25% for the remainder of the benefit period, depending on the level of foreign investment in the company in each year, as explained above. A company qualifying for tax benefits under the 2005 Amendment which pays a dividend out of income derived by its Benefited Enterprise during the tax exemption period will be subject to corporate tax in respect of the gross amount of the dividend at the otherwise applicable rate of 25%, or lower in the case of a qualified FIC which is owned at least 49% by non-Israeli residents.

The benefits available to a Benefited Enterprise are subject to the fulfillment of conditions stipulated in the Investment Law and its regulations. If a company does not meet these conditions, it may be required to refund the amount of tax benefits, together with CPI linkage adjustment and interest, or other monetary penalty.

As of December 31, 2006, we elected the status of Benefited Enterprise, under the 2005 Amendment, for our second investment program. The tax benefits attributable to our current Approved and Benefited Enterprises are scheduled to expire in 2015 and 2016, respectively.

As a result of the 2005 Amendment, tax-exempt income generated under the provisions of the new law will subject us to taxes upon distribution of the tax-exempt income to shareholders or liquidation of the company, and we may be required to record a deferred tax liability with respect to such tax-exempt income.

Out of our retained earnings as of December 31, 2011, $38,994,509 was attributable to our Approved Enterprise and Benefited Enterprise programs and tax-exempt. If such tax-exempt income is distributed other than in connection with the complete liquidation of our company, that income would be taxed at the reduced corporate tax rate of 10%, and an income tax liability of up to $3,899,451 would be incurred as of December 31, 2011. Our Board of Directors has determined, however, that we will not distribute any portion of our undistributed tax-exempt income as a dividend. Accordingly, no deferred income taxes have been provided for income attributable to our Approved Enterprise and Benefited Enterprise programs, as the tax exemption on such income is essentially permanent in duration.

Tax benefits under the 2011 Amendment

The 2011 Amendment canceled the availability of the benefits granted to industrial companies in accordance with the provisions of the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a "Preferred Company" through its Preferred Enterprise (as such term is defined in the Investment Law) effective as of January 1, 2011 and onward. The definition of a Preferred Company includes a company incorporated in Israel and not fully owned by a governmental entity that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its preferred income derived by its Preferred Enterprise in 2011-2012, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 10%. Such corporate tax rate will be reduced to 12.5% and 7%, respectively, in 2013-2014 and to 12% and 6% in 2015 and thereafter, respectively. Income derived by a Preferred Company from a 'Special Preferred Enterprise' (as such term is defined in the Investment Law) would be entitled, during a benefits period of 10 years, to further reduced tax rates of 8%, or to 5% if the Special Preferred Enterprise is located in a certain development zone.

Dividends paid out of income attributed to a Preferred Enterprise are generally subject to withholding tax at source at the rate of 15% or such lower rate as may be provided in an applicable tax treaty. However, if such dividends are paid to an Israeli company, no tax will be withheld.

The 2011 Amendment also provided transitional provisions to address companies already enjoying current benefits. These transitional provisions provide, among other things, that: (i) terms and benefits included in any certificate of approval that was granted to an Approved Enterprise, which chose to receive grants, before the 2011 Amendment came into effect, will remain subject to the provisions of the Investment Law as in effect on the date of such approval, while, provided that certain conditions are met, the 25% tax rate applied to income derived by an Approved Enterprise during the benefit period will be replaced with the regular corporate income tax rate (24% in 2011 and 25% as of 2012), unless a request is made to apply the provisions of the Investment Law as amended in 2011 with respect to income to be derived as of January 1, 2011 (such request should have been made by way of an application to the Israeli Tax Authority by June 30, 2011 and may not be withdrawn); and (ii) terms and benefits included in any certificate of approval that was granted to an Approved Enterprise, which had participated in an alternative benefits program, before the 2011 Amendment came into effect will remain subject to the provisions of the Investment Law as in effect on the date of such approval, provided that certain conditions are met. However, a company that has such an Approved Enterprise can file a request with the Israeli Tax Authority, according to which its income derived as of January 1, 2011 will be subject to the provisions of the Investment Law, as amended in 2011; and (iii) a Benefited Enterprise can elect to continue to benefit from the benefits provided to it before the 2011 Amendment came into effect, provided that certain conditions are met, or file a request with the Israeli Tax Authority according to which its income derived as of January 1, 2011 will be subject to the provisions of the Investment Law as amended in 2011. We have evaluated the likely effect of these provisions of the 2011 Amendment and, at this time, do not intend to file a request to apply the new benefits under the 2011 Amendment.

From time to time, the Israeli Government has discussed reducing the benefits available to companies under the Investment Law. The termination or substantial reduction of any of the benefits available under the Investment Law could materially impact the cost of our future investments.

Taxation of our non-Israeli shareholders

The following is a short summary of certain provisions of the tax environment to which our non-Israeli shareholders may be subject. This summary is based on the current provisions of tax law. To the extent that the discussion is based on new tax legislation that has not been subject to judicial or administrative interpretation, we cannot assure you that the views expressed in the discussion will be accepted by the appropriate tax authorities or the courts.

The summary does not address all of the tax consequences that may be relevant to all purchasers of our Class A ordinary shares in light of each purchaser's particular circumstances and specific tax treatment. For example, the summary below does not address the tax treatment of residents of Israel and traders in securities who are subject to specific tax regimes. As individual circumstances may differ, holders of our Class A ordinary shares should consult their own tax adviser as to the United States, Israeli or other tax consequences of the purchase, ownership and disposition of Class A ordinary shares. The following is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations. Each individual should consult his or her own tax or legal adviser.

Capital gains taxes applicable to non-Israeli shareholders.

Shareholders that are not Israeli residents are generally exempt from Israeli capital gains tax on any gains derived from the sale, exchange or disposition of our Class A ordinary shares, provided that such shareholders did not acquire their shares prior to our initial public offering and such gains were not derived from a permanent establishment or business activity of such shareholders in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemptions if an Israeli resident (i) has a controlling interest of 25% or more in such non-Israeli corporation or (ii) is the beneficiary of or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In addition, a sale of securities may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the Convention Between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended (the "U.S.-Israel Tax Treaty"), the sale, exchange or disposition of our Class A ordinary shares by a shareholder who is a U.S. resident (for purposes of the U.S.-Israel Tax Treaty) holding the Class A ordinary shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S.-Israel Tax Treaty (called a "Treaty U.S. Resident") is generally exempt from Israeli capital gains tax unless (i) such Treaty U.S. Resident is an individual and was present in Israel for more than 183 days during the relevant taxable year; (ii) such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of our voting power during any part of the 12 month period preceding such sale, exchange or disposition, subject to certain conditions; or (iii) the capital gains arising from such sale, exchange or disposition are attributable to a permanent establishment of the Treaty U.S. Resident located in Israel. In any such case, the sale, exchange or disposition of Class A ordinary shares would be subject to Israeli tax, to the extent applicable.

In some instances where our shareholders may be liable for Israeli tax on the sale of their Class A ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at the source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale.

Taxation of non-Israeli shareholders on receipt of dividends.

Under the Ordinance, prior to 2012, non-Israeli residents (whether individuals or corporations) were generally subject to Israeli income tax on the receipt of dividends paid on our Class A ordinary shares (other than bonus shares or stock dividends) at the rate of 20% (or 25% if the dividend recipient was a substantial shareholder at the time of distribution or at any time during the preceding 12-month period), unless a reduced rate was provided under an applicable tax treaty. Pursuant to the Tax Burdens Law, as of 2012, such tax rate is 25% (or 30% if the dividend recipient is a substantial shareholder at the time of the distribution or at any time during the preceding 12-month period). However, such distribution of dividends is subject to withholding tax at source at a rate of 15% if the dividend is distributed from income attributed to an Approved Enterprise, Benefited Enterprise or Preferred Enterprise, unless a reduced tax rate is provided under an applicable tax treaty. For example, under the U.S.-Israel Tax Treaty, the maximum rate of tax withheld in Israel on dividends paid to a holder of our Class A ordinary shares who is a U.S. resident (for purposes of the U.S.-Israel Tax Treaty) is 25%. However, under the U.S.-Israeli Tax Treaty, the maximum rate of withholding tax on dividends that are paid to a U.S. corporation that holds 10% or more of our Class A ordinary shares from the start of the tax year preceding the distribution of the dividend up until (and including) the distribution of the dividend generally is 12.5%, provided that not more than 25% of our gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise, Benefited Enterprise or Preferred Enterprise are not entitled to such reduction under the tax treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the condition related to our gross income for the previous year (as set forth in the previous sentence) is met. If the dividend is attributable partly to income derived from an Approved Enterprise, Benefited Enterprise or Preferred Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income.

A non-resident of Israel who receives dividends from which tax was withheld at source, is generally exempt from the duty to file tax returns in Israel in respect of such income, provided that such income was not derived from a business conducted in Israel by the taxpayer, and the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed.

Estate and gift tax

Israeli law presently does not impose estate or gift taxes.

U.S. federal income tax consequences

Except as specifically set forth below, the following discussion is limited to the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of Class A ordinary shares by U.S. Holders (as defined below) that purchase Class A ordinary shares pursuant to the offering and hold such Class A ordinary shares as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this discussion, unless otherwise noted, are the opinions of Cooley LLP and are based on the accuracy of representations made by us. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, broker-dealers and traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, persons who hold Class A ordinary shares as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or integrated investment, persons that have a "functional currency" other than the U.S. dollar, persons that own (or are deemed to own) 10% or more (by voting power or value) of our stock, corporations that accumulate earnings to avoid U.S. federal income tax, partnerships and other pass-through entities, and investors in such pass-through entities). Except as expressly set forth herein, this discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

As used in this discussion, the term "U.S. Holder" means a beneficial owner of the Class A ordinary shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Class A ordinary shares, the U.S. federal income tax consequences relating to an investment in the Class A ordinary shares will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of the Class A ordinary shares.

Persons considering an investment in the Class A ordinary shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase,

ownership and disposition of the Class A ordinary shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Distributions

Subject to the discussion below under "Passive foreign investment company consequences," a U.S. Holder that receives a distribution with respect to an Class A ordinary share generally will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Israeli tax withheld from such distribution) when actually or constructively received to the extent of the U.S. Holder's pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder's pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder's Class A ordinary shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder's shares, the remainder will be taxed as capital gain. Because we do not account for our income in accordance with U.S. federal income tax purposes, U.S. Holders should expect all distributions to be reported to them as dividends.

The U.S. dollar value of any distribution on the Class A ordinary shares made in NIS generally should be calculated by reference to the exchange rate between the U.S. dollar and the NIS in effect on the date of receipt of such distribution by the U.S. Holder regardless of whether the NIS so received is in fact converted into U.S. dollars at that time. If the NIS so received is converted into U.S. dollars on the date of receipt, such U.S. Holder generally should not recognize currency gain or loss on such conversion. If the NIS so received is not converted into U.S. dollars on the date of receipt, such U.S. Holder generally will have a basis in such NIS equal to the U.S. dollar value of such NIS on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of such NIS by such U.S. Holder generally will be treated as ordinary income or loss and generally will be income or loss from sources within the United States for U.S. foreign tax credit purposes.

Distributions on the Class A ordinary shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes. Such dividends will not be eligible for the "dividends received" deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations. Distributions treated as dividends that are received by non-corporate U.S. Holders before January 1, 2013 are expected to qualify for the 15% reduced maximum tax rate available for dividends received from "qualified foreign corporation" provided certain holding periods and other requirements are met. Absent a change in current law, dividends received by a U.S. Holder from us on or after January 1, 2013, will be taxed at regular ordinary income tax rates. We will not be treated as a qualifying foreign corporation, and therefore the reduced maximum tax rate in effect for 2012 described above will not apply, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see "Passive foreign investment company consequences," below).

Distributions may be subject to Israeli withholding tax—see—"Taxation—Israeli tax considerations—Taxation of our shareholders—Taxation of non-Israeli shareholders on receipt of dividends." Subject to certain conditions and limitations, Israeli taxes withheld from distributions by us may be credited against a U.S. Holder's U.S. federal income tax liability or, alternatively, deducted to determine the U.S. Holder's taxable income. This election to deduct foreign income taxes is made on a year-by-year basis and applies to all foreign taxes paid by a U.S. Holder that year. Dividends paid on the Class A ordinary shares generally will constitute income from sources outside the United States and be categorized as "passive category income" for U.S. foreign tax credit purposes.

Sale, exchange or other disposition of the Class A ordinary shares

Subject to the discussion below under "Passive foreign investment company consequences," a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of a Class A ordinary share in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and such U.S. Holder's adjusted tax basis in the Class A ordinary share, both amounts determined in U.S. dollars. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for non-corporate U.S. Holders (currently a maximum of 15% and increasing to a maximum of 20% after January 1, 2013) or loss if, on the date of sale, exchange or other disposition, the Class A ordinary share was held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our Class A ordinary shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

A U.S. Holder that receives NIS from the sale, exchange or other disposition of Class A ordinary shares will generally realize an amount equal to the U.S. dollar value of the NIS received at the spot rate on the date of sale (or, in the case of cash basis and electing accrual basis U.S. Holders, the settlement date). A U.S. Holder will recognize foreign currency gain or loss to the extent the U.S. dollar value of the amount received at the spot exchange rate on the settlement date differs from the amount realized. A U.S. Holder will have a tax basis in the NIS received equal to its U.S. dollar value on the settlement date. Any gain or loss on a subsequent conversion or other disposition of the NIS will be U.S. source ordinary income or loss.

Passive foreign investment company consequences

In general, a corporation organized outside the United States will be treated as a PFIC in any taxable year in which either (i) at least 75% of its gross income is "passive income" or (ii) on average at least 50% of its assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from commodities transactions and from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income include cash, even if held as working capital or raised in a public offering, marketable securities and other assets that may produce passive income. The average percentage of a corporation's assets that produce or are held for the production of passive income generally is determined on the basis of the fair market value of the corporation's assets at the end of each quarter. This determination is based on the adjusted tax basis of the corporation's assets however, if the corporation is a "controlled foreign corporation", that is not a publicly traded corporation for the taxable year. In determining whether a foreign corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Based on the nature of our business, the projected composition of our income and the projected composition and estimated fair market values of our assets, we do not expect to be a PFIC in 2012 or a subsequent year. Nevertheless, because this determination is made annually after the close of each taxable year, because we hold and expect to continue to hold following this offering a substantial amount of cash and cash equivalents, and because the calculation of the value of our assets may be based in part on the value of our Class A ordinary shares, which may fluctuate after this offering and may fluctuate considerably given that market prices of technology companies historically often have been volatile, it is difficult to predict whether we will be a PFIC in any taxable year. Even if we determine that we are not a PFIC after the close of our taxable year, there can be no assurance that the Internal Revenue Service, or the IRS, will agree with our conclusion.

If we are a PFIC in any taxable year during which a U.S. Holder owns Class A ordinary shares, such U.S. Holder could be liable for additional taxes and interest charges upon (i) certain distributions by us (generally any distribution paid during a taxable year that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder's holding period for our Class A ordinary shares), and (ii) any gain recognized on a sale, exchange or other disposition, including a pledge, of the Class A ordinary shares, whether or not we continue to be a PFIC. In these circumstances, the tax will be determined by allocating such distributions or gain ratably over the U.S. Holder's holding period for the Class A ordinary shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations as appropriate applicable to ordinary income for each such taxable year, and an interest charge, generally that applicable to underpayments of tax, will be added to the tax. If we are a PFIC for any year during which a U.S. Holder holds our Class A ordinary shares, we will generally continue to be treated as a PFIC with respect to the holder for all succeeding years during which the U.S. Holder holds Class A ordinary shares even if we cease to meet the requirements for PFIC status.

The tax consequences that would apply if we were a PFIC would be different from those described above if a timely and valid "mark-to-market" election is made by a U.S. Holder for our Class A ordinary shares. An electing U.S. Holder generally would take into account as ordinary income each year, the excess of the fair market value of our Class A ordinary shares held at the end of the taxable year over the adjusted tax basis of such Class A ordinary shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such Class A ordinary shares over their fair market value at the end of the taxable year, but only to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder's tax basis in our Class A ordinary shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. Any gain from a sale, exchange or other disposition of the Class A ordinary shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss. If, after having been a PFIC for a taxable year, we cease to be classified as a PFIC, the U.S. Holder would not be required to take into account any latent gain or loss in the manner described above and any realized gain or loss would be classified as a capital gain or loss.

A mark-to-market election is available to a U.S. Holder only if the Class A ordinary shares are considered "marketable stock". Generally, stock will be considered marketable stock if it is "regularly traded" on a "qualified exchange" within the meaning of applicable U.S. Treasury regulations. A class of stock is regularly traded during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Our Class A ordinary shares will be marketable stock as long as they remain listed on the NASDAQ Global Market and are regularly traded. A mark-to-market election will not apply to our Class A ordinary shares for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any subsidiary that we own.

The tax consequences that would apply if we were a PFIC would also be different from those described above if a U.S. Holder were able to make a valid "qualified electing fund" ("QEF") election. As we do not expect to provide U.S. Holders with the information required in order to permit a QEF election, prospective investors should assume that a QEF election will not be available.

If we are a PFIC in any taxable year during which a U.S. Holder owns the Class A ordinary shares, such U.S. Holder may also suffer adverse tax consequences under the PFIC rules described above with respect to any lower-tier PFIC in which we have a direct or indirect equity interest.

Each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information.

The U.S. federal income tax rules relating to PFICs are complex. Prospective U.S. investors are urged to consult their own tax advisers with respect to the purchase, ownership and disposition of Class A ordinary shares, the consequences to them of an investment in a PFIC, any elections available with respect to our Class A ordinary shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of Class A ordinary shares.

Certain reporting requirements with respect to payments of Offer Price

U.S. Holders paying more than U.S. $100,000 for Class A ordinary shares generally will be required to file IRS Form 926 reporting the payment of the Offer Price for an Class A ordinary share to us. Substantial penalties may be imposed upon a U.S. Holder that fails to comply. Each U.S. Holder should consult its own tax advisor as to the possible obligation to file IRS Form 926.

Information reporting and backup withholding

Dividends on and proceeds from the sale or other disposition of the Class A ordinary shares may be reported to the IRS unless the U.S. Holder establishes a basis for exemption. Backup withholding may apply to amounts subject to reporting if (i) the holder fails to provide an accurate taxpayer identification number or otherwise establish a basis for exemption, or (ii) is described in certain other categories of persons. Backup withholding is not an additional tax.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder's U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

For taxable years beginning after March 18, 2010, new legislation requires certain U.S. Holders who are individuals to report information relating to stock of a non-U.S. person, subject to certain exceptions (including an exception for stock held in custodial accounts maintained by a U.S. financial institution). U.S. Holders are urged to consult their tax advisers regarding the effect, if any, of this legislation on their ownership and disposition of Class A ordinary shares.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN CLASS A ORDINARY SHARES IN LIGHT OF THE INVESTOR'S OWN CIRCUMSTANCES.

Underwriting

We are offering the Class A ordinary shares described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Goldman, Sachs & Co. are acting as book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of Class A ordinary shares listed next to its name in the following table:

Name	Number of Class A ordinary shares

J.P. Morgan Securities LLC
Goldman, Sachs & Co.
Needham & Company, LLC

Total

The underwriters are committed to purchase all the Class A ordinary shares offered if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the Class A ordinary shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $             per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the Class A ordinary shares offered in this offering.

Over-allotment option

The underwriters have an option to buy up to                           additional shares of Class A ordinary shares from us to cover sales of Class A ordinary shares by the underwriters which exceed the number of Class A ordinary shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any Class A ordinary shares are purchased with this over-allotment option, the underwriters will purchase Class A ordinary shares in approximately the same proportion as shown in the table above and will offer the additional Class A ordinary shares on the same terms as those on which the Class A ordinary shares are being offered.

Underwriting discounts and commissions

The underwriting fee is equal to the public offering price per share of Class A ordinary shares less the amount paid by the underwriters to us per Class A ordinary share. The underwriting fee is $             per share. The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional Class A ordinary shares.

	No exercise	Full exercise

Per share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $             .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

No sales of similar securities

We have agreed that we will not (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any of our ordinary shares or securities convertible into or exchangeable or exercisable for any of our ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any of our ordinary shares (regardless of whether any of these transactions are to be settled by the delivery of our ordinary shares, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Goldman, Sachs & Co. for a period of 180 days after the date of this prospectus, other than (A) the shares to be sold hereunder and (B) any of our ordinary shares issued upon the exercise of options granted under our stock plans. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We, our directors and executive officers, and substantially all of our shareholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Goldman, Sachs & Co., (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our ordinary shares or any securities convertible into or exercisable or exchangeable for our ordinary shares (including, without limitation, ordinary shares or such other securities which may be deemed to be beneficially owned by such directors, executive officers, and such shareholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of ordinary shares or such other securities of the company, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ordinary shares or such other securities of the company, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares without the prior written consent of J.P. Morgan Securities LLC and Goldman, Sachs & Co., in each case other than: (A) the Class A ordinary shares to be sold pursuant to the Underwriting Agreement; (B) the exercise of any options to acquire ordinary shares, conversion of any convertible security into ordinary shares or the transfer to us of ordinary shares withheld for tax purposes in connection with the vesting and distribution of ordinary shares; (C) transfers of ordinary shares or other securities of the company as a bona fide gift or gifts; (D) transactions relating to Class A ordinary shares acquired in open market transactions after the completion of the public offering contemplated hereunder, (E) transfers of ordinary shares or any security convertible into ordinary shares to a spouse, domestic partner, child or grandchild, other than to minors and persons incapacitated as a matter of law; (F) transfers of ordinary shares or any security convertible into ordinary shares to any of the family members described in clause (E) by will, bequeath or intestate succession or to a trust (in each case not for value), the beneficiaries of which are exclusively the transferring shareholder or members of the transferring shareholder's family described in clause (E); (G) transfers of ordinary shares without consideration to entities which control, are controlled by, or are under common control with the transferring shareholder; (H) distributions of ordinary shares to members, partners or shareholders to be locked-up without consideration; provided that in the case of any transfer or distribution pursuant to clause (C), (E), (F), (G) or (H) each donee or distributee shall execute and deliver to the representative a lock-up letter; and provided, further, that in the case of any transfer or distribution pursuant to clause (C), (D), (E), (F), (G) or (H), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act, or other public announcement, shall be made voluntarily in connection with such transfer or distribution; and (I) entry into a sales plan pursuant to Rule 10b5-1 under the Exchange Act on or after the date hereof; provided that (i) no sales or transfers may be made pursuant to such a sales plan during the lock-up period (and any extension thereof pursuant to the next succeeding paragraph), and (ii) no filing or public announcement under the Exchange Act or otherwise shall be made in connection with entering into such a sales plan during the lock-up period (and any extension thereof pursuant to the next succeeding paragraph). For purposes of the foregoing exceptions, an "entity" includes a corporation, company (including an LLC), partnership or trust.

Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to the company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We have applied to have our Class A ordinary shares approved for listing/quotation on NASDAQ under the symbol "OBJT."

Price stabilization and short positions

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling our Class A ordinary shares in the open market for the purpose of preventing or retarding a decline in the market price of the Class A ordinary shares while this offering is in progress. These stabilizing transactions may include making short sales of the Class A ordinary shares, which involves the sale by the underwriters of a greater number of Class A ordinary shares than they are required to purchase in this offering, and purchasing Class A ordinary shares on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A ordinary shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A ordinary shares, including the imposition of penalty bids. This means that if the representative of the underwriters purchase Class A ordinary shares in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Class A ordinary shares or preventing or retarding a decline in the market price of the Class A ordinary shares, and, as a result, the price of the Class A ordinary shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

Initial public offering of ordinary shares

Prior to this offering, there has been no public market for our Class A ordinary shares. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•
the information set forth in this prospectus and otherwise available to the representative;

•
our prospects and the history and prospects for the industry in which we compete;

•
an assessment of our management;

•
our prospects for future earnings;

•
the general condition of the securities markets at the time of this offering;

•
the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•
other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our Class A ordinary shares, or that the shares will trade in the public market at or above the initial public offering price.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling restrictions

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares which are the subject of the offering contemplated by this Prospectus (the "Shares") may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

(c)    in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer to the public" in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, and entities with shareholders' equity in excess of NIS 50 million, each as defined in the Addendum (as it may be amended from time to time, collectively referred to as institutional investors). Institutional investors may be required to submit written confirmation that they fall within the scope of the Addendum. In addition, we may distribute and direct this document in Israel, at our sole discretion, to certain other exempt investors or to investors who do not qualify as institutional or exempt investors, provided that the number of such non-qualified investors in Israel shall be no greater than 35 in any 12-month period.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The address of J.P. Morgan Securities LLC is 383 Madison Avenue, New York, New York 10179. The address of Goldman, Sachs & Co. is 200 West Street, New York, New York 10282. The address of Needham & Company, LLC is 445 Park Avenue, New York, New York 10022.

Expenses related to this offering

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offer and sale of Class A ordinary shares in this offering. The underwriting discounts and commissions to be paid to the underwriters represent                           of the total amount of the offering. All amounts listed below are estimates except the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

Itemized expense	Amount

SEC registration fee	$
FINRA filing fee
NASDAQ Global Market listing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Transfer agent and registrar fees
Miscellaneous

Total	$

Experts

The consolidated financial statements of Objet Ltd. and its subsidiaries as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, included in this prospectus have been so included in reliance on the report of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The offices of Kesselman & Kesselman are located at Trade Tower, 25 Hamered Street, Tel-Aviv 68125, Israel.

Legal matters

The validity of the Class A ordinary shares being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Meitar Liquornik Geva & Leshem Brandwein, Ramat Gan, Israel. Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by Cooley LLP, Palo Alto, California. Cooley LLP, Broomfield, Colorado, has provided an opinion as to matters of U.S. federal income tax. Certain legal matters in connection with this offering will be passed upon for the underwriters by Yigal Arnon & Co., Jerusalem, Israel, with respect to Israeli law, and by Davis Polk & Wardwell LLP, Menlo Park, California, with respect to U.S. law. A trust for the benefit of partners in Meitar Liquornik Geva & Leshem Brandwein holds options to purchase 150,000 of our ordinary shares (which will be exercisable for an equivalent number of Class B ordinary shares upon the consummation of this offering).

 Enforceability of civil liabilities

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Meitar Liquornik Geva & Leshem Brandwein, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

•
the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•
the prevailing law of the foreign state in which the judgments were rendered allows for the enforcement of judgments of Israeli courts;

•
adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•
the judgments are not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

•
the judgments were not obtained by fraud and do not conflict with any other valid judgments in the same matter between the same parties;

•
an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

•
the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Where you can find additional information

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our Class A ordinary shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC's website at http://www.sec.gov.

Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements will file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at www.objet.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

OBJET LTD.

(FORMERLY OBJET GEOMETRIES LTD.)

CONSOLIDATED FINANCIAL STATEMENTS

Report of independent registered public accounting firm

To the shareholders of
 OBJET LTD. (FORMERLY OBJET GEOMETRIES LTD.)

We have audited the consolidated balance sheets of Objet Ltd. (formerly Objet Geometries Ltd.) (the "Company") and its subsidiaries as of December 31, 2010 and 2011, and the related consolidated statements of income, change in convertible preferred shares and equity and cash flows for each of the three years in the period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company's Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 2010 and 2011, and the results of their operations, changes in convertible preferred shares and equity and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member of PricewaterhouseCoopers International Limited

Tel-Aviv, Israel
    March 22, 2012

Kesselman & Kesselman, Trade Tower, 25 Hamered Street, Tel-Aviv 68125, Israel, P.O Box 452 Tel-Aviv 61003
Telephone: +972-3-7954555, Fax:+972-3-7954556, www.pwc.co.il

OBJET Ltd.
(Formerly Objet Geometries Ltd.)

Consolidated balance sheets
(U.S dollars in thousands)

	December 31,
	2010	2011

Assets
CURRENT ASSETS
Cash and cash equivalents	$45,366	$42,954
Short term deposits		14,500
Restricted deposits	823	781
Marketable securities	10,958	988
Accounts receivable:
Trade	13,637	15,020
Other	1,790	7,353
Inventories	15,567	25,973
Prepaid expenses	659	2,842
Deferred income taxes	71	80

Total current assets	88,871	110,491
NON-CURRENT ASSETS
Amounts funded in respect of employee rights upon retirement	1,943	2,171
Deferred income taxes	72	88
Long term prepaid expenses and receivable	196	70
PROPERTY, PLANT AND EQUIPMENT, net	10,128	11,718

Total assets	$101,210	$124,538

The accompanying notes are an integral part of these consolidated financial statements.

OBJET Ltd.

(Formerly Objet Geometries Ltd.)

Consolidated balance sheets (continued)
(U.S dollars in thousands)

	December 31,		(Pro forma equity as of December 31, 2011, unaudited, note 1d)
	2010	2011

Liabilities, convertible preferred shares and equity
CURRENT LIABILITIES
Accounts payable	$8,934	$8,879
Deferred revenues	5,503	8,222
Accrued expenses	4,994	5,401
Other current liabilities	6,739	11,737

Total current liabilities	26,170	34,239
LONG-TERM LIABILITIES
Employee rights upon retirement	2,958	3,461
Tax contingencies	599	975

Total liabilities	29,727	38,675

COMMITMENTS AND CONTINGENCIES (note 7)
CONVERTIBLE PREFERRED SHARES:
Preferred shares of NIS 0.01 par value:
Authorized 250,000 shares at December 31, 2010 and December 31, 2011; issued and outstanding 130,993 at December 31, 2010 and December 31, 2011 and none at December 31, 2011 on a pro forma basis (unaudited)	38,231	38,231
EQUITY
Ordinary shares of NIS 0.01 par value:
Authorized 250,000 shares at December 31, 2010 and December 31, 2011; issued and outstanding 3,237 at December 31, 2010 and December 31, 2011	8	8
On a pro forma basis (unaudited): Authorized 67,827 ordinary A and 32,173 ordinary B; issued and outstanding: no ordinary A and 26,846 ordinary B			$295
Additional paid in capital	744	744	38,688
Retained earnings	32,377	47,071	47,071
Accumulated other comprehensive income (loss)	123	(191)	(191)

Total Equity	33,252	47,632	$85,863

Total liabilities, convertible preferred shares and equity	$101,210	$124,538

/s/ E. Jaglom E. Jaglom Chairman of the Board	/s/ D. Reis D. Reis Chief Executive Officer and Director	/s/ E. Simha E. Simha Chief Financial Officer and Chief Operating Officer

The accompanying notes are an integral part of these consolidated financial statements.

OBJET Ltd.

(Formerly Objet Geometries Ltd.)

Consolidated statements of income
(U.S dollars in thousands, except per share data)

	Year ended December 31,
	2009	2010	2011

NET REVENUES:
Products	$56,993	$76,556	$105,759
Services	10,537	11,322	15,337

Total revenues	67,530	87,878	121,096
COST OF REVENUES:
Cost of products	19,835	23,734	34,008
Cost of services	9,286	10,039	12,946

Total cost of revenues	29,121	33,773	46,954

GROSS PROFIT	38,409	54,105	74,142

OPERATING EXPENSES
Research and development	9,297	11,980	14,569
Selling and marketing	12,791	19,979	28,366
General and administrative	7,988	10,009	13,696

Total operating expenses	30,076	41,968	56,631

OPERATING PROFIT	8,333	12,137	17,511
FINANCE INCOME (EXPENSE), NET	232	(365)	(1,228)

INCOME BEFORE INCOME TAXES	8,565	11,772	16,283
TAX ON INCOME	960	1,411	1,589

NET INCOME	$7,605	$10,361	$14,694

Earnings per share attributable to ordinary shares:
Basic and Diluted	$0	$0	$0.07

Weighted average number of ordinary shares (in thousands):
Basic and diluted	3,237	3,237	3,237

Pro forma net income per ordinary B share (unaudited) (Note 1d)
Basic and diluted			$0.55

Pro forma weighted average number of ordinary B shares (in thousands, unaudited) (Note 1d):
Basic and diluted			26,846

The accompanying notes are an integral part of these consolidated financial statements.

OBJET Ltd.

(Formerly Objet Geometries Ltd.)

Consolidated statement of change in convertible
preferred shares and equity

(U.S dollars in thousands)

	Convertible preferred shares		Ordinary shares
					Additional paid in capital		Accumulated other comprehensive income (loss)
	Number of shares	Amount	Number of shares	Amount		Retained earnings		Total equity

BALANCE AT JANUARY 1, 2009	133,361	$39,731	3,237	$8	$744	$14,411	$(296)	$14,867
CHANGES DURING THE YEAR ENDED DECEMBER 31, 2009:
Comprehensive income:
Net income for the year						7,605		7,605
Unrealized gain from marketable securities, net of deferred taxes							675	675

Total comprehensive income								8,280
Acquistion of shares from a shareholder and cancellation of such shares	(2,368)	(1,500)

BALANCE AT DECEMBER 31, 2009	130,993	$38,231	3,237	$8	$744	$22,016	$379	$23,147
CHANGES DURING THE YEAR ENDED DECEMBER 31, 2010:
Comprehensive income (loss):
Net income for the year						10,361		10,361
Currency translation adjustments							(45)	(45)
Unrealized loss from marketable securities, net of deferred taxes							(211)	(211)

Total comprehensive income								10,105

BALANCE AT DECEMBER 31, 2010	130,993	$38,231	3,237	$8	$744	$32,377	$123	$33,252

BALANCE AT DECEMBER 31, 2010	130,993	$38,231	3,237	$8	$744	$32,377	$123	$33,252
CHANGES DURING THE YEAR ENDED DECEMBER 31, 2011:
Comprehensive income (loss):
Net income for the year						14,694		14,694
Unrealized loss from derivatives designated as hedging instruments							(115)	(115)
Currency translation adjustments							(35)	(35)
Unrealized loss from marketable securities, net of deferred taxes							(164)	(164)

Total comprehensive income								14,380

BALANCE AT DECEMBER 31, 2011	130,993	$38,231	3,237	$8	$744	$47,071	$(191)	$47,632

The accompanying notes are an integral part of these consolidated financial statements.

OBJET Ltd.

(Formerly Objet Geometries Ltd.)

Consolidated statements of cash flows
(U.S dollars in thousands)

	Year ended December 31,
	2009	2010	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$7,605	$10,361	$14,694
Adjustments required to reconcile net income to net cash provided by operating activities:
Net amortization of discount related to marketable securities	(153)	(211)	(206)
Depreciation and amortization	1,485	2,019	2,579
Loss (gain) on sale of marketable securities	667	(138)	—
Increase in tax contingencies	119	198	376
Increase in liability for employee upon retirement	762	704	524
Losses (gains) on amounts funded in respect of employee rights upon retirement	(86)	(94)	130
Deferred income taxes—net	449	385	(25)
Changes in operating asset and liability:
Decrease (increase) in accounts receivable:
Trade	(3,906)	(1,650)	(1,360)
Other	534	(875)	(5,700)
Decrease (increase) in long term prepaid expenses and receivable	(90)	(106)	126
Decrease (increase) in inventories	3,113	(4,178)	(10,489)
Increase in prepaid expenses	(38)	(276)	(2,183)
Increase (decrease) in accounts payable	(1,556)	3,036	(80)
Increase (decrease) in deferred revenues	(2,798)	1,700	2,830
Increase in accrued expenses	780	119	407
Increase (decrease) in other current liabilities	(374)	2,893	4,891

Net cash provided by operating activities	6,513	13,887	6,514

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease (Increase) in restricted deposits	4,016	(198)	40
Increase in short term deposits			(14,500)
Investment in marketable securities	(40,053)	—	—
Proceeds from redemption of marketable securities	35,106	11,258	10,000
Amounts funded in respect of employee rights upon retirement	(557)	(899)	(379)
Purchase of property, plant and equipment	(4,299)	(2,812)	(4,176)

Net cash provided by (used in) in investing activities	$(5,787)	$7,349	(9,015)

CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease in short term loans, net	$(34)	—	—
Acquistion of shares from a shareholder and cancellation of such shares	(1,500)	—	—

Net cash used in financing activities	(1,534)	—	—

TRANSLATION DIFFERENCES ON CASH BALANCE OF CONSOLIDATED SUBSIDIARIES OPERATING INDEPENDENTLY	—	$(164)	$89

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(808)	21,072	(2,412)

BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	25,102	24,294	45,366

BALANCE OF CASH AND CASH EQUIVALENTS AT END OF YEAR	$24,294	$45,366	$42,954

Supplemental disclosures of cash flow information:
Interest paid	$0	$0	$0
Income taxes paid	$143	$272	$540

The accompanying notes are an integral part of these consolidated financial statements.

OBJET Ltd.

(Formerly Objet Geometries Ltd.)

Notes to consolidated financial statements

Note 1—Significant accounting policies

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States ("US GAAP").

The significant accounting policies, applied on a consistent basis, are as follows:

a.     General:

1)    Nature of operations

Objet Ltd. (the "Company") is a leading global provider of three-dimensional, or 3D, printing solutions, offering a broad range of 3D printing systems, resin consumables and services. Its printers use its proprietary PolyJet inkjet-based technology, resin consumables and integrated software to create 3D models directly from computer data such as 3D computer-aided design, or CAD, files. Its printers build 3D objects by depositing multiple layers of resin one on top of another. The Company's printed models enhance the ability of designers, engineers and manufacturers to visualize, verify and communicate product designs, thereby improving the design process and reducing time-to-market. Headquartered in Israel, the Company was founded on March 3, 1998 and sold its first 3D printing systems in 2002.

The Company, together with its subsidiaries ("Objet" or the "Group"), has one reportable segment, which generates revenues via the sale of its 3D printing systems and resin consumables and by providing support services. The Group's chief operating decision-maker evaluates performance, makes operating decisions and allocates resources based on financial data consistent with the presentation in the accompanying financial statements. Objet operates through offices in Israel, the United States, Germany, Japan, China and Hong Kong.

2)    Use of estimates in preparation of financial statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates using assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates, and such differences may have a material impact on the Company's financial statements.

As applicable to these consolidated financial statements, the most significant estimates relate to revenue recognition, allowance for doubtful accounts, inventories, valuation and assumptions underlying stock-based compensation, uncertain tax positions and contingent liabilities.

3)    Amounts in the footnotes in the financial statements

All Dollar, Euro and NIS amounts in the footnotes of the consolidated financial statements are in thousands except per share data.

b.    Principles of consolidation and presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany transactions and balances are eliminated in consolidation; profits from intercompany sales, not yet realized outside the Group, are also eliminated.

c.     Functional currency and foreign currency transactions

A major part of the Group's operations is carried out by the Company and its U.S. subsidiary. The functional currency of these entities is the U.S. dollar ("dollar" or $). The functional currency of the remaining subsidiaries is their relevant local currency. The financial statements of those companies are included in consolidation, based on translation into U.S. dollars. Assets and liabilities are translated at year-end exchange rates, while revenues and expenses are translated at actual exchange rates during the year. Differences resulting from translation are presented in equity, under accumulated other comprehensive income. Gains and losses on foreign currency transactions and exchange gains and losses denominated in non-functional currencies are reflected in finance income (expense), net, in the Consolidated Statements of Income when they arise.

d.    Unaudited pro forma information

The unaudited pro forma equity as of December 31, 2011, and the unaudited earnings per share, basic and diluted, for the year ended December 31, 2011, give effect to a 1-for-5 reverse stock split prior to the effectiveness of the Company's registration statement on Form F-1 for the Company's Initial Public Offering (IPO), followed by, upon the completion of the IPO, the conversion of all of the Company's issued and outstanding convertible preferred shares into ordinary shares, and the conversion of all issued and outstanding shares into Class B ordinary shares. See Note 1(x).

The table below sets forth the computation of the Company's unaudited pro forma basic and diluted net income per share attributable to its ordinary shares.

Year ended December 31, 2011
(unaudited)

Numerator:
Net income used in computing basic net income per share (Note 1(x))	$213
Participation of convertible preferred shares	14,481

Numerator for basic and diluted pro forma net income per share of ordinary B share	$14,694

Denominator:
Weighted average shares used in computing basic net income per share (Note 1(x))	3,237
Adjustments to reflect the effect of convertible preferred shares	130,993
Adjustments to reflect reverse stock split 1-for-5	(107,384)

Denominator for basic and diluted calculation, weighted average shares	26,846

Pro forma net income per share (unaudited):
Pro forma basic and diluted net income per share	$0.55

e.     Cash and cash equivalents

All highly liquid investments, which include short-term bank deposits, that are not restricted as to withdrawal or use, and short-term debentures, the period to maturity of which did not exceed three months at the time of investment, are considered to be cash equivalents.

f.     Restricted deposits

Restricted deposits primarily consist of cash deposits for real estate taxes and rent as required by certain mortgage notes payable.

g.    Allowance for doubtful accounts

The Group maintains allowances for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. This allowance is based on specific customer account reviews. The Group performs ongoing credit evaluations of its customers and usually does not require collateral.

The following table summarizes the changes in the allowance for doubtful accounts:

Allowance for doubtful accounts

Balance, January 1, 2009	$426
Additions charged to operations	290
Deductions from reserves, net	(72)

Balance, December 31, 2009	644
Additions charged to operations	132
Deductions from reserves, net	(36)

Balance, December 31, 2010	740
Additions charged to operations	131
Deductions from reserves, net	(64)

Balance, December 31, 2011	$807

h.    Marketable securities

Marketable securities consist of corporate debt securities classified as available-for-sale and are recorded at fair value. Changes in fair value, net of taxes, are reflected in other comprehensive income (loss). Realized gains and losses on sales of the securities, as well as premium or discount amortization, are included in the consolidated statement of income as financial income or expenses.

Factors considered in determining whether a loss is temporary include the extent to which fair value has been less than the cost basis, the financial condition and near-term prospects of the investee based on its credit rating and the Company's intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value. If an other-than-temporary impairment exists for debt securities, the Group separates the other-than-temporary impairment into the portion of the loss related to credit factors, or the credit loss portion, and the portion of the loss that is not related to credit factors, or the non-credit loss portion. The credit loss portion is the difference between the amortized cost of the security and management's best estimate of the present value of the cash flows expected to be collected from the debt security. The non-credit loss portion is the residual amount of the other-than-temporary impairment. The credit loss portion is recorded as a charge to earnings, and the non-credit loss portion is recorded as a separate component of other comprehensive income (loss).

i.      Derivative instruments and hedge accounting

All derivatives are recognized on the balance sheet at their fair value. On the date that the Company enters into a derivative contract, it designates the derivative, for accounting purposes, as a: (1) hedging instrument (commencing from the 2011 financial statements), or (2) non-hedging instrument.

As part of the Company's risk management strategy, it uses forward contracts derivative financial instruments to cash-flow hedge against certain foreign currency exposures. The Company recognizes all derivatives as either assets or liabilities in the consolidated balance sheets at their fair value on a trade date basis. Derivatives in a gain position are reported in "Accounts receivable—other" in the consolidated balance sheets and derivatives in a loss position are recorded in "Other current liabilities", as applicable, in the consolidated balance sheets.

In order to qualify for hedge accounting, the Company formally documents at the inception of each hedging relationship the hedging instrument, the hedged item, the risk management objective and strategy for undertaking each hedging relationship, and the method used to assess hedge effectiveness.

When derivative financial instruments qualify for cash flow hedge accounting, the Company records the effective portion of changes in fair value as part of "Other comprehensive income" in the consolidated statements of equity. When the hedged item is recognized in the consolidated statements of income, the related derivative gain or loss is reclassified from "Accumulated other comprehensive income" in the consolidated statements of equity to the consolidated statements of income within the line item in which the hedged item is recorded. The cash flows from a derivative financial instrument qualifying for cash flow hedge accounting are classified in the consolidated statements of cash flows in the same category as the cash flows from the hedged item.

If a derivative financial instrument does not qualify for hedge accounting, the Company records the changes in fair value of derivative instruments in "finance income (expense), net" in the consolidated statements of income.

j.      Inventories

Inventories are valued at the lower of cost or market. Cost of raw materials and consumables is determined mainly on a "moving average" basis. Cost of finished products and products in process is determined as follows: the raw materials component—on a "moving average" basis and the labor and overhead component—on an actual manufacturing costs basis.

Provisions are made for the estimated effect of obsolete and slow moving inventories using a methodology based upon financial formulas that take into account quantities, costs, the age of the inventory on hand and historical sales.

k.     Property, plant and equipment

Property, plant and equipment are presented at cost at the date of acquisition. Depreciation and amortization are calculated based on the straight-line method over the estimated useful lives of the depreciable assets, or in the case of leasehold improvements, the shorter of the lease term or the estimated useful life of the asset. Improvements are capitalized while repairs and maintenance are charged to operations as incurred.

Annual rates of depreciation are as follows:

%

Computers and electronic equipment	20-33 (mainly 33%	)
Office furniture and equipment	6-15 (mainly 15%	)
Machinery and equipment	10-33 (mainly 33%	)
Buildings	4
Land	—

Equipment manufactured by the Group and used for internal research and development and marketing purposes is depreciated on a straight-line basis over three years.

l.      Impairment in value of property, plant and equipment

Property, plant and equipment held and used by the Group are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest charges) from property, plant and equipment is less than the carrying amount of such assets, an impairment loss would be recognized, and the assets would be written down to their estimated fair values.

m.   Contingent liabilities

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Group but which will only be resolved when one or more future events occur or fail to occur. The Group's management assesses such contingent liabilities and estimated legal fees, if any. Such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Group or unasserted claims that may result in such proceedings, the Group's management evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

Management applies the guidance in ASC 450-20-25 when assessing losses resulting from contingencies. If the assessment of a contingency indicates that it is probable that loss has been incurred and the amount of the liability can be estimated, then the Group would record an accrued expense in the Group's financial statements. The estimated liability if the assessment indicates that a potential loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable, is disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless material or they involve guarantees, in which case the guarantee would be disclosed.

n.    Tax contingencies

The Group accrues for uncertain tax positions which are recorded to the extent that the Group concludes that a tax position is not sustainable under a "more-likely-than-not" standard. In addition, the Group classifies interest and penalties recognized in the financial statements relating to uncertain tax positions under the provision for income taxes.

o.    Convertible preferred shares

The Company presents convertible preferred shares (see Note 8) as temporary equity in the mezzanine section of the consolidated balance sheets in accordance with "Distinguishing Liabilities from Equity" accounting standard. The convertible preferred shares are classified as such since the holders thereof are entitled in the event of distribution of dividends to receive an amount per share equal to the applicable purchase price of such share based upon its original issue price. The holders of the preferred shares own the majority of the voting rights. These convertible preferred shares automatically converted into ordinary shares upon the consummation of an initial public offering, including the IPO.

p.    Other comprehensive income (loss)

Other comprehensive income (loss), net of related taxes where applicable, includes, in addition to net income: (i) currency translation adjustments; (ii) unrealized holding gains and losses on available-for-sale securities; and (iii) Unrealized loss from derivatives designated as hedging instruments.

The components of the Group's accumulated comprehensive income (loss) for the years presented are as follows:

	December 31,
	2009	2010	2011

Currency translation adjustment	$0	$(45)	$(80)
Unrealized gain from available-for-sale securities	421	180	4
Unrealized loss from derivatives designated as hedging instruments	—	—	(115)
Deferred income taxes	(42)	(12)	—

Total	$379	$123	$(191)

q.    Stock-based compensation

The Group measures compensation cost at the grant date based on the fair value of the award and recognizes compensation cost upon probable attainment of specified performance conditions and over a service period. The Group uses the Black-Scholes option valuation model to estimate the grant date fair value. In estimating this fair value, there are certain assumptions that the Group uses, as disclosed in note 9(b), to determine the amount of share-based compensation, consisting of the expected life of the option, risk-free interest rate, dividend yield, and volatility. The use of a different estimate for any one of these components could have a material impact on the amount of calculated compensation expense.

As discussed in note 9(b), the awards granted under the stock-based employee compensation plan are only exercisable upon a liquidity event (e.g., an initial public offering or change in control). Accordingly, the Group treated the awards as performance based awards and given that the performance condition (a liquidity event) was outside the control of the Group, concluded that such performance condition was not probable until it actually occurrs. As a result, no share-based compensation expense was recognized as of December 31, 2011.

r.      Revenue recognition

The Group recognizes revenue from the sale of its products, which consist of 3D printing systems and resin consumables and services, when persuasive evidence of sales arrangement exists, delivery has occurred or services are rendered, the sales price or fee is fixed or determinable and collectability is reasonably assured. The Group generally does not provide for a right of return. From time to time, upon release of a new system (Beta system), the Group provides for a right of return on such a Beta system for a limited period of time. Revenues for these systems are recognized only when such right of return elapses and the client enters into a binding purchase arrangement.

Generally, revenue from sales of systems to end user clients is recognized after installation is complete, when a Certificate of Installation is received from the end user client, since the Group views installation with end user clients to be essential to the functionality of system and a critical part of performance of the delivery obligation. Revenues from sales to distributors are generally recognized upon shipment (according to the shipping terms agreed with each distributor). When products are sold to a distributor, the distributor is responsible for the installation of the system with the end user client.

The Company's systems include embedded software. The software is considered incidental to the system as a whole and in accordance with applicable accounting standards, that standard is not applicable because the software is not a significant focus of the marketing effort and is not sold separately. The software only works with the system and the system only works with software. Objet does not provide post contract customer support specific to the software. The Group enables all of its clients to freely download all software updates and upgrades, whether they are under a service contract or not. The R&D efforts to develop the software are not significant in comparison to the total system R&D and production costs.

For each of the two years in the period ended December 31, 2010, pursuant to the previous guidance of revenue arrangements with multiple deliverables, for a sales arrangement with multiple elements, such as 3D printings systems, including license, consumables, installation and services, the Group allocates revenue to the different elements in the arrangement under the "residual method" based on Vendor Specific Objective Evidence ("VSOE") of fair value for the undelivered element (the services, which is similar to service contracts sold separately by the Group). Under the residual method, at the outset of the arrangement, the Group defers revenue for the fair value of its undelivered element and recognizes revenue for the remainder of the arrangement fee attributable to the elements initially delivered, when the basic criteria have been met. Any discount in the arrangement is allocated to the delivered elements. The VSOE of fair value of the service is determined based on the price charged for service contract when sold separately.

Service revenue (maintenance and support contracts) is recognized ratably over the term of the contract, typically one year. Consumable revenue is recognized upon shipment when sold separately. The Group recognizes revenues net of value added taxes.

Shipping and handling costs billed to customers for system sales and sales of consumable are included in product revenue in the consolidated statements of operations.

Costs incurred by the Group associated with these shipping and handling are included in selling and marketing expenses in the consolidated statements of operations. Shipping and handling costs recorded in the years ended on December 31, 2009, 2010 and 2011 were $656, $1,358 and $1,901, respectively.

Objet assesses collectability as part of the revenue recognition process. This assessment includes a number of factors such as an evaluation of the creditworthiness of the customer, past payment history, and current economic conditions. If it is determined that collectability cannot be reasonably assured, the Group will decline shipment, request a down payment, or defer recognition of revenue until ultimate collectability is reasonably assured.

Beginning January 1, 2011, the Company adopted Accounting Standard Update ("ASU") No. 2009-13, "Multiple-Deliverable Revenue Arrangements" ("ASU 2009-13") for new and materially modified deals originating after January 1, 2011. The new standard changed the requirements for establishing separate units of accounting in a multiple element arrangement and requires the allocation of arrangement consideration to each deliverable to be based on the relative selling price.

For fiscal 2011 and future periods, pursuant to the guidance of ASU 2009-13, when a sales arrangement contains multiple elements, such as 3D printings systems, including license, consumables, installation and services, The Group allocates revenue to each element based on a selling price hierarchy. The selling price for a deliverable is based on its VSOE, if available, third party evidence ("TPE") if VSOE is not available, or best estimate of the selling price ("ESP") if neither VSOE nor TPE is available.

The Group establishes VSOE of selling price using the price charged for a deliverable when sold separately. The best estimate of selling price is established considering internal factors such as margin objectives and pricing. The adoption of these new standards did not have a material impact on the Company's financial statements.

s.     Product warranty

A small number of the Group's systems are covered by a warranty with a three month period from the date of sale to a certain distributor. A liability is recorded for future warranty costs in the same period in which related revenue is recognized. The liability is based on anticipated parts and labor costs utilizing historical experience. The Group periodically assesses the adequacy of the warranty reserves based on changes in these factors and records any necessary adjustments if actual experience indicates that adjustments are necessary. Future claims experience could be materially different from prior results because of the introduction of new, more complex products, a change in the warranty policy in response to industry trends, competition or other external forces, or manufacturing changes that could impact product quality. In the event that the Group determines that its current or future product repair and replacement costs exceed estimates, an adjustment to these reserves would be charged to earnings in the period such a determination is made. Product warranty is included in accrued expenses.

t.     Research and development costs

Research and development expenses are charged to income as incurred.

u.    Advertising expenses

Advertising expenses are charged to income as incurred. Advertising expenses for the years ended December 31, 2009, 2010 and 2011 were $1,431, $1,365 and $2,470, respectively, and were included in selling and marketing expenses.

v.     Income taxes

Deferred taxes are determined utilizing the "asset and liability" method based on the estimated future tax effects of temporary differences between the financial accounting and tax bases of assets and liabilities under the applicable tax laws, and on effective tax rates in effect when the deferred taxes are expected to be paid or realized. Valuation allowance is provided if, based upon the weight of available evidence, it is "more likely than not" that a portion of the deferred tax assets will not be realized.

Deferred tax liabilities and assets are classified as current or non-current based on the classification of the related asset or liability for financial reporting, or according to the expected reversal dates of the specific temporary differences where appropriate.

Deferred tax has not been provided on the following items:

(1)   Taxes that would apply in the event of disposal of investments in foreign subsidiaries, as it is generally the Group's intention to hold these investments, not to realize them.

(2)   Amounts of tax-exempt income generated from the Group's current approved enterprises (see note 10b) as the Group intends to permanently reinvest these profits and does not intend to distribute dividends from such income. If these dividends were to be paid, the Company would have to pay additional taxes at a rate up to 10% on the distribution, and the amount would be recorded as an income tax expense in the period the dividend is declared.

(3)   Dividends distributable from the income of foreign companies in the Group, as the Group does not expect these companies to distribute dividends in the foreseeable future. If these dividends were to be paid, the Group would have to pay additional taxes at a rate of up to 25% on the distribution, and the amount would be recorded as an income tax expense in the period the dividend is declared.

w.    Concentration of credit risk

Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables and marketable securities. The majority of the Group's cash and cash equivalents and marketable securities are invested in dollar and Euro instruments with major banks in Israel. Management believes that the credit risk with respect to the financial institutions that hold the Group's investments is low. The Company's marketable securities consist of corporate bonds.

x.     Earnings per share attributable to ordinary shareholders

Basic earnings per share are computed on the basis of the weighted average number of ordinary shares outstanding during the period. As described in note 8, in the event of distribution of dividends the preferred shareholders are entitled to receive an amount per share equal to the applicable original issue price of such shares. The holders of the preferred shares own the majority of the voting rights. Therefore, in computing earnings per share, the participation allocated to such preferred shares out of earnings is up to such cumulative amount.

Weighted average number of convertible preferred shares of 132,989 for the year ended December 31, 2009 and 130,993 for the years ended December 31, 2010 and 2011, are not included in the computation of diluted earnings per share, since their assumed conversion has an anti-dilutive effect. Stock options are not included in the computation of diluted earnings per share, since as described in note 1(q) above, they are exercisable only in the occurrence of a liquidity event.

The following table presents the computations of basic and diluted earnings per share for the years ended December 31, 2009, 2010 and 2011:

	Year ended December 31,
	2009	2010	2011
	(U.S dollars in thousands, except per share data)

Numerator:
Net income as reported	$7,605	$10,361	$14,694
Deduct: Participation of convertible preferred shares	7,605	10,361	14,481

Net income per share attributable to ordinary shareholders	$0	$0	$213

Denominator:
Weighted average number of ordinary shares outstanding	3,237	3,237	3,237

Basic and diluted net income per share	$0	$0	$0.07

y.     Fair value measurement

The Group measures fair value and discloses fair value measurements for financial assets and liabilities. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The three levels of inputs that may be used to measure fair value are as follows:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2—Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3—Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

z.     Recently issued accounting standards

1)    In June 2011, the Financial Accounting Standard Board ("FASB") issued Accounting Standards Update No. 2011-05 ("ASU 2011-05") which amended the comprehensive income presentation guidance. The amendment requires entities to report components of comprehensive income in either a continuous statement of comprehensive income or two separate but consecutive statements. The guidance is effective for interim and annual periods beginning after December 15, 2011. The Company is currently evaluating the potential impact of ASU 2011-05 on its financial statements.

2)    In May 2011, the FASB issued Accounting Standards Update No. 2011-04 ("ASU 2011-04") for Fair Value Measurements and Disclosures (Topic 820). The amendment clarifies the existing guidance and adds new disclosure requirements. The guidance is effective for interim and annual periods beginning after December 15, 2011. The Company is currently evaluating the potential impact of ASU 2011-04 on its financial statement.

Note 2—Financial instruments and risk management

a.    During the years ended December 31, 2010 and 2011, the Company entered into a series of short-term foreign currency forward contracts to manage risk exposures related to foreign currency forecasted cash flow.

Starting in November 2011, the Company implemented hedge accounting to limit its exposure to variability in exchange rates between the U.S dollar (the "USD") and the New Israeli Shekel ("NIS") and to hedge probable cash flow exposure from expected future payroll and payroll related expenses, given that such expenses are incurred by the Company in NIS but translated to USD for purposes of the Group's consolidated statement of income.

The Company's derivatives outstanding as of December 31, 2011 were short-term in nature and generally had maturities of no longer than twelve months, although several contracts extended beyond twelve months, settling through January 2013.

The following table summarizes the Company's classification of gains and losses on matured and outstanding derivative instruments for the year ended December 31, 2011:

	December 31, 2011
	Recognize in Other Comprehensive Income (loss)	Reclassified from Accumulated Other Comprehensive Income (loss) into operating expense in the statement of income	Loss from matured and outstanding foreign exchange forward recognized in Finance income (expense), net

Type of Derivative
Foreign exchange forward not designated as hedging instruments	—	—	$(1,185)
Foreign exchange forward designated as hedging instruments	$(115)	$(3)	—

Total	$(115)	$(3)	$(1,185)

Total accumulated other comprehensive income (loss) related to cash flow hedging amounted to $(115) as of December 31, 2011. Out of that amount, amount of $ (110) and $ (5) will be reclassified to operating expense in the consolidated statement of income during the years ended December 31, 2012 and 2013, respectively.

b.    Fair value financial instruments:

The following table presents the Group's assets and liabilities that are measured at fair value on a recurring basis, segregated by classes:

	December 31, 2010
	Level 1	Level 2	Level 3	Total

Assets:
Marketable securities—Available for sale*	$10,958			$10,958
Foreign exchange forward contracts not designated as hedging instrument **		187		187
Liabilities:
Foreign exchange forward contracts not designated as hedging instrument **		$145		$145

	December 31, 2011
	Level 1	Level 2	Level 3	Total

Assets:
Marketable securities—Available for sale*	$988			$988
Foreign exchange forward contracts not designated as hedging instrument **		2,535		2,535
Liabilities:
Foreign exchange forward contracts not designated as hedging instrument **		2,776		2,776
Foreign exchange forward contract designated as hedging instrument **		$115		$115

*      Marketable securities consist mainly of debt securities classified as available-for-sale and are recorded at fair value. The fair value of quoted securities is based on current market value (Level 1 input); as of December 31, 2010 and 2011, the Company has no Level 3 securities).

**    Level 2 are derivatives which are presented as other current liabilities and other receivables primarily represent foreign currency contracts which are valued primarily based on observable inputs, including interest rate curves and both forward and spot prices for currencies.

The financial instruments consist mainly of cash and cash equivalents, restricted deposits, marketable securities, current and non-current receivables, accounts payable and accruals. The fair value of the financial instruments included in working capital and non-current receivables approximates their carrying values.

c.     Derivative instruments

Foreign exchange forward contracts in effect as of December 31, 2010 were for the conversion of:

Derivatives not designated as hedging instruments:
Euros 18,000 into NIS 85,052
U.S. dollars 10,000 into NIS 36,215

The terms of all of these currency derivatives are less than one year.

Foreign exchange forward contracts in effect as of December 31, 2011 were for the conversion of:

Derivatives not designated as hedging instruments:
Euros 21,000 into NIS 29,633
NIS 62,320 into U.S. dollars 16,400
U.S. dollars 36,000 into NIS 127,230

Derivatives designated as hedging instruments:
U.S. dollars 20,450 into NIS 77,730

Note 3—Marketable securities

At December 31, 2010 and 2011, the fair value, cost and gross unrealized holding gains of the corporate bonds owned by the Company were as follows:

	Fair value	Cost after amortization of premium and discount	Gross unrealized holding gains

December 31, 2010	$10,958	$10,778	$180

December 31, 2011	$988	$984	$4

The contractual maturities of debt securities are less than one year.

Note 4—Inventory

Inventory consisted of the following:

	December 31,
	2010	2011

Raw materials	$6,289	$10,867
Work-in-process	1,255	367
Finished goods	8,023	14,739

Total	$15,567	$25,973

The following table summarizes the change of the Reserve for excess and obsolete inventory:

Reserve for excess and obsolete inventory

Balance, January 1, 2009	$519
Additions charged to operations	0
Deductions from reserves, net	(191)

Balance, December 31, 2009	328
Additions charged to operations	167
Deductions from reserves, net	0

Balance, December 31, 2010	495
Additions charged to operations	104
Deductions from reserves, net	0

Balance, December 31, 2011	$599

Note 5—Property, plant and equipment

Property, plant and equipment, net, consisted of the following:

	December 31,
	2010	2011

Computers and electronic equipment	$5,688	$7,188
Office furniture and equipment	1,394	1,471
Machinery and equipment	3,900	4,924
Leasehold improvements	1,481	1,602
Land	728	728
Buildings	3,371	4,591

Total property, plant and equipment	16,562	20,504
Less: accumulated depreciation and amortization	(6,434)	(8,786)

Total property, plant and equipment, net	$10,128	$11,718

Depreciation expenses totaled $1,485, $2,019 and $2,579 for the years ended December 31, 2009, 2010 and 2011, respectively.

Note 6—Employee rights upon retirement

The Company is required to make severance payments upon dismissal of an employee or upon termination of employment in certain circumstances. The severance payment liability to employees (based upon length of service and the latest monthly salary—one month's salary for each year employed) is recorded on the Company's balance sheets under "Employee rights upon retirement." The liability is recorded as if it were payable at each balance sheet date on an undiscounted basis.

The liability is funded in part from the purchase of insurance policies or by the establishment of pension funds with dedicated deposits in the funds. The amounts used to fund these liabilities are included in the balance sheets under "Amount funded in respect of employee rights upon retirement." These policies are the Company's assets. However, under employment agreements and subject to certain limitations, any policy may be transferred to the ownership of the individual employee for whose benefit the funds were deposited. In the years ended December 31, 2009, 2010 and 2011, the Company deposited $557, $899 and $379, respectively, with insurance companies in connection with its severance payment obligations.

In accordance with its current employment agreements with certain employees, the Company makes regular deposits with certain insurance companies for accounts controlled by each applicable employee in order to secure the employee's rights upon retirement. The Company is fully relieved from any severance pay liability with respect to each such employee after it makes the payments on behalf of the employee. The liability accrued in respect of these employees and the amounts funded, as of the respective agreement dates, are not reflected in the Company's balance sheets, as the amounts funded are not under the control and management of the Company and the pension or severance pay risks have been irrevocably transferred to the applicable insurance companies (the "Contribution Plans").

The amounts of severance payment expenses were $1,124, $1,210 and $1,666 for the years ended December 31, 2009, 2010 and 2011, respectively, of which $362, $506 and $914 in the years ended December 31, 2009, 2010 and 2011, respectively, were in respect of a Contribution Plan.

Gain (loss) on amounts funded in respect of employee rights upon retirement totaled $86, $94 and $(130) for the years ended December 31, 2009, 2010 and 2011, respectively.

The Company expects to contribute approximately $1,111 in the year ending December 31, 2012 to insurance companies in connection with its severance liabilities for its operations for that year, $756 of which will be contributed to one or more Contribution Plans.

The Company expects to pay $749 in future benefits to its employees from 2012 to 2021 upon their normal retirement age. The amounts of such future benefits were determined based on the employees' current salary rates and the number of service years that will be accumulated upon their retirement. These amounts do not include amounts that might be paid to employees that will cease working for the Company before their normal retirement age.

(U.S. dollars in thousands)

2012	72
2013	—
2014	—
2015	40
2016	—
Thereafter (through 2021)	637

Note 7—Commitments and contingent liabilities

a.     Commitments

1)    Lease agreements

As of December 31, 2011, minimum future rentals under operating leases of buildings for periods in excess of one year were as follows: 2012-$1,720; 2013-$1,634; 2014-$1,553; 2015-$1,513; 2016-$1,300.

The rental payments for the premises in Israel are payable in Israeli currency linked to the Israeli consumer price index (the Israeli "CPI"). The lease rental expense in the years ended December 31, 2009, 2010 and 2011 was $1,811, $1,925 and $2,161, respectively.

2)    Royalty commitments

Until the first quarter of 2011, the Company was committed to pay royalties of 4.25% on sales of consumables to one of its suppliers, as defined in the agreement between the parties. Starting in the second quarter of 2011, the royalty rate was revised to 4%, and will decrease further under agreement to 3.5% for 2012 and to 3% for 2013 and thereafter.

b.    Contingent liabilities:

1)    In May 2004, a former employee of the Company sued the Company and one of its directors demanding that the Company issue to him an option to purchase 1.75% of its outstanding shares and compensate him in an amount equal to NIS 315 (approximately $ 82, based on the exchange rate as of December 31, 2011). The cause of action is an alleged breach of certain undertakings made by the Company to the former employee. Additionally, he claimed that the Company failed to pay his salary and certain social benefits with a respect to a certain period of time. The Company has filed a statement of defense in which it denied any wrongdoing in this action. In May 2011, the court ruled in favor of the Company, denying all of the former employee's claims. The former employee appealed the decision to the Israeli national labor court, where the proceedings currently await submission by the former employee of his main arguments and the court's ruling on the former employee's motion to amend his appeal. Management estimates and provisions have not materially changed as a result of this development.

The Company recorded a provision in 2008 for probable losses (an immaterial amount mainly for expected legal expenses), which are reasonably estimable, arising from this claim, as estimated by management.

It is reasonably possible that the loss arising from this claim will be greater than the amount accrued, up to the entire amount claimed.

2)    In October 2007, a former supplier of the Company brought an action against the Company and the former directors of its European subsidiary (one of whom is a current director of the Company) in a Brussels commercial court, claiming damages of 566 Euros (approximately $726, based on the exchange rate as of December 31, 2011), plus interest and related legal and litigation costs. On April 26, 2010, the court ordered the Company and the subsidiary's former directors jointly and severally liable for the full amount claimed. The Company and its subsidiary's former directors filed an appeal against the judgment in May 2010, with respect to which the final judgment is not expected to be handed down before the end of 2012. In keeping with required procedure related to the litigation, in July 2011, the Company deposited the full amount of the original judgment in favor of the former supplier, plus interest and litigation costs in the total amount of 690 Euros (approximately $885, based on the exchange rate as of December 31, 2011) into a blocked state owned account in the company's name, to be held pending the outcome of our appeal. Management estimates and provisions have not materially changed as a result of this development.

The Company recorded a provision in 2007 and 2008 for probable losses, which are reasonably estimable, arising from this claim, as estimated by management.

Management believes that there is no material exposure to loss in excess of the amount accrued.

3)    In December 2008, another employee, whose employment with the Company has since been terminated, filed a claim against the Company demanding that, based on an alleged undertaking the Company had made, the Company issue him an option that would allow him to maintain an equity interest of 1.45% in the Company, as well as reimburse salary reductions he had suffered in an aggregate sum of NIS 552 (approximately $144 based on the exchange rate as of December 31, 2011). In July 2009, the Company filed its statement of defense, rejecting the allegations raised by the former employee. Together with the former employee, the Company initiated mediation of the dispute, but did not reach any settlement on the matter. In January 2011, the former employee demanded, in addition to his initial pleading, to seek an additional NIS 441 (approximately $115 based on the exchange rate as of December 31, 2011) on account of alleged wrongful termination by the company. The action is currently ongoing and is being litigated in an Israeli labor court. Management estimates and provisions have not materially changed as a result of this development.

The Company recorded a provision in 2008 for probable losses, which are reasonably estimable, arising from this claim, as estimated by management.

It is reasonably possible that the loss arising from this claim will be greater than the amount accrued, up to the entire amount claimed.

4)    In April 2011, a former employee of the Company filed a statement of claim against the Company in an Israeli labor court, claiming monetary compensation in the amount of NIS 813 (approx. $213, based on the exchange rate as of December 31, 2011) and 30,000 options to purchase the Company's ordinary shares at an exercise price of $0.254 per share, which he claims were originally promised to him under his employment agreement with the Company, entered into in the year 2000, and which he claims should be exercisable until the end of a 3 year period commencing on the later of the date on which they are to be granted to him or the date of an liquidity event. The Company submitted its statement of defense to this claim on June 15, 2011 and the Company and the plantiff are scheduled to submit affidavits. Evidentiary hearings have been scheduled for March and May 2013. Management does not believe that this claim can result in a material loss to the Company.

It is reasonably possible that the loss arising from this contingency will be greater than the amount accrued, up to the entire amount claimed.

5)    In August 2011, the Company filed an appeal to a municipal tax assessment received earlier in 2011, from the municipality of Rehovot, Israel, where the Company's headquarters are located. The assessment was for a total amount of NIS 1,671 (approximately $437, based on the exchange rate as of December 31, 2011) for the Company's facilities, for the year 2011, as well as retroactively covering the period from 2005 through 2010. The Company's administrative petition to the court for municipal matters challenges the legality of the change in the municipality taxes rate and the retroactive increase. A definitive date for the hearing on the tax appeal at the appeals commission has not yet been set, while the hearing for the administrative petition at the municipal court is set for March 2012. Management does not believe that this claim can result in a material loss to the Company.

It is reasonably possible that the loss arising from this contingency will be greater than the amount accrued, up to the entire amount claimed.

Note 8—Convertible preferred shares

The Company's preferred shares confer upon their holders all of the rights conferred by the Company's ordinary shares; in addition, each preferred share has the rights and preferences outlined below:

Conversion

Each preferred share is convertible, at any time, at its holder's discretion, into one fully paid and non-assessable ordinary share. The preferred shares shall be automatically converted into ordinary shares upon the earliest to occur of the following: (i) if the holders of at least 66% (sixty-six percent) of the issued and outstanding preferred shares so agree; (ii) upon the sale of more than 66% (sixty-six percent) of the issued and outstanding share capital of the Company to a third party, upon the request of that third party; (iii) upon the consummation of an initial public offering; or (iv) for preferred shares held by each preferred shareholder, upon distribution of the full preference amount to which such preferred shareholder is entitled under the Company's articles of association.

Dividends

In the event of distribution of dividends, the holders of the preferred shares shall be entitled to receive in preference to the holders of the ordinary shares, on a one-time basis, an amount per share equal to the applicable original issue price of such share (i.e., the price at which such share was purchased), and shall furthermore participate in any remaining dividends on a pro rata basis with the holders of the ordinary shares. As of December 31, 2011 no dividends were declared or distributed to any shareholders.

Liquidation preferences

In the event of any liquidation, dissolution or winding up, bankruptcy or insolvency proceedings by or against the Company, or upon payment of any dividends by the Company, whether voluntary or involuntary, or in the event of a Deemed Liquidation (as defined in the Company's articles of association), the holders of the preferred shares shall be entitled to receive, on a one-time basis, prior to and in preference to all other equity holders of the Company, upon the distribution of any of the assets or surplus funds of the Company, an amount equal to the applicable original issue price per share, for each preferred share held by them (the "Preference Amount"). In the event that the assets available for distribution are not sufficient to pay the full Preference Amount, the assets shall be distributed pro rata among the holders of preferred shares in proportion to the aggregate Preference Amount that each such holder would otherwise be entitled to receive.

After payment to the holders of the preferred shares of the respective Preference Amounts, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed ratably to the holders of all ordinary shares and preferred shares, in each case in proportion to the nominal value of the shares then held by them.

Voting

Each holder of ordinary shares and preferred shares is entitled to one (1) vote per ordinary share or ordinary share into which such preferred share is convertible at the time of voting.

Balance as of December 31, 2009, 2010 and 2011:

	December 31,
	2009	2010	2011
	Number of shares

Authorized:
Preferred shares of NIS 0.01 par value	250,000	250,000	250,000
Issued and fully paid up:
Preferred shares of NIS 0.01 par value	130,993	130,993	130,993

The shareholders of the Company, through their prior approval of the Company's articles of association, have in effect approved any requisite reclassification of authorized preferred shares into authorized ordinary shares as may be necessary to enable conversion of the preferred shares. Therefore, the Company is not required to receive an additional shareholder approval to increase the number of authorized ordinary shares for such purpose.

In November 2009, the Company repurchased and subsequently cancelled 2,368 preferred shares from a certain shareholder for a total sum of $1,500.

Note 9—Equity

a.     Ordinary shares:

1)    Rights attaching to each ordinary share

Each ordinary share is entitled to one vote. The holders of ordinary shares are also entitled to receive dividends whenever funds are legally available and when and if declared by the shareholders upon the recommendation of the board of directors, subject to the payment of the Preference Amount to the holders of the outstanding preferred shares.

2)    Balance as of December 31, 2009, 2010 and 2011:

	December 31,
	2009	2010	2011
	Number of shares

Authorized:
Ordinary shares of NIS 0.01 par value	250,000	250,000	250,000
Issued and fully paid up:
Ordinary shares of NIS 0.01 par value	3,237	3,237	3,237

3)    On June 9, 2011 the shareholders adopted a resolution according to which, upon the Company's IPO and upon mandatory conversion of the preferred shares into ordinary shares, the share capital of the Company shall be reclassified such that it shall be divided into two classes of shares—Class A ordinary shares, of a nominal value of NIS 0.01 each (the "Class A ordinary shares"), and Class B ordinary shares, of a nominal value of NIS 0.01 each (the "Class B ordinary shares"). Except as provided below, Class A ordinary shares and Class B ordinary shares shall have the same rights and privileges and be identical in all respects as to all matters.

At ordinary meetings or extraordinary general meetings of the Company, (i) every holder of a Class A ordinary share, shall have 1 (one) vote in respect of such Class A ordinary share held by him, and (ii) every holder of a Class B ordinary share shall have 5 (five) votes in respect of such Class B ordinary share held by him. Each Class B ordinary share is convertible into one Class A ordinary share, subject to the terms described in the Company's articles of association. All issued and outstanding shares of the Company shall be converted, upon the IPO, into Class B ordinary shares. All options granted up until the IPO shall also be exercisable for Class B ordinary shares.

In addition, the shareholders approved, both on June 9, 2011 and again, with a revised timing for effectiveness, on November 30, 2011, a reverse stock split of all authorized, issued and outstanding shares of the Company (including all authorized, issued and outstanding preferred shares and ordinary shares) at a ratio of 1-for-5, and an accompanying reinstatement of the par value per share to NIS 0.01 (and a related reduction of the authorized share capital), all of which will be effective prior to the effectiveness of the Company's registration statement on Form F-1. Following the effectiveness of the reverse split and reinstatement of par value (and related reduction of authorized share capital), and upon the consummation of the IPO and the accompanying mandatory conversion of all preferred shares into ordinary shares and reclassification of the Company's authorized shares as Class A and Class B ordinary shares (as described above), the authorized share capital of the Company shall be NIS 1,000 and shall be comprised of 67,827 Ordinary A Shares of NIS 0.01 par value each, and 32,173 Ordinary B Shares of NIS 0.01 par value each. All shares and option amounts provided in these financial statements (other than where explicitly stated) do not give retroactive effect to the reverse stock split and the reclassification as described above, since these are linked to the consummation of an IPO (and will occur either prior to the effectiveness of the Company's registration statement on Form F-1 for the IPO, in the case of the reverse stock split, reinstatement of par value and reduction of authorized share capital, or immediately upon the consummation of the IPO, in the case of the mandatory conversion of preferred shares and share reclassification).

b.    Stock based compensation:

1)    The Company's amended and restated 2004 omnibus stock option and restricted stock incentive plan (the "Amended 2004 Plan") provides for the grant to officers, directors, consultants and other key employees, of options to purchase ordinary and preferred shares, par value NIS 0.01, or to receive restricted stock or other awards pursuant to the Amended 2004 Plan. Each option for an ordinary or preferred share is exercisable for one ordinary or preferred share of the Company. The options vest over a four year period, commencing on the date of grant such that 25% vest after one year and an additional 6.25% vest at the end of each subsequent three-month period over the course of the following 36 months. Most options expire within four to eight years from the date of grant (June 2014). Even after it vests, each option is only exercisable upon consummation of a liquidity event (as defined in the Amended 2004 Plan).

On June 9, 2011, the Company amended the Amended 2004 Plan to provide that any unexercised options previously granted under the plan shall be exercisable until December 31, 2017.

On June 9, 2011 the Company adopted the 2011 Omnibus Stock Option and Restricted Stock Incentive Plan (the"2011 Plan"), which will become effective subject to and upon the consummation of the Company's IPO. The 2011 Plan shall allow the grant of up to 7,500 Class A ordinary shares, to the Group's employees, directors and consultants. The 2011 Plan provides a mechanism for automatic increase of the pool annually.

The value of the equity instruments is calculated under a fair value method of accounting, using the Black-Scholes option-pricing model. As the awards are only exercisable upon the consummation of a liquidity event, the Company treated the awards as performance based awards and given that the performance condition (a liquidity event) was outside of the control of the Company, concluded that such performance condition was not probable. As a result, no share-based compensation expense was recognized as of December 31, 2011.

2)    In accordance with the Company's Amended 2004 Plan, as of December 31, 2011, a total of 26,634 options may be awarded to employees, consultants and directors. As of December 31, 2011, 25,795 options (17,862 exercisable for ordinary shares at a weighted average exercise price of $0.697 and 7,933 exercisable for preferred shares at a weighted average exercise price of $0.254) were granted and outstanding under the Amended 2004 Plan.

3)    The Company granted 1,000 options, exercisable for ordinary shares, to employees who were related parties (directors) in the year ended December 31, 2011, under the Amendment 2004 Plan.

A summary of the status of the Company's option plans as of December 31, 2009, 2010 and 2011, and changes during the years ended on those dates, is presented below (the number of options represents ordinary shares exercisable in respect thereof).

	Number of options		Weighted average exercise price

Outstanding at January 1, 2009	10,320	*	$0.441
Changes during the period:
Granted	2,359		$0.75
Exercised	—
Forfeited	602		$0.254

Outstanding at December 31, 2009	12,077		$0.511
Changes during the period:
Granted	2,930		$0.810
Exercised	—
Forfeited	609		$0.410

Outstanding at December 31, 2010	14,398		$0.576
Changes during the period :
Granted	4,365		$1.093
Exercised	—
Forfeited	901		$0.639

Outstanding at December 31, 2011	17,862		$0.697

*
Excludes 7,933 options exercisable for preferred shares at an exercise price of $0.254 per share.

The weighted average grant-date fair value of the options granted during 2009, 2010 and 2011, amounted to $0.28, $0.5 and $2.33 per option, respectively. The Company utilized the Black-Scholes option-pricing model to estimate fair value of awards for ordinary shares, utilizing the following assumptions for the respective years (all in weighted averages):

December 31,
	2009	2010	2011

Risk-free interest rate	1.38%–2.3%	0.6%–2%	0.7%–1.58%
Expected term of options, in years	3–5.3	3–4	3.3–5.2
Expected annual volatility	60%–68%	60%–75%	63.5%–74%
Expected dividend yield	—	—	—

The expected term of the options is the length of time until the expected date of exercising the options. The Company estimated volatility by considering competitors' historical stock volatility. The risk-free interest rates are based on the U.S. Treasury yields for a period consistent with the expected term. Additionally, the Company expects no dividends to be paid. The Company believes that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in determining the estimated fair value of the Company's stock options granted in the years ended December 31, 2009, 2010 and 2011. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by persons who receive equity awards.

Assuming that a liquidity event rendering the options exercisable would have occurred on December 31, 2011, the Company would have recorded $10,902 of stock-based compensation in the year then ended. Remaining stock-based compensation of $5,410 would have been recorded in future periods based on the options granted at December 31, 2011.

Note 10—Income taxes

a.     Basis of taxation:

Tax rates:

1)    The income of the Company (other than income from "approved enterprises", see b. below) is taxed at regular rates; the regular corporate tax rates in Israel in 2009 and 2010 were 26% and 25%, respectively, and as per the legislation described below, in 2011, it was 24%.

On July 23, 2009, the Israel Economic Efficiency Law (Legislation Amendments for Applying the Economic Plan for 2009 and 2010), 2009 (hereinafter—the 2009 Amendment), became effective, stipulating, among other things, an additional gradual decrease in tax rates in 2011 and thereafter, as follows: 2011-24%, 2012-23%, 2013-22%, 2014-21%, 2015-20% and 2016 and thereafter-18%.

Despite the further gradual decreases in corporate tax rates scheduled under the 2009 Amendment, on December 6, 2011, the Law for Change in the Tax Burden (Legislative Amendments) (Taxes), (2011) was published in the official gazette, under which such previously scheduled further decreases in corporate tax rates were discontinued. Corporate tax rate will increase to 25% as from 2012.

The Company elected to compute its taxable income in accordance with Income Tax Regulations (Rules for Accounting for Foreign Investors Companies and Certain Partnerships and Setting their Taxable Income), 1986. Accordingly, the Company's taxable income or loss is calculated in U.S. dollars. Applying these regulations reduces the effect of foreign exchange rate fluctuations (of the NIS in relation to the U.S. dollar) on the Company's Israeli taxable income.

2)    Subsidiaries outside Israel:

Subsidiaries that are incorporated outside of Israel are assessed for tax under the tax laws in their countries of residence. The enacted statutory tax rates applicable to the Company's subsidiaries outside of Israel are as follows:

Company incorporated in the U.S.—tax rate of 35%.
Company incorporated in Germany—tax rate of 27.9%
Company incorporated in Hong Kong—tax rate of 16.5%.
Company incorporated in China—tax rate of 25%.

b.    Tax benefits under the Law for Encouragement of Capital Investments, 1959 (the "Law"):

Various industrial projects of the Company have been granted "Approved Enterprise" and "Privileged Enterprise" status, which provides certain benefits, including tax exemptions for undistributed income and reduced tax rates. Income not eligible for Approved Enterprise and Privileged Enterprise benefits is taxed at a regular rate, which was 25% in 2010.

The Company is a Foreign Investors Company, or FIC, as defined by the Israeli Investment Law. FICs are entitled to further reductions in the tax rate normally applicable to Approved Enterprises and Privileged Enterprise, depending on the level of foreign ownership. When foreign ownership exceeds 90%, the Approved Enterprise and Privileged Enterprise income is taxable at a tax rate not exceeding 10% for a 10 year period. The Company cannot assure that it will continue to qualify as a FIC in the future or that the benefits described herein will be granted in the future.

In the event of distribution of dividends from the said tax-exempt income, the amount distributed will be subject to corporate tax at the rate ordinarily applicable to the Approved Enterprise's income.

The entitlement to the above benefits is conditional upon the Company's fulfilling the conditions stipulated by the Law and regulations published hereunder. Should the Company fail to meet such requirements in the future, income attributable to its Approved Enterprise and Privileged Enterprise programs could be subject to the statutory Israeli corporate tax rate and the Company could be required to refund a portion of the tax benefits already received with respect to such programs.

The Company does not intend to distribute any amounts of its undistributed tax exempt income as dividends, as it intends to reinvest its tax-exempt income within the Company. Accordingly, no deferred income taxes have been provided on income attributable to the Company's Approved or Privileged Enterprise programs, as the undistributed tax exempt income is essentially permanent in duration.

As of December 31, 2011, tax-exempt income of approximately $38,994 is attributable to the Company's various Approved and Privileged Enterprise programs. If such tax exempt income is distributed, it would be taxed at the reduced corporate tax rate applicable to such income, and approximately $3,899 would be incurred as of December 31, 2011.

The Group does not expect that foreign companies in the Group will distribute dividends from their income in the foreseeable future.

The Law was amended as part of the Economic Policy Law for the years 2011-2012, which was passed in the Israeli Parliament on December 27, 2010 (hereafter, the Amendment). The Amendment became effective as of January 1, 2011.

The Amendment sets alternative benefit tracks to the ones currently in place under the provisions of the Law, as follows: an investment grants track designed for enterprises located in national development zone A and two new tax benefits tracks ("Preferred Enterprise" and "Special Preferred Enterprise"), which provide for application of a unified tax rate to all preferred income of the company, as defined in the Law.

The tax rates at Company level, under the amended law:

Years	Development Zone A	Other Areas in Israel

Preferred Enterprise
2011-2012	10%	15%
2013-2014	7%	12.5%
2015 and thereafter	6%	12%
Special Preferred Enterprise
commencing 2011	5%	8%

The benefits granted to the Preferred Enterprises will be unlimited in time, unlike the benefits granted to Special Preferred Enterprises, which will be limited to a period of 10 years. The benefits are granted to companies that qualify under criteria set by the Law; for the most part, those criteria are similar to the criteria that were included in the Law prior to the Amendment.

Under the transitional provisions of the Law, a company will be allowed to continue and enjoy the tax benefits available under the Law prior to its amendment until the end of the period of benefits, as defined in the Law. The Company will be allowed to set the "year of election" no later than tax year 2012, provided that the minimum qualifying investment was made not later than the end of 2012. In each year during the period of benefits, the Company will be able to opt for application of the Amendment, thereby making available to itself the tax rates as above. The Company's opting for application of the Amendment is irrevocable. The Company has not yet opt for the amendment.

c.     Tax benefits under the Israeli Law for the Encouragement of Industry (Taxation), 1969:

The Company is an "Industrial Company" as defined by the Israeli Law for the Encouragement of Industry (Taxation), 1969, and, as such, is entitled to certain tax benefits including accelerated depreciation, deduction of public offering expenses in three equal annual installments and amortization of other intangible property rights for tax purposes.

d.    Tax assessments:

The Company files income tax returns in various jurisdictions with varying statutes of limitations. The Company has received final tax assessments through tax year 2006. The Company's subsidiaries have not yet been assessed for income tax purposes since their incorporation.

e.     Income before income taxes is composed of the following:

	Year ended December 31,
	2009	2010	2011

In Israel	$7,470	$10,046	$14,966
Subsidiaries outside Israel	1,095	1,726	1,317

	$8,565	$11,772	$16,283

f.     Tax expense:

	Year ended December 31,
	2009	2010	2011

In Israel	$601	$895	$718
Subsidiaries outside Israel	359	516	871

	960	1,411	1,589

Current	511	1,026	1,614
Deferred	449	385	(25)

	$960	$1,411	$1,589

g.    Reconciliation of the theoretical tax expenses to actual tax expenses:

	Year ended December 31,
	2009	2010	2011

Theoretical tax expenses at the statutory rate (26%, 25% and 24% for the years 2009, 2010 and 2011, respectively)	$2,227	$2,943	$3,908
Decrease in taxes resulting from Approved Enterprise and Privileged Enterprise benefits	(1,211)	(1,659)	(2,865)
Different effective tax rates applicable to subsidiaries	(97)	(43)	122
Increase in uncertain tax positions	119	198	376
Permanent differences and others	(78)	(28)	48

	$960	$1,411	$1,589

h.    Deferred income taxes:

	December 31,
	2010	2011

Short-term deferred tax assets—net:
Allowance for doubtful accounts	$30	$30
Provision for vacation	41	50
Unrealized holding gains on available for sale marketable securities	(12)	—

	59	80
Long-term deferred tax assets—net:
Provisions for employee rights	72	88

	72	88

	$131	$168

The deferred income taxes are reflected in the balance sheets among:

	December 31,
	2010	2011

Current assets—deferred income taxes	$71	$80
Current liabilities—other current liabilities	12	—
Non-current assets—deferred income taxes	$72	$88

i.      Uncertain tax positions:

The following table summarizes changes related to our unrecognized tax benefits:

	Year ended December 31,
	2009	2010	2011

Balance at the beginning of the year	$282	$401	$599
Increase related to current period tax positions	119	198	376

Balance at the end of the period	$401	$599	$975

Unrecognized tax benefits, mainly of a long-term nature, at December 31, 2009, 2010 and 2011, amounted to $401, $599 and $975, respectively, and included accrued potential penalties and interest of $47, $50 and $55, respectively. All of the above amounts of unrecognized tax benefits would affect the effective tax rate if recognized. The Group does not expect unrecognized tax benefits to change significantly over the next 12 months.

Note 11—Financial income (expenses)—net

	Year ended December 31,
	2009	2010	2011

Bank charges	$(96)	$(345)	$(350)
Interest income	357	380	356
Gain (loss) on sale of marketable securities	(667)	138	—
Net amortization of discount related to marketable securities	153	211	206
Forward Contract Income (loss)—net	—	42	(1,185)
Foreign exchange gain (losses)—net	485	(791)	(255)

Total financial income (expenses)	$232	$(365)	$(1,228)

Note 12—Entity-wide disclosure

a.     Net revenue—by geographic area were as follows:

	Year ended December 31,
	2009	2010	2011

North America	$28,291	$36,859	$52,558
Europe	25,103	29,846	40,173
Far East	11,636	16,149	23,354
Other	2,500	5,024	5,011

	$67,530	$87,878	$121,096

b.    Property, plant and equipment—by geographical location were as follows:

	December 31,
	2009	2010	2011

Israel	$8,984	$9,570	$10,959
North America	119	168	234
Europe	114	150	177
Far East	129	240	348

	$9,346	$10,128	$11,718

c.     Major customers

No single customer accounted for 10% or more of Group's total net revenue in any fiscal year presented.

Note 13—Related parties

a.
The Company recorded consulting and other fees to directors of $840, $637 and $857 for the years ended December 31, 2009, 2010 and 2011, respectively, which are included in general and administrative expenses.

b.
See Note 8 for information related to the repurchase of preferred shares from related parties.

c.
See Note 9(b) for information related to options and stock awards to related parties.

Note 14—Supplementary financial statement information

a.     Accounts receivable—other:

	December 31,
	2010	2011

Advances to suppliers	$351	$904
Government institutions	972	2,761
Foreign exchange forward contracts	187	2,535
Escrow account	—	885
Other	280	268

	$1,790	$7,353

b.    Other current liabilities:

	December 31,
	2010	2011

Employees and employees institutions	$4,407	$6,020
Taxes payable	760	1,209
Advances from customers	767	588
Deferred tax	12	—
Related Parties	635	997
Foreign exchange forward contracts	145	2,891
Other	13	32

	$6,739	$11,737

Note 15—Subsequent events

On January 1, 2012, the board of directors of Objet adopted the following resolutions:

  1.
  Approval of the grant by the Company, subject to the terms and conditions of the Company's 2004 Plan, of options to purchase 1,485 of the Company's Ordinary Shares, NIS 0.01 per share, at an exercise price per share of $1.8 subject to four year vesting.

  2.
  Amendment of the Amended 2004 Plan to increase the number of shares reserved for issuance upon exercise of options granted under such plan to 27,700 representing an increase of 1,066.

Objet PolyJet and PolyJet Matrix Technology:

Objet's PolyJet™ inkjet technology works by jetting photopolymer materials in ultra-thin layers (16µ) onto a build tray, layer by layer until the part is completed. The intuitive Objet Studio™ software manages the process.

Each photopolymer layer is cured by UV light after it is jetted, producing fully cured models that can be handled and used, without post-curing.

Our PolyJet Matrix™ technology is the only available technology that enables users to jet two materials simultaneously thereby enabling users, in a single build process, to print parts made of two materials that each retain their distinct mechanical and physical properties. For example, users can print objects with both rigid and flexible portions in a single build. Objet PolyJet Matrix technology also enables on-demand mixing of a variety of Objet resins to create a wide range of pre-defined Digital Materials, which are composite materials with modified physical or mechanical properties.

---

2 model materials and 1 support material jetted simultaneously.
Materials are cured by UV light.

Composite material made of rigid and flexible materials.

Mixed part consisting of rigid and rubber-like materials.

Class A ordinary shares

Objet Ltd.

Prospectus

                    , 2012

Part II
Information not required in prospectus

Item 6.    Indemnification of directors, officers and employees

An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided that a provision authorizing such indemnification is inserted in its articles of association. Our amended and restated articles of association contain such a provision. An undertaking provided in advance by an Israeli company to indemnify an office holder with respect to a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator's award approved by a court must be limited to events which in the opinion of the board of directors can be foreseen based on the company's activities when the undertaking to indemnify is given, and to an amount or a criteria determined by the board of directors as reasonable under the circumstances, and such undertaking must detail the abovementioned events and amount or criteria.

In addition, a company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

•
reasonable litigation expenses, including attorneys' fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

•
reasonable litigation expenses, including attorneys' fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

An Israeli company may insure a director or officer against the following liabilities incurred for acts performed as a director or officer:

•
a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of an office holder;

•
a breach of duty of loyalty to the company, provided the director or officer acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company; and

•
financial liabilities imposed on the office holder for the benefit of a third party.

An Israeli company may not indemnify or insure an office holder against any of the following:

•
a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•
a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•
an act or omission committed with intent to derive illegal personal benefit; or

•
a fine levied against the office holder.

Under the Israeli Companies Law, indemnification and insurance of office holders must be approved by our audit committee and our Board of Directors and, in respect of our directors, by our shareholders. Our directors and officers are currently covered by a directors and officers' liability insurance policy with respect to specified claims. To date, no claims for liability have been filed under this policy. The extent of the coverage under this policy will be expanded prior to the consummation of this offering, in light of the greater exposure to which our directors and officers will be subject once we are a public company listed in the United States. In addition, prior to the consummation of this offering, we intend to enter into indemnification agreements with each of our directors and officers and the directors and officers of our subsidiaries providing them with indemnification for liabilities or expenses incurred as a result of acts performed by them in their capacity as our, or our subsidiaries', directors and officers. This indemnification is limited both in terms of amount and coverage. In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7.    Recent sales of unregistered securities

Set forth below are the sales of all securities of the registrant sold by the registrant within the past three years (i.e., since the start of 2009, up to the date of this registration statement) which were not registered under the Securities Act:

•
We granted share options to employees, directors and consultants under our Amended and Restated 2004 Omnibus Stock Option and Restricted Stock Incentive Plan covering an aggregate of 16,136,500 ordinary shares, with exercise prices ranging from $0.254 to $1.80 per share. As of the date of this registration statement, 2,317,376 of these options have been forfeited and cancelled without being exercised.

We claimed exemption from registration under the Securities Act for the option grants described above under Regulation S under the Securities Act or under Rule 701 of the Securities Act as transactions pursuant to written compensatory plans or pursuant to a written contract relating to compensation.

No underwriters were employed in connection with the securities issuances set forth in this Item 7.

Item 8.    Exhibits and financial statement schedules

(a)
Exhibits

Exhibit no.	Description of exhibit

1.1	Form of Underwriting Agreement by and among Objet Ltd. and the underwriters named therein*
3.1	Amended and Restated Articles of Association of Objet Ltd., to be effective upon completion of this offering#
3.2	Memorandum of Association of Objet Ltd.*
4.1	Specimen Class A ordinary share certificate#
4.2	Specimen Class B ordinary share certificate#
5.1	Opinion of Meitar Liquornik Geva & Leshem Brandwein as to the validity of the Class A ordinary shares (including consent)#
8.1	Tax opinion of Cooley LLP#
10.1	Objet Ltd. (formerly known as Objet Geometries Ltd.) Amended and Restated 2004 Omnibus Stock Option and Restricted Stock Incentive Plan*
10.2	Objet Ltd. 2011 Omnibus Stock Option and Restricted Stock Incentive Plan*
10.3	Form of indemnification agreement by and between Objet Ltd. and each of its directors and executive officers*
10.4	Form of registration rights agreement to be entered into by and between Objet Ltd. and each of its shareholders prior to the offering*
10.5	Employment Agreement, dated September 15, 2008, by and between Objet Ltd. (formerly known as Objet Geometries Ltd.) and David Reis*
10.6	Employment Agreement, dated June 27, 2011, by and between Objet Ltd. and Ilan Levin*
10.7	OEM Purchase and License Agreement, effective as of May 5, 2011, by and between Objet Ltd. (formerly known as Objet Geometries Ltd.) and Ricoh Printing Systems America, Inc.*†
21.1	List of subsidiaries*
23.1	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm*
23.2	Consent of Meitar Liquornik Geva & Leshem Brandwein (contained in Exhibit 5.1)#
23.3	Consent of Cooley LLP (contained in Exhibit 8.2)#
23.4	Consent of Wohlers Associates, Inc.*
24.1	Power of Attorney (included in signature pages of Registration Statement)*
99.1	Consent of Neri Oxman, nominee for director*
99.2	Consent of Adina Shorr, nominee for director*
99.3	Consent of Eyal Desheh, nominee for director*
99.4	Consent of Dov Ofer, nominee for director*

*
Filed herewith.

#
To be filed by amendment.

†
Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request.

(b)    Financial Statement Schedules

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Registrant's consolidated financial statements and related notes thereto.

Item 9.    Undertakings

The undersigned registrant hereby undertakes to provide to the several underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the several underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)    Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned registrant;

  (iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

  (iv)    Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5)    To provide the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(6)    That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)    That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, State of Israel on this 22nd day of March, 2012.

OBJET LTD.
By:	/s/ DAVID REIS David Reis Chief Executive Officer

Power of attorney

KNOW ALL MEN BY THESE PRESENTED, that each director and officer of OBJET LTD. whose signature appears below hereby appoints Ilan Levin and Erez Simha, and each of them severally, acting alone and without the other, his/her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person's name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ DAVID REIS David Reis	Chief Executive Officer and Director (principal executive officer)	March 22, 2012
/s/ EREZ SIMHA Erez Simha	Chief Operations Officer and Chief Financial Officer (principal financial officer and principal accounting officer)	March 22, 2012
/s/ ELCHANAN JAGLOM Elchanan Jaglom	Chairman of the Board	March 22, 2012

Name		Title	Date

/s/ ILAN LEVIN Ilan Levin		President and Vice Chairman of the Board	March 22, 2012
/s/ TAL DILIAN Tal Dilian		Director	March 22, 2012
Authorized U.S. Representative:
Objet Inc.
By:	/s/ FRANK MARANGELL
Name: Frank Marangell Title: President
Date: March 22, 2012